As Filed With the Securities and Exchange Commission On May 28, 1999

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                             SOVEREIGN BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          PENNSYLVANIA                              6720                             23-2453088
(State or other jurisdiction of         (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)         Classification Code Number)             Identification No.)

                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           ---------------------------

                                  JAY S. SIDHU
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SOVEREIGN BANCORP, INC.
                            1130 BERKSHIRE BOULEVARD
                         WYOMISSING, PENNSYLVANIA 19610
                                 (610) 320-8400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ---------------------------

                                   Copies to:


JOSEPH M. HARENZA, ESQUIRE                           JOHN J. GORMAN, ESQUIRE
 DAVID W. SWARTZ, ESQUIRE                          KENNETH R. LEHMAN, ESQUIRE
    STEVENS & LEE, P.C.                                LUSE LEHMAN GORMAN
  111 NORTH SIXTH STREET                             POMERENK & SCHICK, P.C.
       P.O. BOX 679                                5335 WISCONSIN AVENUE, N.W.
     READING, PA 19603                                      SUITE 400
      (610) 478-2000                                  WASHINGTON, DC 20015
                                                         (202) 274-2000

                          ---------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                          ---------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED              PROPOSED
                                                 AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES             TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
            TO BE REGISTERED                 REGISTERED (1)         PER UNIT (2)       OFFERING PRICE (2)        FEE (2)(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock,
  no par value (and associated             27,590,007 shares            Not                   Not
  stock purchase rights) (4)............     (with rights)           Applicable            Applicable            $98,272.15
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares of the Registrant's common stock that may be issued in connection with the proposed merger of Peoples Bancorp, Inc. with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.
(2) Estimated solely for purposes of calculating the registration fee.
(3) Computed in accordance with Rule 457(f)(1), on the basis of the average of the closing bid and ask price of the common stock of Peoples on May 27, 1999 of $10.25 and based on 31,500,000 shares of Peoples common stock to be exchanged in the Merger and unexercised options to purchase 2,987,508 shares of Peoples common stock. Pursuant to Rule 457(b), the required fee is reduced by the $80,866 filing fee paid on March 8, 1999 at the time of filing preliminary proxy materials in connection with this transaction.
(4) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PEOPLES
                                  BANCORP, INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Sovereign Bancorp, Inc. and Peoples Bancorp, Inc. have approved the acquisition of Peoples by Sovereign through a merger. IN THE MERGER, PEOPLES STOCKHOLDERS WILL RECEIVE .80 SHARES OF SOVEREIGN COMMON STOCK FOR EACH SHARE OF PEOPLES COMMON STOCK, AND WILL NOT GENERALLY RECOGNIZE FEDERAL INCOME TAX GAIN OR LOSS FOR THE SOVEREIGN COMMON STOCK THAT THEY RECEIVE.

     On May 27, 1999, the closing price of Sovereign common stock was $12.688, making the value of .80 of Sovereign common stock equal to $10.15 on that date. The closing price of Peoples common stock on that date was $10.156. These prices will fluctuate between now and the merger. After the merger, Peoples stockholders will own about 13.6% of Sovereign's common stock.

     Sovereign common stock and Peoples common stock trade on the National Market System of the Nasdaq Stock Market. The trading symbol for Sovereign common stock is "SVRN." The trading symbol for Peoples common stock is "TSBS."

     We cannot complete the merger unless the Peoples stockholders approve it. Peoples will hold a special meeting of its stockholders to vote on this merger proposal. The date, time and place of the Peoples meeting is as follows:

                                 June 30, 1999
                             10:00 a.m., local time
                              Trenton Country Club
                                  Sullivan Way
                         West Trenton, New Jersey 07114

     We strongly support this combination of our companies and enthusiastically recommend that you vote in favor of the merger.


/s/ Wendell T. Breithaupt                     /s/ John B. Sill
--------------------------------------        ---------------------------------
Wendell T. Breithaupt                         John B. Sill
President and Chief Executive Officer         Chairman of the Board
Peoples Bancorp, Inc.                         Peoples Bancorp, Inc.

--------------------------------------------------------------------------------
  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
  THE ADEQUACY OR ACCURACY OF THE PROXY STATEMENT/PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT
  INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
  FUND OR ANY GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

     This proxy statement/prospectus is dated June 1, 1999 and was first mailed to stockholders on June 2, 1999.

                                     PEOPLES
                                  BANCORP, INC.
                            134 FRANKLIN CORNER ROAD
                      LAWRENCEVILLE, NEW JERSEY 08648-0950

                         ------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 30, 1999
                         ------------------------------

     WE HEREBY GIVE NOTICE that Peoples Bancorp, Inc. will hold a special meeting of stockholders on Thursday, June 30, 1999, at 10:00 a.m., local time, at the Trenton Country Club, Sullivan Way, West Trenton, New Jersey, to consider and vote upon the following matters, all as more fully described in the accompanying proxy statement/prospectus:

          1. The approval and adoption of the agreement and plan of merger, dated as of September 7, 1998, between Sovereign Bancorp, Inc. and Peoples, which provides, among other things, for the merger of Peoples with and into Sovereign and the conversion of each share of common stock of Peoples outstanding immediately prior to the merger into .80 shares of Sovereign common stock, plus cash in lieu of any fractional share interest.

          2. The adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

          3. The transaction of such other business as may properly be brought before the special meeting.

     The Board of Directors of Peoples recommends a vote "FOR" each proposal.

     The Board of Directors of Peoples has fixed the close of business on May 3, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at Peoples Bancorp, Inc., 134 Franklin Corner Road, Lawrenceville, New Jersey, for a period of ten days prior to the special meeting and also will be available for inspection at the special meeting.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the Board of Directors of Peoples urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Wendell T. Breithaupt
                                          --------------------------------------
                                          Wendell T. Breithaupt
                                          President and Chief Executive Officer
Lawrenceville, New Jersey
June 1, 1999

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
SUMMARY....................................................................................     3

A WARNING ABOUT FORWARD LOOKING INFORMATION................................................     9

SELECTED FINANCIAL DATA....................................................................    10

THE SPECIAL MEETING........................................................................    12
  Date, Time and Place.....................................................................    12
  Matters To Be Considered at the Special Meeting..........................................    12
  Record Date; Stock Entitled to Vote; Quorum..............................................    12
  Votes Required...........................................................................    12
  Voting of Proxies........................................................................    13
  Revocability of Proxies..................................................................    13
  Solicitation of Proxies..................................................................    13

THE MERGER.................................................................................    14
  Background of the Merger.................................................................    14
  Peoples' Board of Directors Reasons for the Merger.......................................    15
  Recommendation of Peoples' Board of Directors............................................    17
  Effect of the Merger.....................................................................    17
  Opinion of Independent Financial Advisor.................................................    18
  Effective Date of the Merger.............................................................    23
  Exchange of Peoples Stock Certificates...................................................    24
  Conditions to the Merger.................................................................    24
  Subsidiary Bank Merger...................................................................    25
  Regulatory Approvals.....................................................................    25
  Representations and Warranties...........................................................    26
  Business Pending the Merger..............................................................    27
  Dividends................................................................................    29
  No Solicitation of Transactions..........................................................    29
  Amendment; Waivers.......................................................................    29
  Termination; Effect of Termination.......................................................    30
  Example of Price Decline Termination Provision...........................................    30
  Management and Operations After the Merger...............................................    31
  Employee Benefits and Severance Benefits.................................................    32
  Accounting Treatment.....................................................................    34
  Material Federal Income Tax Consequences.................................................    34
  Expenses.................................................................................    35
  Resale of Sovereign Common Stock.........................................................    35
  No Dissenters' Rights of Appraisal.......................................................    35
  Dividend Reinvestment Plan...............................................................    35

FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS..............................................    36
  Stock Options............................................................................    36
  Indemnification; Directors and Officers Insurance........................................    36
  Employment and Other Agreements..........................................................    36

                                                                                              PAGE
                                                                                              ----
STOCK OPTION AGREEMENT.....................................................................    38
INFORMATION ABOUT SOVEREIGN................................................................    40
  General..................................................................................    40
  Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters..    40

INFORMATION ABOUT PEOPLES..................................................................    41
  General..................................................................................    41
  Market Price of and Dividends on Peoples Common Stock and Related Stockholder Matters....    41

DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES................................................    42
  Common Stock.............................................................................    42
  Preferred Stock..........................................................................    43
  Shareholder Rights Plan..................................................................    43
  Special Charter and Pennsylvania Corporate Law Provisions................................    44

COMPARISON OF SHAREHOLDER RIGHTS...........................................................    47
  Directors................................................................................    47
  Shareholders' Meetings...................................................................    48
  Shareholder Rights Plan..................................................................    48
  Required Shareholder Votes...............................................................    48
  Amendment of Bylaws......................................................................    50
  Mandatory Tender Offer Provision.........................................................    50
  Special Pennsylvania Corporate Law Provisions............................................    51
  Antitakeover Provisions..................................................................    51

ADJOURNMENT................................................................................    52

EXPERTS....................................................................................    52

LEGAL MATTERS..............................................................................    52

OTHER MATTERS..............................................................................    52

SHAREHOLDER PROPOSALS......................................................................    53

WHERE YOU CAN FIND MORE INFORMATION........................................................    53

ANNEXES
A.  Agreement and Plan of Merger between Sovereign and Peoples dated as of
     September 7, 1998.....................................................................    A-1
B.  Stock Option Agreement between Sovereign and Peoples, dated September 7, 1998..........    B-1
C.  Opinion of Berwind Financial, LP.......................................................    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What do I need to do now?

A: Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting to be held on June 30, 1999.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q:   Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   Should I send in my stock certificates now?

A: No. Shortly after the merger is completed, Sovereign will send you written instructions for exchanging your stock certificates. We will request that you return your Peoples stock certificates at that time.

Q:   When do you expect to merge?

A: We expect to complete the merger on June 30, 1999. In addition to the approval of Peoples stockholders, we must also obtain regulatory approval. We expect to receive all necessary approvals no later than early June.

Q: Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:   You should contact either:

     Sovereign Bancorp
     1130 Berkshire Boulevard
     Wyomissing, Pennsylvania 19610
     Attention: Investor Relations Department
     Telephone: (610) 320-8498

     Peoples Bancorp, Inc.
     134 Franklin Corner
     Lawrenceville, New Jersey 08648-0950
     Attention: Robert C. Hollenbeck, Corporate Secretary
     Telephone: (609) 844-3100

                                     SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus and the attached annexes. See "Where You Can Find More Information" on page 53 for reference to additional information available to you regarding Sovereign and Peoples.

EXCHANGE RATIO IS .80 SHARES OF SOVEREIGN COMMON STOCK FOR EACH PEOPLES SHARE (PAGE 17)

     If the merger is completed, you will receive .80 shares of Sovereign common stock for each share of Peoples stock you own, plus cash instead of any fractional share. On May 27, 1999, the closing price of Sovereign common stock was $12.688, making the value of .80 shares of Sovereign common stock equal to $10.15 on that date. Because the market price of Sovereign stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

     If the price of Sovereign common stock is below $11.00 just before the merger and the stock prices of certain other thrift holding companies have not experienced similar relative declines since the time that the companies agreed to merge, Peoples may terminate the merger agreement. If this were to happen, Peoples would not owe Sovereign any penalty or fee as a result of termination of the merger agreement.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN MERGER (PAGE 34)

     Peoples stockholders generally will not recognize gain or loss for federal income tax purposes for the shares of Sovereign common stock they receive in the merger. Sovereign's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. Peoples stockholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

PEOPLES BOARD RECOMMENDS STOCKHOLDER APPROVAL (PAGE 17)

     The Peoples Board believes that the merger is in the best interests of Peoples and its stockholders and unanimously recommends that you vote "FOR" approval of the merger.

EXCHANGE RATIO IS FAIR FROM A FINANCIAL POINT OF VIEW ACCORDING TO OUR FINANCIAL ADVISOR (PAGE 18)

     Berwind Financial, L.P. has given an opinion to the Peoples Board that, as of May 28, 1999, the exchange ratio in the merger is fair from a financial point of view to Peoples stockholders. We have attached the full text of this opinion as Annex C to this proxy statement/prospectus. We encourage you to read the opinion carefully. Berwind Financial has received $200,000 for serving as financial advisor. If we complete the merger, Berwind Financial will receive an additional $2.6 million in exchange for its advice and for providing its fairness opinion.

MAJORITY VOTE REQUIRED TO APPROVE MERGER (PAGE 12)

     Approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Peoples common stock. Your failure to vote will have the effect of a vote against approval of the merger. Certain directors and executive officers of Peoples together own about 5.3% of the shares entitled to be cast at the meeting, and they have agreed to vote their shares in favor of the merger. Sovereign owns about 4.8% of Peoples common stock which it intends to vote in favor of the merger.

     Brokers who hold shares of Peoples common stock as nominees will not have authority to vote such shares with respect to the merger unless stockholders provide voting instructions.

     As a result of a previously announced purchase program relating to Peoples shares by Sovereign and after giving effect to repurchases by Peoples of its own shares, Sovereign's total ownership of Peoples in March 1999 aggregated approximately 8.65% of Peoples outstanding shares. When it determined that its acquisitions in excess of 5% of Peoples outstanding shares caused a violation of OTS change of control regulations, Sovereign disposed of shares necessary to reduce its total ownership of Peoples to below 5%. SEC regulations also required the filing of a Schedule 13D upon Sovereign's acquisition of beneficial ownership of 5% or more of Peoples outstanding shares. Sovereign's ownership of Peoples exceeded 5% in January 1999. Sovereign did not file a Schedule 31D reporting its ownership and disposition of the excess Peoples shares until June 1, 1999. See "THE SPECIAL MEETING--Sovereign Acquisitions of Peoples Stock" on page 13.


     The merger does not require the approval of Sovereign's shareholders.

SPECIAL MEETING TO BE HELD JUNE 30, 1999 (PAGE 12)

     Peoples will hold the special meeting of stockholders on Thursday, June 30, 1999, at 10:00 a.m., local time, at the Trenton Country Club, Sullivan Way, West Trenton, New Jersey.

     At the meeting, you will vote on the merger and on the proposal to adjourn the meeting to solicit additional proxies, if necessary, and conduct any other business that properly arises.

SHARE INFORMATION AND MARKET PRICES (PAGES 40 AND 41)

     Sovereign common stock and Peoples common stock trade on the National Market System of the NASDAQ Stock Market. The trading symbol for Sovereign is "SVRN." The trading symbol for Peoples is "TSBS." The following table shows the last sale prices of Sovereign common stock, Peoples common stock and the equivalent price per share of Peoples common stock based on the exchange ratio on September 4, 1998 and May 27, 1999.

                                        SOVEREIGN             PEOPLES
                                        ---------    ---------------------------
                                                                     EQUIVALENT
                                                                    MARKET VALUE
                                        HISTORICAL    HISTORICAL      PER SHARE
                                        ----------    ----------    ------------
September 4, 1998................         $13.1250      $ 8.3125        $10.5000
May 27, 1999.....................          12.6875       10.1563        10.1500

     The market prices of both Sovereign and Peoples common stock will fluctuate prior to the merger. You should obtain current market quotations for Sovereign common stock and Peoples common stock.

     The following table shows quarterly dividend information for Sovereign common stock, Peoples common stock and equivalent dividends per share of Peoples common stock based on the exchange ratio and Sovereign's and Peoples' current quarterly dividend rates.

                                        SOVEREIGN             PEOPLES
                                        ---------    ---------------------------
                                                                    EQUIVALENT
                                        HISTORICAL    HISTORICAL     QUARTERLY
                                        QUARTERLY     QUARTERLY       DIVIDEND
                                        DIVIDEND      DIVIDEND       PER SHARE
                                        ----------    ----------    ------------
May 27, 1999......................... .     $0.025        $0.025          $0.020


THE COMPANIES (PAGES 40 AND 41)

           Sovereign Bancorp, Inc.
           2000 Market Street
           Philadelphia, Pennsylvania 19103
           (610) 320-8400

     Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank. At March 31, 1999, Sovereign and its subsidiaries had total consolidated assets of $23.2 billion, deposits of $12.0 billion and shareholders' equity of $1.2 billion. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 290 community banking offices, and originating commercial, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh, Northampton and Lycoming, the New Jersey counties of Essex, Mercer, Middlesex, Monmouth, Morris, Ocean and Union, and in New Castle County in Delaware.

           Peoples Bancorp, Inc.
           134 Franklin Corner
           Lawrenceville, New Jersey 08648-0950
           (609) 844-3100

     Peoples, a Delaware corporation, is the holding company for Trenton Savings Bank FSB, a federal savings bank. At March 31, 1999, Peoples had total consolidated assets of $1.4 billion, deposits of $507.0 million and shareholders' equity of $312.6 million. Trenton Savings Bank has 14 branches located in Burlington, Mercer and Ocean Counties, New Jersey, a trust services subsidiary headquartered in Ocean County, New Jersey and an asset-based lending subsidiary. Trenton Savings Bank is engaged principally in the business of taking deposits and making primarily residential loan mortgages and to a lesser extent commercial loans, commercial mortgages, consumer loans and home equity and property improvement loans.

COPY OF MERGER AGREEMENT ATTACHED (PAGE A-1)

     We have attached the merger agreement as Annex A at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the primary legal document that governs the merger.

RECORD DATE SET AT MAY 3, 1999; ONE VOTE PER SHARE OF PEOPLES STOCK (PAGE 12)

     If you owned shares of Peoples common stock at the close of business on May 3, 1999, you are entitled to vote on the merger, the adjournment proposal and any other matters considered at the meeting.

     On May 3, 1999, there were 31,275,472 shares of Peoples common stock outstanding. You will have one vote at the meeting for each share of Peoples common stock you owned on May 3, 1999.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE 25)

     The following conditions must be met for us to complete the merger in addition to other customary conditions:

     -- approval of the merger by Peoples stockholders;

     -- the absence of legal restraints that prevent the completion of the merger;

     -- receipt of a legal opinion that the merger will be tax-free, except for any cash received in lieu of fractional shares;

     -- the continuing accuracy of the parties' representations in the merger agreement; and

     -- the continuing effectiveness of the registration statement filed with the SEC.

     We cannot complete the merger unless we obtain the approval of the Office of Thrift Supervision. On January 19, 1999, Sovereign filed the required application seeking approval of the merger. Although we believe regulatory approval will be received in a timely manner, we cannot be certain when or if we will obtain it.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE 30)

     We can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement in the following circumstances:

     -- the merger is not completed on or prior to June 30, 1999 and the company that wants to terminate the merger agreement is not at that time in breach of it in a material way;

     -- the conditions described above are not met; or

     -- the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

     Generally, the company seeking to terminate cannot itself be in violation of the merger agreement.

     We can agree to amend the merger agreement in any way, except that after the stockholders' meeting we cannot decrease the consideration you will receive in the merger. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the tax opinion condition. If a tax opinion is not available and we wish to proceed with the merger, we will resolicit stockholders.

NO DISSENTERS' RIGHTS OF APPRAISAL (PAGE 35)

     Under Delaware law, you do not have the right to dissent from the merger and receive cash equal to the "fair value" of your shares.

SOVEREIGN TO USE PURCHASE ACCOUNTING TREATMENT (PAGE 34)

     Sovereign will account for the merger as a purchase for accounting and financial reporting purposes.

SOVEREIGN TO CONTINUE AS SURVIVING CORPORATION (PAGE 17)

     Sovereign will continue as the surviving corporation after the merger. The Boards of Directors and executive officers of Sovereign and Sovereign Bank will not change as a result of the merger.

YOUR RIGHTS AS SHAREHOLDERS WILL CHANGE AFTER THE MERGER (PAGE 47)

     Upon completion of the merger, you will become a shareholder of Sovereign. Sovereign's Articles of Incorporation and Bylaws and Pennsylvania law determine the rights of Sovereign's shareholders. The rights of shareholders of Sovereign differ in certain respects from the rights of stockholders of Peoples.

STOCK OPTION AGREEMENT (PAGE 38)

     As a condition to Sovereign entering into the merger agreement and to discourage other companies from acquiring Peoples, Peoples granted Sovereign an option to purchase up to 7,225,000 shares of Peoples common stock at an exercise price of $8.50 per share. Sovereign may exercise this option only if another party seeks to gain control of Peoples. We do not believe that any of the events which would permit Sovereign to exercise the option have occurred as of the date of this proxy statement/prospectus.

     The stock option agreement is attached to this proxy statement/prospectus as Annex B.

MONETARY BENEFITS TO MANAGEMENT IN THE MERGER (PAGE 36)

     When considering the recommendation of the Peoples Board, you should be aware that some directors and officers have interests in the merger which conflict with their interests as shareholders. These interests include:

     -- Some officers of Peoples have entered into agreements with Peoples that will provide them with severance payments upon completion of the merger.

          -- Mr. Breithaupt will receive a payment of $750,000;

          -- Mr. Bellarmino will receive a payment of $452,000 if Sovereign terminates his employment; and

          -- Six other executive officers of Peoples will receive in the aggregate payments of $872,500.

     -- Officers and directors hold stock options to purchase Peoples stock that will convert into options to purchase Sovereign stock that are exercisable immediately after the merger.

          -- As of May 3, 1999, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers, which represents the economic value of the options, was $4.7 million.

     -- As disclosed in the prospectus relating to its second step conversion, Peoples intends to adopt the 1999 incentive stock option plan and the 1999 recognition and retention plan. The merger agreement permits Peoples to adopt these plans and to grant up to 578,000 shares of restricted stock and 1,428,000 options to purchase Peoples common stock to certain directors and officers.

          -- As of May 3, 1999, the aggregate market value of the restricted stock to be granted to Peoples officers and directors would have been $6.3 million. The exercise price of the options to be granted will be the market value of Peoples common stock on the date of grant.

          -- Assuming the grant of all 578,000 shares of restricted stock and the exercise of all 1,428,000 options, Peoples officers and directors would pay $14.5 million to Peoples upon such exercise (assuming the market value of Peoples common stock is $10.156 on the date of the option award), and Peoples shareholders would have their ownership interests diluted 6.41%.

     -- Sovereign will enter into consulting agreements with up to four officers of Peoples for a period not exceeding three years with annual fees of $10,000 each.

     -- Sovereign will pay a retention bonus to certain employees, including up to $955,000 to five executive officers.

     -- Sovereign will establish an advisory board consisting of former Peoples directors with an annual retainer of $1,000.

     -- Following the merger, Sovereign will indemnify and provide liability insurance to former officers and directors of Peoples.

                           COMPARATIVE PER SHARE DATA

We summarize below the per share information for our companies on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information" on page 53. The Sovereign pro forma information gives effect to the merger accounted for as a purchase, assuming that .80 shares of Sovereign common stock are issued for each outstanding share of Peoples common stock. Peoples equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, historical per share dividend and historical shareholders' equity by the exchange ratio of .80 shares of Sovereign common stock so that the per share amounts equate to the respective values for one share of Peoples common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger.


                                                                         AT OR FOR
                                                                         THE THREE            AT OR FOR
                                                                        MONTHS ENDED        THE YEAR ENDED
                                                                       MARCH 31, 1999     DECEMBER 31, 1998
                                                                       --------------     -----------------

BOOK VALUE PER COMMON SHARE:
Historical:
  Sovereign........................................................       $ 7.59                $  7.54
  Peoples..........................................................         9.57                   9.51
Pro Forma:
  Pro forma per share of Sovereign Common Stock....................         8.20                   8.21
  Equivalent pro forma per share of Peoples Common Stock...........         6.56                   6.50

CASH DIVIDENDS PAID PER COMMON SHARE:
Historical:
  Sovereign........................................................        0.020                  0.080
  Peoples..........................................................        0.025                  0.100
Pro Forma:
  Pro forma per share of Sovereign Common Stock....................        0.020                  0.080
  Equivalent pro forma per share of Peoples Common Stock...........        0.016                  0.064

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic
  Historical:
     Sovereign.....................................................         0.28                   0.88
     Peoples.......................................................         0.14                   0.34
  Pro Forma:
     Pro forma per share of Sovereign Common Stock.................         0.26                   0.79
     Equivalent pro forma per share of Peoples Common Stock........         0.21                   0.63

Diluted
  Historical:
     Sovereign.....................................................         0.28                   0.85
     Peoples.......................................................         0.14                   0.34
  Pro Forma:
     Pro forma per share of Sovereign Common Stock.................         0.26                   0.76
     Equivalent pro forma per share of Peoples Common Stock........         0.21                   0.61

                   A WARNING ABOUT FORWARD LOOKING INFORMATION

     This proxy statement/prospectus contains and incorporates some "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding intent, belief or current expectations about matters including statements as to "beliefs," "expectations", "anticipations," "intentions" or similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include, by their nature:

     -- the effects of changing economic conditions in Sovereign's and Peoples' market areas and nationally;

     -- credit risks of commercial, real estate, consumer and other lending activities;

     -- significant changes in interest rates;

     -- changes in federal and state banking laws and regulations which could impact operations;

     -- funding costs; and

     -- other external developments which could materially affect the business and operations of Sovereign and Peoples.

     If one or more of these risks of uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

                            SELECTED FINANCIAL DATA

     The following tables show certain historical consolidated summary financial data for both Sovereign and Peoples. We derived this information from the consolidated financial statements of Sovereign and Peoples incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 53.

                      SOVEREIGN SELECTED FINANCIAL DATA(1)

                                       AT OR FOR
                                   THE THREE MONTHS
                                    ENDED MARCH 31,                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                               -------------------------   ----------------------------------------------------------------------
                                  1999          1998          1998          1997          1996          1995             1994
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
Total assets.................  $23,188,093   $19,065,437   $21,913,873   $17,655,455   $15,298,690   $13,082,579      $11,021,718
Loans........................   11,561,302    10,978,228    11,285,840    11,324,122     9,595,495     7,591,107        6,972,184
Allowance for possible loan
  losses.....................     (133,831)     (118,424)     (133,802)     (116,823)      (73,847)      (67,515)         (64,611)
Investment and
  mortgage-backed
  securities.................    9,575,011     6,670,137     8,502,082     5,372,713     5,012,118     4,695,805        3,546,687
Deposits.....................   12,040,040     9,892,687    12,322,716     9,515,294     8,660,684     8,548,888        7,064,223
Borrowings...................    9,307,726     7,404,165     7,900,592     6,863,643     5,599,109     3,566,857        3,144,265
Shareholders' equity.........    1,213,613     1,061,140     1,204,068     1,047,795       839,751       843,733          696,018
SUMMARY STATEMENT OF
  OPERATIONS
Total interest income........  $   368,028   $   324,112   $ 1,355,371   $ 1,178,777   $ 1,016,826   $   838,261      $   626,241
Total interest expense.......      228,236       203,495       861,759       746,695       629,860       518,483          335,846
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
Net interest income..........      139,792       120,617       493,612       432,082       386,966       319,778          290,395
Provision for possible loan
  losses.....................        7,500         6,760        27,961        41,125        22,685        13,119           14,562
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
Net interest income after
  provision for possible loan
  losses.....................      132,292       113,857       465,651       390,957       364,281       306,659          275,833
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
Other income.................       32,304        22,823       105,638        58,722        63,379        42,908           24,674
Other expenses...............       95,369        71,851       309,694       250,559       249,625       199,647          166,155
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
One-time, merger-related
  charges....................           --        39,529        50,389        29,258            --            --               --
Non-recurring SAIF
  assessments................           --            --            --            --        40,148            --               --
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
Income before income taxes...       69,227        25,300       211,206       169,862       137,887       149,920          134,352
Income tax provision.........       23,914        10,200        74,751        67,324        47,509        51,051           49,013
                               -----------   -----------   -----------   -----------   -----------   -----------      -----------
Net income...................  $    45,313   $    15,100   $   136,455   $   102,538   $    90,378   $    98,869      $    85,339
                               ===========   ===========   ===========   ===========   ===========   ===========      ===========
SHARE DATA (2)
Common shares outstanding at
  end of period (in
  thousands) (3).............      160,001       143,311       159,727       141,219       134,000       130,762          133,140
Preferred shares outstanding
  at end of period (in
  thousands).................            0         1,996             0         1,996         2,000         2,000               --
Basic earnings per share
  (4)........................  $      0.28   $      0.10   $      0.88   $      0.70   $      0.63   $      0.68      $      0.65
Diluted earnings per share
  (4)........................  $      0.28   $      0.09   $      0.85   $      0.66   $      0.59   $      0.66      $      0.63
Book value per share at end
  of period (5)..............  $      7.59   $      7.40   $      7.54   $      7.42   $      6.64   $      5.67      $      4.96
Common share price at end of
  period.....................  $    12 1/4   $   18 3/16   $    14 1/4   $   17 5/16   $     9 1/8   $   6 11/16      $     4 7/8
Dividends per common share
  (6)........................  $     0.025   $     0.020   $     0.084   $     0.114   $     0.140   $     0.119      $     0.095
SELECTED FINANCIAL RATIOS
Dividend payout ratio (7)....        7.50%         22.22%        9.88%        17.27%        23.73%        18.03%           15.08%
Return on average assets
  (8)........................         0.81          0.77         0.70%         0.63%         0.63%         0.83%            0.89%
Return on average
  shareholders'
  equity (8).................        15.07         13.21        12.42%        10.92%        10.34%        12.60%           13.58%
Equity to assets.............         5.23          5.57         5.49%         5.93%         5.82%         6.45%            6.31%

------------------
(1) All selected financial data have been restated to reflect all acquisitions during the periods presented which have been accounted for under the pooling-of-interests method of accounting.
(2) All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through the date of this proxy statement/prospectus.
(3) Common shares outstanding at December 31, 1998 is calculated as follows: common shares issued (164,146,000) subtracted by the sum of unallocated shares held by the employee stock ownership plan (4,340,000) at December 31, 1998 plus the amount of treasury stock held by Sovereign at December 31, 1998 (79).
(4) The 1998 and 1997 results include the special charges described in Note 8 below. Excluding the special charges, basic earnings per share and diluted earnings per share for 1998 and 1997 were $1.10 and $1.06 and $.97 and $.89, respectively. The 1996 results include the non-recurring SAIF assessment described in Note 8 below. Excluding the non-recurring SAIF assessment, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.76, respectively.
(5) Book Value is calculated using equity divided by common shares.
(6) The higher dividend rate in prior periods is the result of acquisitions which were accounted for as a pooling-of-interests.
(7) The dividend payout ratio is calculated using dividends per common share divided by diluted earnings per share.
(8) Special charges comprised of merger-related charges of $33.5 million (after-tax) in 1998 and $29.8 million (after-tax), including $16.2 million (after-tax) classified as a special provision for loan loss, in 1997, resulting from Sovereign's acquisitions during 1998 and 1997, and losses from non-recurring sales of held-to-maturity securities of $0.3 million (after-tax) and $6.9 million (after-tax) in 1998 and 1997, respectively. The 1996 results include the non-recurring SAIF assessment of $24.9 million (after-tax). Excluding the non-recurring SAIF assessment, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.76, respectively.

                        PEOPLES SELECTED FINANCIAL DATA

                                              AT OR FOR
                                          THE THREE MONTHS
                                           ENDED MARCH 31,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   ------------------------------------------------------
                                          1999         1998         1998        1997       1996       1995       1994
                                       ----------   ----------   ----------   --------   --------   --------   --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA(2)
Total assets.........................  $1,444,201   $  888,872   $1,469,598   $640,419   $601,016   $514,218   $441,019
Loans, net...........................     498,382      412,745      494,569    396,448    380,288    306,093    289,504
Investment securities and
  mortgage-backed securities.........     774,727      189,798      834,287    198,293    174,201    175,037    127,065
Deposits.............................     506,976      510,446      504,900    493,400    491,246    410,770    377,559
Borrowings...........................     611,100       30,000      611,100     30,000         --         --         --
Shareholders' Equity.................     312,577      112,040      339,870    110,038    103,352     97,542     58,769

SUMMARY STATEMENT OF OPERATIONS(2)
Interest income......................      23,673       11,314       58,403     43,857     36,903     33,518     29,468
Interest expense.....................      12,730        5,538       24,980     21,831     17,941     17,010     12,851
                                       ----------   ----------   ----------   --------   --------   --------   --------
Net interest income before provision
  for loan losses....................      10,943        5,776       33,423     22,026     18,962     16,508     16,617
Provision for loan losses............         600          186        2,155      1,674         --        150        180
                                       ----------   ----------   ----------   --------   --------   --------   --------
Net interest income after provision
  for loan losses....................      10,343        5,590       31,268     20,352     18,962     16,358     16,437
Other income(1)......................       1,262          992        4,183      4,880      3,818      4,946      3,150
Other expenses.......................       3,901        3,804       15,781     13,443      9,669      7,792      7,475
                                       ----------   ----------   ----------   --------   --------   --------   --------
Income before income taxes...........       7,704        2,778       19,670     11,789     13,111     13,512     12,112
Income taxes.........................       2,973        1,075        7,601      4,327      4,720      4,864      4,437
                                       ----------   ----------   ----------   --------   --------   --------   --------
Net income...........................  $    4,731   $    1,703   $   12,069   $  7,462   $  8,391   $  8,648   $  7,675
                                       ==========   ==========   ==========   ========   ========   ========   ========
SHARE DATA(2)(3)
Common shares outstanding at end of
  period.............................      32,654       36,237       35,742     36,236     36,200     35,724        N/A
Basic earnings per share.............  $     0.14   $     0.05   $     0.34   $   0.22   $   0.25        N/A        N/A
Diluted earnings per share...........        0.14         0.05         0.34       0.22       0.25        N/A        N/A
Book value per common share..........        9.57         9.34         9.51       9.29       9.10       8.94        N/A
Dividends per common share...........       0.025        0.023         0.10       0.09       0.09        N/A        N/A
Dividend payout rate.................       17.86%       45.80%       29.41%     42.17%     37.23%       N/A        N/A
Return on average assets.............        1.30         1.03         1.35       1.18       1.56       1.73       1.72
Return of average equity.............        5.89         6.12         4.24       6.99       8.34      11.33      13.45
Average equity to average assets.....       22.15        16.89        31.86      16.89      18.67      15.27      12.78
Equity to assets at end of period....       21.64        12.60        23.13      17.18      17.20      18.97      13.33
Interest rate spread for period......        2.18         3.15         2.60       3.09       2.98       2.96       3.49
Net yield on average interest-earning
  assets.............................        6.76         7.24         3.95       3.66       3.66       3.47       3.87
Non-performing assets to total assets
  at period end......................        0.25         0.42         0.29       0.92       0.69       0.43       0.59
Average interest-earning assets to
  average interest-bearing
  liabilities........................      125.82       115.40       145.71     115.62     119.80     114.32     112.72
Other expenses to average assets.....        1.08         2.31         1.77       2.13       1.80       1.56       1.67
Net interest income, after provision
  for loan losses to other
  expenses...........................      256.13       146.95       198.14     151.39     196.11     209.93     219.89
Number of full service offices.......          14           14           14         14         14         10          9

------------------
(1) For the three months ended March 31, 1999 and 1998, Peoples recorded net securities gains of $0.3 million and $0. During the fiscal years ended December 31, 1998, 1997, 1996 and 1995, Trenton Savings Bank recorded net securities gains of $.5 million, $2.9 million, $2.8 million and $4.1 million, respectively. The Bank's portfolio of equity securities was completely divested as of December 31, 1997, and gains realized in 1998 are from the securities portfolio of the parent company.

(2) A minority stock offering, which raised proceeds of $29.5 million, was completed on August 3, 1995. Peoples completed its mutual-to-stock conversion on April 8, 1998, which raised net proceeds of $217 million.

(3) In 1997, Peoples adopted SFAS No. 128. Per share amounts for prior years have been restated. In addition, earnings per share for 1997 and prior years have been adjusted to reflect the exchange of previously outstanding shares of common stock for new shares of Peoples common stock at an exchange ratio of 3.8243 shares of Peoples common stock for each share of previously outstanding common stock as a result of the mutual-to-stock conversion on April 8, 1998.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     Peoples will hold the special meeting at the Trenton Country Club, Sullivan Way, West Trenton, New Jersey, at 10:00 a.m. local time, on June 30, 1999.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, holders of Peoples common stock will consider and vote upon proposals to:

     -- approve and adopt the merger agreement; and

     -- approve a proposal to adjourn the meeting if more time is needed to solicit proxies.

     A vote for approval of the merger agreement is a vote for approval of the merger of Peoples into Sovereign and for the exchange of Peoples common stock for Sovereign common stock. If the merger is completed, Peoples will cease to exist and you will receive .80 shares of Sovereign common stock in exchange for each share of Peoples common stock that you hold. Sovereign will pay cash in lieu of issuing any fractional share interests to you.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Peoples common stock on May 3, 1999 will receive notice of, and can vote at, the special meeting. On May 3, 1999, 31,275,472 shares of Peoples common stock were issued and outstanding and held by approximately 7,325 holders of record.

     A quorum requires the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders of Peoples are entitled to cast on the record date.

     Peoples intends to count the following shares as present at the special meeting for the purpose of determining a quorum:

     -- shares of Peoples common stock present in person at the special meeting but not voting;

     -- shares of Peoples common stock represented by proxies on which the stockholder has abstained on any matter; and

     -- shares of Peoples common stock represented by proxies from a broker with no indication of how the shares are to be voted.

VOTES REQUIRED

     Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Peoples common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting.

     You have one vote for each share of Peoples common stock that you hold of record on each matter to be considered at the special meeting, unless you own more than 10% of the issued and outstanding shares. Management of Peoples is not aware of any person or entity owning 10% or more of the outstanding shares of Peoples common stock as of the record date.

     The directors and executive officers of Peoples have agreed to vote all shares of Peoples common stock that they own for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of Peoples and their affiliates beneficially owned and were entitled to vote approximately 1,649,299 shares of Peoples common stock, which represented approximately 5.3% of the shares of Peoples common stock outstanding on the record date.

SOVEREIGN ACQUISITIONS OF PEOPLES STOCK

     As a result of previously announced purchase program relating to Peoples shares by Sovereign and after giving effect to repurchases by Peoples of its own shares, Sovereign's total ownership of Peoples outstanding shares of common stock of Peoples aggregated approximately 8.65% in March 1999. When it determined that its acquisitions in excess of 5% of Peoples outstanding shares caused a violation of OTS change of control regulations because Sovereign's pending regulatory application with the OTS seeking approval for the merger did not cover these shares, Sovereign, in consultation with the OTS, disposed of shares necessary to reduce its ownership of Peoples to below 5%. SEC regulations also required the filing of a Schedule 13D by Sovereign upon its acquisition of 5% or more of Peoples outstanding shares. Sovereign's ownership of Peoples exceeded 5% of Peoples shares in January 1999. Sovereign did not file a Schedule 13D reporting the ownership and disposition of the excess Peoples shares until June 1, 1999. Sovereign is working with the OTS to resolve any remaining issues relating to this inadvertent violation. Because its disposition of the Peoples shares in excess of 5% of total outstanding shares occurred after the record date for the special meeting, Sovereign will not vote at the special meeting any shares of Peoples stock in excess of that amount.

VOTING OF PROXIES

     We will vote shares represented by all properly executed proxies received in time for the special meeting in the manner specified on each proxy. We will vote properly executed proxies that do not contain voting instructions in favor of the merger agreement and in favor of the adjournment proposal.

     If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote "for" or "against" the proposal for purposes of the special meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares on the merger agreement or the adjournment proposal without receiving specific instructions from you. We will not count these broker non-votes as a vote "for" or "against" the merger agreement or the adjournment proposal for purposes of the special meeting. As a result:

     -- because approval of the merger agreement requires the affirmative vote of a majority of all votes entitled to be cast by the stockholders of Peoples, abstentions and broker non-votes will have the same effect as a vote against merger agreement; and

     -- because approval of the adjournment proposal requires the affirmative vote of a majority of all votes cast at the special meeting, abstentions and broker non-votes will not affect the vote on the adjournment proposal.

     No other matters may properly come before the special meeting.

REVOCABILITY OF PROXIES

     If you grant a proxy, you may revoke your proxy at any time until it is voted by:

     -- delivering a notice of revocation or delivering a later dated proxy to Robert C. Hollenbeck, Secretary, Peoples Bancorp, Inc., 134 Franklin Corner Road, Lawrenceville, New Jersey 08648;

     -- submitting a proxy card with a later date; or

     -- appearing at the special meeting and voting in person.

     Attendance at the special meeting will not in and of itself revoke a proxy.

SOLICITATION OF PROXIES

     Peoples will bear the cost of the solicitation of proxies from its shareholders. Sovereign and Peoples will share equally the cost of printing this proxy statement/prospectus. Sovereign has agreed to bear the expense of the proxy solicitor engaged by Peoples at Sovereign's request.

     Peoples will solicit proxies by mail. In addition, the directors, officers and employees of Peoples and its subsidiaries may solicit proxies from shareholders by telephone or telegram or in person. Peoples will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and Peoples will reimburse them for reasonable out-of-pocket expenses.

     Chase Mellon Shareholder Services will assist in the solicitation of proxies by Peoples for a fee of $7,500, plus reasonable out-of-pocket expenses.

     You should not send in your stock certificates with your proxy card. As described below under the caption "The Merger -- Exchange of Peoples Stock Certificates" on page 24 you will receive materials for exchanging shares of Peoples common stock shortly after the merger.

                                   THE MERGER

     In this section of the proxy statement/prospectus we describe the material terms and provisions of the proposed merger. A copy of the merger agreement that provides for the merger is attached to this proxy statement/prospectus as Annex
A. We urge all stockholders to read the merger agreement carefully.

     The merger agreement provides that:

     -- Peoples will merge into Sovereign;

     -- Trenton Savings Bank will merge into Sovereign Bank; and

     -- You, as a stockholder of Peoples, will receive .80 shares of Sovereign common stock for each share of Peoples that you own if the merger is completed.

     The Board of Directors of Peoples has unanimously approved and adopted the merger agreement and the merger, and believes the merger is in your best interests. Your Board of Directors unanimously recommends that you vote "FOR" the merger agreement.

BACKGROUND OF THE MERGER

     From time to time, Jay Sidhu, President and Chief Executive Officer of Sovereign, has informally communicated with Wendell Breithaupt, President and Chief Executive Officer of Peoples, as to Sovereign's interest in a possible combination with Peoples. On June 19, Mr. Breithaupt received a letter from Mr. Sidhu stating Sovereign's interest in pursuing an acquisition of Peoples in a stock for stock transaction. The letter referred to a proposed exchange ratio of
 .73 shares of Sovereign common stock in exchange for each share of Peoples common stock.

     In response to this letter, on June 22 the merger and acquisition committee of the Board (consisting of directors Breithaupt, Trainer, Reinhard, Longstreth and Sill) met with Berwind to review Sovereign's indication of interest. On June 24, Berwind reviewed the indication of interest with the full board at a regularly scheduled meeting. Berwind in general reviewed the merger and acquisition market, Sovereign's financial condition, operating performance and common stock trading history, and the proposed exchange ratio. The Board and the committee also discussed the regulatory restriction imposed in connection with Peoples' second step conversion that prohibited Peoples, without prior regulatory (OTS) approval, from "taking any action" toward a merger and acquisition transaction for a period of one year from April 8, 1998, the date of the completion of the conversion. The OTS customarily imposes this restriction in conversion transactions, including second step conversions. Following these meetings, Peoples informed Sovereign in writing that, in light of the applicable regulatory restriction, it would be inappropriate to respond further to Sovereign's indication of interest.

     During July, Mr. Sidhu continued to express to Mr. Breithaupt Sovereign's interest in acquiring Peoples and its desire to work with Peoples to resolve regulatory issues. At Sovereign's request, Berwind met with Mr. Sidhu on August 3 at a Sovereign office to review the financial aspects of a business combination between Peoples and Sovereign. Berwind provided a report of this meeting to Messrs. Breithaupt and Bellarmino of Peoples on August 4 and to the full Board at a special meeting on August 5. At the August 5 meeting, counsel addressed the fiduciary duties of a Board of Directors in general and in particular in connection with mergers and acquisitions. Counsel further advised the Board that regulatory approval would be required before Peoples could negotiate and enter into a merger agreement or a letter of intent as to an acquisition. The Board determined to authorize management, together with Peoples' financial and legal advisors, to continue exploratory discussions with Sovereign. During the next two weeks, the management of Peoples and Sovereign, as well as their financial and legal advisors, held numerous discussions regarding a possible acquisition of Peoples by Sovereign in a stock for stock transaction. Among the issues discussed were the procedure for obtaining regulatory approval for the negotiation of definitive merger agreement, possible timing, pricing and structure for any transaction, and the accounting treatment of any merger as a pooling or purchase.

     On August 24, the Board held a special meeting to discuss the developments regarding Sovereign. Berwind again reviewed with the Board the financial aspects of the Sovereign proposal and the strategic alternatives available, including remaining independent. Legal counsel discussed the procedure for obtaining regulatory approval to proceed with negotiations with Sovereign and noted that the banking regulator would not permit any merger transaction to be consummated before the one year anniversary of the conversion, or April 8, 1999. The market risk of entering into a stock for stock merger transaction that could not, for regulatory reasons, be closed for eight months was discussed. The risk that requesting regulatory approval to enter into definitive negotiations so soon after the conversion could result in a denial and the possible inability to pursue any possible merger transaction for an entire year was also discussed. The Board determined that it would not seek regulatory approval to enter into definitive negotiations unless the proposed pricing was increased.

     At a special Board meeting on August 27, the Board was informed that Sovereign had indicated a willingness to increase the proposed exchange ratio from .73 to .80 Sovereign shares for each share of Peoples' common stock. Berwind presented a financial and valuation analyses of the revised exchange ratio, including a comparison of the price offered to other merger and acquisition transactions. Following this presentation, the Board authorized counsel to request regulatory approval to negotiate a definitive merger agreement with Sovereign, which request was submitted to the OTS on August 27.

     On August 29, the first draft of a definitive merger agreement was provided to Peoples and its advisors by counsel to Sovereign. Commencing August 31, Peoples' advisors conducted a due diligence review of Sovereign. At a special meeting of the Board on September 1, Peoples' advisors reviewed the terms of the draft merger and related agreements, including the stock option agreement, the potential financial and strategic benefits of the transaction, and the financial and valuation analyses of the proposed transaction. Counsel again discussed the fiduciary duties of a board in connection with merger transactions. The Board discussed the merits of a fixed, as compared to a floating, exchange ratio, and discussed the appropriate mechanism for providing Peoples with a termination right in the event of a decline in the market price of Sovereign's common stock prior to closing. At the direction of the Board of Directors, management pursued informal discussions with third parties that the Board believed might be interested in acquiring Peoples. The Board did not seek formal offers from third parties or auction the company based on the Board's belief that the preliminary indications from these parties was inadequate, the financial analysis as to the strategic value of a combination with Sovereign, and the advice of counsel that Peoples was not legally required to do so.

     On September 4, the OTS notified Peoples in writing that it could proceed with the negotiation of a definitive agreement for a business combination. The Board held a special meeting on September 4 and again discussed the terms of the proposed transaction, and reviewed the terms and provisions of the merger agreement and related documents. The Board agreed to a termination provision based on a decline in Sovereign's price that exceeds the decline in an index of certain other thrift holding companies. The Board authorized Peoples' financial advisors to negotiate a mutually agreeable definitive merger agreement. The Board authorized the execution of a definitive agreement on the terms reviewed and discussed by the Board. Between September 4 and 7, the parties finalized the merger agreement and related documents. On September 7 the parties executed the merger agreement, and on September 8 the parties publicly announced the agreement.

PEOPLES' BOARD OF DIRECTORS REASONS FOR THE MERGER

     The Peoples Board believes that the terms of the merger agreement are fair and in the best interests of Peoples and its stockholders. In the course of reaching its determination, the Peoples Board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The Peoples Board consulted with its financial advisor with respect to the financial aspects of the transaction and fairness of the exchange ratio from a financial point of view, and with senior management regarding, among other things, operational matters.

     The following discussion of the information and factors considered by the Peoples Board is not intended to be exhaustive, but does include all material factors considered by the Board. In reaching its decision to approve the merger agreement, the Peoples Board considered the following:

           (1) That Sovereign serves the Pennsylvania and Delaware market areas in addition to New Jersey and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

           (2) That Sovereign offers a broader range of products and services and that the merger would provide Peoples' customers with access to these products and services without Peoples having to undergo the expense of introducing them on its own.

           (3) The financial condition, results of operations, cash flow, businesses and prospects of Peoples. In this regard, the Peoples Board analyzed the options of selling Peoples or continuing on a stand-alone basis. Based on financial forecasts developed by Peoples and analyzed by Berwind, the present value of Peoples common stock on a stand-alone basis ranged from a low of $4.59 to a high of $8.64.

           (4) That the value of the .80 shares of Sovereign common stock to be received for each share of Peoples common stock was $10.50 based on the $13.125 last trade of Sovereign common stock on September 4, 1998, the last trading day prior to the date of the execution of the merger agreement.

           (5) That the $10.50 value of the .80 shares of Sovereign common stock compared favorably with the $8.3125 price of the last trade of Peoples common stock on September 4, 1998, and compared favorably with the $4.59 to $8.64 range of present values of Peoples common stock on a stand-alone basis based on the forecasts developed by Peoples and analyzed by Berwind.

           (6) That the exchange ratio resulted in a $2.19 per share, or 26.3%, premium to the trading price of Peoples common stock. The board determined this premium by comparing the $8.3125 last trade of Peoples common stock on September 4, 1998, and the $10.50 value of the .80 shares of Sovereign common stock. In determining to recommend that shareholders vote to approve the merger agreement, the Board considered that based on the trading prices of Sovereign common stock as of May 27, 1999, the value of the .80 shares of Sovereign common stock to be received for each share of Peoples common stock was $10.15.

           (7) The Board also considered Peoples' approximately 40% equity to assets ratio and its impact on Peoples' ability to generate a market rate of return on equity. In this regard, the Board reviewed Peoples' prior efforts to use its capital and generate additional profitability through acquisitions. Since its acquisition of Burlington County Bank in 1996 and Manchester Trust Bank in 1997, continued attempts to acquire targeted banks in New Jersey and Pennsylvania were unsuccessful.

           (8) The written opinion of Berwind that, as of September 4, 1998, the exchange ratio was fair to Peoples' stockholders from a financial point of view.

           (9) The current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.

          (10) The results of the due diligence investigations of Sovereign, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

          (11) The other terms of the merger agreement and exhibits, including the opportunity for Peoples' stockholders to receive shares of Sovereign common stock in a tax-free exchange.

          (12) The anticipated cost savings and efficiencies available to the combined company as a result of the merger. Cost savings of approximately $7.0 million (pre-tax), or 46% of Peoples' total non-interest expense, were anticipated within the first year following completion of the merger. These anticipated cost savings were based on the assumption that employee related cost savings would be approximately $3.4 million, and non-employee related expense savings would be approximately $3.6 million.

          (13) The detailed financial analyses, pro forma and other information, with respect to Peoples and Sovereign discussed by Berwind, as well as the Peoples Board's knowledge of Peoples, Sovereign and their respective businesses.

          (14) The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, Sovereign's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the transaction on Sovereign. See "--Regulatory Approvals."

          (15) The fact that the merger agreement prohibits Peoples from initiating or encouraging discussion with third parties relating to an alternative transaction and that Sovereign required Peoples to enter into the stock option agreement.

          (16) The Peoples Board believed that a tax-free transaction pursuant to which Peoples stockholders receive shares of the acquiror would be desired by most stockholders.

          (17) The Peoples Board's review of the status of Sovereign's preparations to be Year 2000 compliant.

     In reaching its determination to approve and recommend the merger agreement, the Peoples' Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

RECOMMENDATION OF PEOPLES' BOARD OF DIRECTORS

     The Peoples' Board believes that the merger is in the best interests of Peoples and its stockholders. ACCORDINGLY, THE PEOPLES' BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

EFFECT OF THE MERGER

     Upon completion of the merger, Peoples will merge with and into Sovereign, and the separate legal existence of Peoples will cease. As a consequence of the merger, all property, rights, debts and obligations of Peoples will automatically transfer to and vest in Sovereign, in accordance with Pennsylvania and Delaware law. Sovereign, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Sovereign in effect immediately prior to completion of the merger. The directors and executive officers of Sovereign prior to the merger will continue, in their respective capacities, as the directors and executive officers of Sovereign after the merger.

     On the effective day of the merger, each outstanding share of Peoples common stock will automatically convert into .80 shares of Sovereign common stock. You will receive cash instead of receiving fractional share interests of Sovereign common stock. Shares of Peoples common stock owned by Sovereign or Peoples at the time of the merger will not convert in the merger.

     Sovereign will adjust the number of shares of Sovereign common stock issuable in exchange for shares of Peoples common stock to take into account any stock splits, reclassifications or other similar events involving Sovereign common stock prior to closing.

     On the effective date of the merger, each outstanding option to purchase shares of Peoples common stock automatically convert into an option to purchase Sovereign common stock. The number of shares of Sovereign common stock issuable upon exercise will equal to the number of shares of Peoples common stock subject to the option multiplied by .80. The exercise price for a whole share of Sovereign common stock will equal the stated exercise price of the option divided by .80. Shares issuable upon the exercise of such options to acquire Sovereign common stock will remain subject to the terms of the plans and grant agreements of Peoples under which Peoples issued the options.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     Pursuant to an engagement letter dated as of August 26, 1998, Peoples retained Berwind to act as its financial advisor in connection with Peoples'consideration of a possible business combination with Sovereign. In connection with the merger, the Peoples board requested Berwind to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Peoples common stock. At the September 4, 1998 meeting at which Peoples' board considered and approved the merger agreement, Berwind rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of September 4, 1998, the exchange ratio was fair, from a financial point of view, to the holders of Peoples common stock. Berwind has reconfirmed its opinion dated as of May 28, 1999 to the effect that, as of that date, the exchange ratio was fair to the holders of shares of Peoples common stock from a financial point of view.

     The full text of Berwind's May 28 opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this proxy statement/prospectus. The summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Annex C to this proxy statement/prospectus.

     Berwind was selected to act as Peoples' financial advisor in connection with the merger based upon its qualifications, expertise, reputation and experience. Since 1995, Berwind has formally acted as financial advisor to Peoples at various times on a contractual basis. Berwind has knowledge of, and experience with, New Jersey, Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by Peoples because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

     On September 7, 1998, Peoples executed the merger agreement in accordance with Board approval. Prior to such approval, Berwind delivered its September 4 opinion to Peoples' Board stating that, as of such date, the exchange ratio pursuant to the merger agreement was fair to the shareholders of Peoples from a financial point of view. Berwind reached the same opinion as of the date of its May 28 opinion. The full text of the May 28 opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex C to this proxy statement/prospectus. No limitations were imposed by Peoples' Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the September 4 opinion or the May 28 opinion.

     In delivering its September 4 opinion and May 28 opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on Sovereign or Peoples that would have a material adverse effect on the contemplated benefits of the merger. Berwind also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Sovereign after the merger.

     Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to financial forecasts and other information reviewed by Berwind in rendering its opinions, Berwind assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Peoples and Sovereign as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability) anticipated to result from the merger. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Peoples or Sovereign nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Peoples and Sovereign were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Berwind did not review credit files of either Peoples or Sovereign.

     In connection with rendering its September 4 opinion, Berwind performed a variety of financial analyses. Berwind evaluated the financial terms of the transaction using standard valuation methods, including comparable company analysis, comparable acquisition transaction analysis, discounted dividend analysis, pro forma merger analysis and contribution analysis. The following is a summary of selected material analyses prepared by Berwind and presented to Peoples' Board in connection with the September 4 opinion and analyzed by Berwind in connection with the September 4 and May 28 opinions. In connection with delivering its May 28 opinion, Berwind updated certain analyses described above to reflect current market conditions and events occurring since the date of the September 4 opinion. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the September 4 opinion.

     Comparable Companies Analysis. Berwind compared selected publicly available financial and operating data for Peoples with those of a peer group of
(1) selected publicly traded thrifts and thrift holding companies with assets between $800 million and $1.75 billion, as of December 31, 1998, headquartered in New Jersey, Pennsylvania, New York or Delaware (referred to in the table as the "Size Peer Group") and (2) selected publicly traded thrifts and thrift holding companies which underwent a second-step mutual to stock conversion since January 1, 1998 (referred to in the table as the "Recent Second Step Conversion Peer Group").

     The analysis compared Peoples' data and the median data for each of the peer groups as of and for each of the years ended December 31, 1995 through December 31, 1998. The table below sets forth the comparative data as of and for the twelve months ended December 31, 1998 for Peoples and for each of the peer groups.

                                                                                   RECENT SECOND STEP
                                                                     SIZE           CONVERSION PEER
                                                                  PEER GROUP          GROUP MEDIAN
(DOLLARS IN THOUSANDS)                            PEOPLES        MEDIAN VALUE            VALUE
----------------------                           ----------      ------------      ------------------
Total assets...............................      $1,469,598       $1,402,558            $400,189
Equity/assets..............................            23.1%             8.8%               18.0%
Loans/deposits.............................           98.76%           94.18%              95.21%
Nonperforming assets plus accruing loans 90
  days past due/assets.....................             .29%             .42%                .37%
Loan loss reserves/nonperforming assets
  plus accruing loans 90 days past due.....           96.28%          139.55%             166.23%
Net loan charge-offs/loans.................             .33%             .01%                .02%
Return on average assets...................            1.35%             .89%                .78%
Return on average equity...................            4.24%           10.04%               5.75%
Efficiency ratio...........................           40.06%           52.92%              60.51%
Net interest margin........................            3.74%            3.02%               3.37%
Three year annual asset growth.............            41.9%            11.2%               16.5%
Three year annual loan growth..............            17.4%            15.6%               18.2%
Three year annual deposit growth...........             7.1%             5.8%               10.1%

     Berwind also compared selected publicly available financial, operating and stock market data for Sovereign with those of a peer group of selected publicly traded thrifts and thrift holding companies with assets greater than $9.5 billion, as of December 31, 1998, headquartered throughout the United States. The analysis compared Sovereign data to the median data for the peer group as of and for each of the years ended December 31, 1995 through December 31, 1998. The table below sets forth the comparable data as of and for the twelve months ended December 31, 1998.

                                                                         PEER GROUP
(DOLLARS IN THOUSANDS)                                  SOVEREIGN       MEDIAN VALUE
----------------------                                 -----------      ------------
Total assets.....................................      $21,913,873      $21,069,038
Equity/assets....................................              5.5%             7.3%
Loans/deposits...................................            91.59%          107.45%
Nonperforming assets plus accuring loans 90 days
  past due/assets................................              .54%             .68%
Loan loss reserves/nonperforming assets plus
  accruing loans 90 days past due................           112.58%           85.52%
Net loan charge-offs/average loans...............              .30%             .15%
Net loan charge-offs/average loans over most
  recent four years..............................              .21%             .17%
Return on average assets.........................              .70%            1.02%
Return on average equity.........................            12.42%           15.07%
Efficiency ratio.................................            60.09%           48.40%
Net interest margin..............................             2.79%            2.80%
Three year annual asset growth...................             18.8%            17.2%
Three year annual loan growth....................             14.1%            26.0%
Three year annual deposit growth.................             13.0%            17.4%
Market capitalization (dollars in millions)......      $   2,171.3      $   2,878.1
Price/52 week high...............................             73.5%            78.0%
Price/book value.................................            181.3%           188.9%
Price/tangible book value........................            281.3%           247.3%
Price/last twelve months' earnings...............             16.0x            13.6x
Price/1999 IBES estimated earnings per share.....             11.4x            12.7x
Price/2000 IBES estimated earnings per share.....             10.2x            11.4x
Dividend yield...................................             0.74%            1.70%
Dividend payout ratio............................              9.9%            32.0%
Average weekly volume/shares outstanding.........             4.19%            2.03%

     Comparable Acquisition Transaction Analysis. Berwind compared the multiples of book value, tangible book value, latest twelve months' earnings, assets and deposits inherent to the merger with the multiples paid in recent acquisitions of thrifts and thrift holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced between January 1, 1996 and the date of the May 28 opinion. Berwind compared transactions located throughout the country and analyzed those transactions in three groups:

     -- a national group (41 transactions),

     -- a regional group (6 transactions), and

     -- a performance group (19 transactions).

     The national group included thrift institution transactions throughout the United States in which the selling institution's assets were between $800 million and $3.0 billion as of the most recent period publicly available prior to announcement; the regional group included transactions involving thrift institutions in which the acquired company was located in New Jersey, Pennsylvania, New York or Maryland; and the performance group included transactions involving thrift institutions throughout the United States in which the acquired company had shareholders' equity as a percentage of total assets greater than or equal to 20.0% as of the most recent period publicly available prior to the date of announcement.

     The analysis showed the following values:

                                                   PEOPLES/
                                                   SOVEREIGN       PERFORMANCE      NATIONAL      REGIONAL
                                                  TRANSACTION        MEDIAN          MEDIAN        MEDIAN
                                                  -----------      -----------      --------      --------
Price/book value............................         115.9%           126.4%         181.4%        174.9%
Price/tangible book value...................         119.3%           126.4%         188.1%        176.5%
Price/last twelve months earnings per
  share.....................................          32.6x            26.7x          17.9x         23.1x
Price/deposits..............................          78.0%            45.9%          23.9%         22.3%
Price/assets................................          26.8%            32.2%          16.5%         15.1%
Premium/seller's market price one day prior
  to announcement...........................          26.3%            20.9%          11.8%         12.1%

     No company or transaction, however, used in this analysis is identical to Peoples, Sovereign or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

     Discounted Dividend Analysis. Berwind performed a discounted dividend analysis to determine a range of present values per share of Peoples common stock assuming Peoples continued to operate as a stand-alone entity. This range was determined by adding the present value of the estimated future dividend stream that Peoples could generate, and the present value of the "terminal value" of Peoples common stock at the end of year 2003. To determine a projected dividend stream, Berwind utilized Peoples' current dividend payout ratio of 21.3% of Peoples projected net income. Berwind used earnings estimates available from IBES for 1999. The net income projections were grown using an earnings growth rate of 10% for years 1999 through 2003. The "terminal value" of Peoples common stock at the end of the period was determined by applying to year 2003 projected earnings a range of price to earnings multiples from 14.0x to 18.0x. This range of terminal multiples was utilized to reflect price to earnings multiples generally received by thrift institutions which have been able to effectively deploy excess capital. The Size Peer Group referenced in the Comparable Company Analysis is generally reflective of such institutions. As of the date of the May 28 opinion, the median price to earnings multiple for this peer group was 13.9x latest twelve month earnings. It was assumed that at the end of the five year projected period, Peoples would exhibit financial characteristics consistent with these companies and, therefore, trade at a comparable range of price to earnings multiples. The dividend stream and terminal values were discounted to present value using discount rates of 10% to 14%, which Berwind viewed as the appropriate discount rate range for a savings bank with Peoples' risk characteristics. Based upon the assumptions, the stand-alone value of Peoples' common stock ranged from approximately $5.95 to $8.96 per share. These values as a multiple of Peoples' December 31, 1998 book value per share ranged from 62.6% to 94.4%. These values were consistent with price to book multiples generally received by independent thrift institutions that have similar capital positions and earnings performance as Peoples. The Recent Second Step Conversion Peer Group referenced in the Comparable Company Analysis is generally comprised of such companies. As of the date of the May 28 opinion, the median price to book value multiple for this group was 80.9%.

                                                                TERMINAL PRICE
                                                              EARNINGS MULTIPLES:
DISCOUNT RATE:                                            14.0X      16.0X      18.0X
--------------                                            -----      -----      -----
10.0%...............................................      $7.08      $8.02      $8.96
12.0%...............................................      $6.49      $7.35      $8.20
14.0%...............................................      $5.95      $6.74      $7.53

     In connection with its analysis, Berwind considered and discussed with the Peoples' Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Berwind noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by one share of Peoples stock prior to the merger and the number of shares of Sovereign stock after the merger resulting from the exchange ratio. The analysis considered, among other things, the changes that the merger would cause to Peoples' earnings per share, book value per share and indicated cash dividends.

     The analysis showed the following information:

                                                                            PRO FORMA
                                                                            EQUIVALENT
                                                              PEOPLES      IN SOVEREIGN
                                                              -------      ------------
1998 basic earnings.....................................       $ .34          $ .64
1999 IBES estimated earnings............................       $ .47          $ .93
Current quarterly cash dividend annualized..............       $ .10          $ .08
Book value as of December 31, 1998......................       $9.51          $6.57

     In reviewing the pro forma combined earnings, equity and assets of Sovereign based on the merger with Peoples, Berwind analyzed the contribution that Peoples would have made to the combined company's earnings, equity and assets as of December 31, 1998. Berwind also reviewed the percentage ownership that Peoples shareholders would hold in the combined company. Berwind has not expressed any opinion as to the actual value of Sovereign common stock when issued in the merger or the price at which Sovereign common stock will trade after the merger.

     The analysis showed the following information as of and for the year ended December 31, 1998:

                                                             PEOPLES          SOVEREIGN
                                                           CONTRIBUTION      CONTRIBUTION
                                                           ------------      ------------
1998 net income......................................           8.1%             91.9%
Total equity.........................................          22.0%             78.0%
Total assets.........................................           6.3%             93.7%
Total ownership......................................          14.5%             85.5%

     In rendering its May 28 opinion, Berwind among other things:

     -- reviewed the historical financial performances, current financial positions and general prospects of Peoples and Sovereign and reviewed certain internal financial analyses and forecasts prepared by the management of Peoples;

     -- reviewed the merger agreement;

     -- reviewed and analyzed the stock market performance of Peoples and Sovereign;

     -- studied and analyzed the consolidated financial and operating data of Peoples and Sovereign;

     -- considered the terms and conditions of the proposed merger as compared with the terms and conditions of comparable thrift and thrift holding company mergers and acquisitions;

     -- met and/or communicated with certain members of Peoples' and Sovereign's senior management to discuss their respective operations, historical financial statements, and future prospects;

     -- reviewed this proxy statement/prospectus;

     -- compared the financial performance of Peoples and Sovereign and the prices and trading activity of Sovereign common stock with certain other comparable publicly-traded thrift and thrift holding companies and their securities;

     -- discussed the strategic objectives of the merger and the plans for the combined company with senior executives of Peoples and Sovereign, including estimates of the cost savings and other synergies projected by Peoples and Sovereign for the combined company;

     -- participated in discussions and negotiations among representatives of Peoples and Sovereign and their financial and legal advisors;

     -- reviewed the merger agreement and certain related documents; and

     -- conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

     In connection with rendering its September 4 opinion and May 28 opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by Berwind without considering all the analyses and factors could create an incomplete view of the process underlying Berwind's opinions. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Peoples' and Sovereign's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     In reaching its opinion as to fairness, none of the analyses or factors considered by Berwind was assigned any particular weighing by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the exchange ratio pursuant to the merger agreement was fair to the shareholders of Peoples from a financial point of view.

     Berwind's May 28 opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed and could be evaluated as of the date its opinion was delivered; events occurring after the date of its May 28 opinion could materially affect the assumptions used in preparing its opinion. Berwind has not undertaken to reaffirm and revise its May 28 opinion or otherwise comment upon any events occurring after the date thereof.

     Pursuant to the terms of the engagement letter dated August 26, 1998, Peoples has paid Berwind $200,000 for serving as financial advisor. Peoples has also agreed to pay Berwind an additional approximately $2.6 million upon completion of the merger for acting as financial advisor in connection with the merger including delivering its September 4 and May 28 opinions. Whether or not the merger is consummated, Peoples has also agreed to reimburse Berwind for all reasonable out-of-pocket expenses incurred in connection with the services provided by Berwind, and to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

     The full text of the May 28 opinion of Berwind, which sets forth the assumptions made, matters considered, and limitations of the review undertaken is attached hereto as Annex C. Peoples' shareholders are urged to read the May 28 opinion in its entirety. Berwind's May 28 opinion is directed only to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Peoples, is for the information of the board of directors of Peoples, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Peoples common stock as to how such holder should vote at the special meeting.

     THIS SECTION PROVIDES ONLY A SUMMARY OF ALL MATERIAL INFORMATION PERTAINING TO THE MAY 28 OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS.

EFFECTIVE DATE OF THE MERGER

     The effective date of the merger will occur within 30 days following the satisfaction or waiver of all conditions to completion of the merger specified in the merger agreement. Sovereign and Peoples may also mutually agree on a different date. We presently expect that the effective date of the merger will occur on June 30, 1999.

     On or prior to the effective date of the merger, Sovereign and Peoples will file articles of merger or a certificate of merger with the Pennsylvania Department of State and the Delaware Secretary of State, and each such document will set forth the effective date of the merger. Either Sovereign or Peoples can terminate the merger agreement if, among other reasons, the merger does not occur on or before June 30, 1999 and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See "-- Termination; Effect of Termination" on page 30.

EXCHANGE OF PEOPLES STOCK CERTIFICATES

     No later than five business days after the effective date of the merger, Sovereign will send a transmittal form to each record owner of Peoples common stock. The transmittal form will contain instructions on how to surrender certificates representing Peoples common stock for certificate representing Sovereign common stock.

     Sovereign must mail certificates representing shares of Sovereign common stock and checks for cash in lieu of fractional share interests to former stockholders of Peoples in no event later than fifteen business days following the receipt of the transmittal form and Peoples stock certificates properly endorsed or accompanied by the required materials.

     YOU SHOULD NOT FORWARD PEOPLES STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS FROM SOVEREIGN. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Until you exchange your certificates representing Peoples common stock, you will not receive the Sovereign common stock into which your Peoples shares have converted or any dividends on the Sovereign shares. When you surrender your Peoples certificates, you will receive any unpaid dividends without interest. For all other purposes, however, each certificate which represents shares of Peoples common stock outstanding at the effective date of the merger will evidence ownership of the shares of Sovereign common stock into which those shares converted as a result of the merger. Neither Sovereign nor Peoples will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE MERGER

     The obligations of Sovereign and Peoples to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

     -- approval of the merger agreement by Peoples stockholders;

     -- receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

     -- the absence of any legal order prohibiting the merger;

     -- delivery of a tax opinion to each of Sovereign and Peoples; and

     -- the absence of any material adverse effect on the assets, financial condition or results of operations on a consolidated basis of the other since December 31, 1997, not including:

          o any change in the value of the investment or loan portfolios of Sovereign or Peoples resulting from a change in interest rates generally;

          o any change occurring after the date of the merger agreement in any law or regulation or in generally accepted accounting principles which affects banking institutions generally;

          o reasonable expenses relating to any litigation arising as a result of the merger;

          o actions taken with the written consent of the other party; and

          o any material adverse effect caused, in whole or in substantial part, by the party claiming that a material adverse effect has occurred.

     In addition, the obligations of both Sovereign and Peoples to complete the merger are conditioned on:

     -- the accuracy in all material respects as of the date of the merger agreement and as of the merger date of the representations and warranties of the other party, except as to any representation or warranty which specially relates to an earlier date and except as otherwise contemplated by the merger agreement,

     -- the other party's material performance of all its covenants and obligations; and

     -- other conditions customary for similar transactions, such as the receipt of officer certificates and legal opinions.

     Except for the requirements of stockholder approval, regulatory approvals and the absence of any legal preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in "-- Amendment; Waivers" on page 29. Sovereign has waived the condition that the merger qualify as a pooling of interests for accounting purposes. Sovereign does not, however, anticipate waiving the condition that it receive a tax opinion from its counsel. As of the date of this proxy statement/prospectus, Sovereign's counsel has delivered the required tax opinion.

SUBSIDIARY BANK MERGER

     As part of the merger, Sovereign Bank and Trenton Savings Bank entered into a bank plan of merger. The bank plan of merger provides that Trenton Savings Bank will merge into Sovereign Bank, with Sovereign Bank surviving. Sovereign and Peoples expect to complete the bank merger concurrently with completion of the merger.

REGULATORY APPROVALS

     The Office of Thrift Supervision must approve the merger and the bank merger. Sovereign filed an application for approval with the OTS on January 19, 1999. Under applicable regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk to the Bank Insurance Fund and the Savings Association Insurance Fund and the convenience and needs of the community to be served.

     In addition, the OTS may not approve any proposed acquisition:

     -- if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

     -- which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.

     In addition, the OTS has the responsibility to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Both Trenton Savings Bank and Sovereign Bank received ratings of "satisfactory" in their last Community Reinvestment Act examinations. The OTS has not received any protest under the Community Reinvestment Act as of the date of this proxy statement/prospectus.

     We cannot assure you that the OTS will approve the bank merger or as to the date of approval. We cannot complete the bank merger until 30 days (15 days if the Attorney General does not object) after the date of OTS approval, during which time the U.S. Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the bank merger, the U.S. Department of Justice could analyze the bank merger's effect on competition differently than the OTS, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the OTS regarding the bank merger's competitive effects. Failure of the U.S. Department of Justice to object to the bank merger does not prevent the filing of antitrust actions by private persons.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties relating to:

     -- the corporate organization of Sovereign, Sovereign Bank, Peoples and Trenton Savings Bank;

     -- the capital structures of Sovereign and Peoples;

     -- the approval and enforceability of the merger agreement and the bank plan of merger;

     -- required consents or approvals of regulatory authorities or third parties;

     -- the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles;

     -- the filing of tax returns and payment of taxes;

     -- the absence of material adverse changes, since December 31, 1997, in the consolidated assets, business, financial condition or results of operations of Sovereign or Peoples;

     -- the absence of undisclosed material pending or threatened litigation;

     -- compliance with applicable laws and regulations;

     -- retirement and other employee plans and matters relating to the Employee
        Retirement Income Security Act of 1974;

     -- the quality of title to assets and properties;

     -- the maintenance of adequate insurance;

     -- the absence of undisclosed brokers' or finders' fees;

     -- the absence of material environmental violations, actions or liabilities;

     -- the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

     -- the accuracy of information supplied by Sovereign and Peoples in connection with the Registration Statement filed by Sovereign with the SEC, this proxy statement/prospectus and all applications filed with regulatory authorities for approval of the merger and the bank merger; and

     -- documents filed by Sovereign and Peoples with the SEC and the accuracy of information contained therein.

     The merger agreement also contains other representations and warranties by Peoples relating to:

     -- employment and consulting contracts and benefits matters;

     -- the validity and binding nature of loans reflected as assets in the financial statements of Peoples;

     -- the inapplicability of the antitakeover provisions of Delaware law to the merger; and

     -- transactions with affiliates.

BUSINESS PENDING THE MERGER

     Under the merger agreement, Sovereign and Peoples each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Peoples agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or with the written consent of Sovereign.

     Peoples also agreed that neither it nor Trenton Savings Bank may, without the written consent of Sovereign:

     -- amend or change any provision of its certificate of incorporation, charter or bylaws;

     -- change the number of authorized or issued shares of its capital stock, except for the issuance of up to 981,508 shares of Peoples common stock upon the exercise of outstanding stock options;

     -- grant any option, warrant, or agreement of any character relating to its authorized or issued capital stock or any securities convertible into its capital stock, except for the grant of options to acquire up to 1,428,000 shares of Peoples common stock upon the anticipated adoption of the Peoples 1999 Stock Option Plan and the grant of up to 578,000 shares of Peoples common stock upon the anticipated adoption of the Peoples 1999 Recognition and Retention Plan;

     -- split, combine or reclassify any shares of its capital stock;

     -- declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the merger agreement (see "Dividends" on page 29);

     -- grant any severance or termination pay, except in accordance with written policies or written agreements in effect on the date of the merger agreement (see "-- Employee Benefits and Severance" on page 32), or enter into or amend any existing employment agreement;

     -- grant any pay increase except for routine periodic increases in accordance with past practice;

     -- engage in any merger, acquisition or similar transaction;

     -- sell, lease or dispose of any assets other than in the ordinary course of business;

     -- take any action which would result in any of the representations and warranties of Peoples become untrue;

     -- change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date) or any regulatory authority responsible for regulating Peoples or Trenton Savings Bank;

     -- waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Peoples or any subsidiary is a party, other than in the ordinary causes of business, consistent with past practices;

     -- implement any new employee benefit or welfare plan, or amend any plan, unless the amendment does not result in an increase in cost or is permitted by the merger agreement;

     -- purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise materially alter the mix, maturity, credit or interest rate, risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

     -- enter into, renew, modify or compromise any transaction with any affiliate of Peoples, unless permitted by the merger agreement;

     -- enter into any interest rate swap or similar arrangement;

     -- other than as a result of the merger agreement, take any action which would give rise to a right of payment to any individual under any employment agreement;

     -- make any loan or other credit facility commitment to any borrower in excess of $2,000,000, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $2,000,000, unless otherwise permitted in the merger agreement; or

     -- waive, release, grant or transfer any rights of value, or modify or materially change any existing agreement to which Peoples or any Peoples subsidiary is a party, other than in the ordinary course of business, consistent with past practice.

     Peoples has also agreed in the merger agreement:

     -- to permit Sovereign to perform a "phase I environmental audit" at any physical site occupied by Peoples or any subsidiary of Peoples;

     -- to permit a representative of Sovereign to attend committee meetings of the management of Peoples and Trenton Savings Bank;

     -- if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor to help solicit stockholder approval of the merger;

     -- if Sovereign requests, to have its independent certified public accountants review Peoples' unaudited consolidated financial statements as of the end of any calendar quarter;

     -- if Sovereign requests, to use its best efforts to extend any contract with an outside service bureau or other vendor;

     -- to submit the merger agreement to its stockholders for approval;

     -- to provide to Sovereign copies of the minutes of all meetings of the Board of Directors of Peoples and its subsidiaries, and of any of their respective committees or of any senior management committee; and

     -- to approve the bank merger as sole stockholder of Trenton Savings Bank.

     Sovereign and Peoples have jointly agreed:

     -- to use their best efforts to obtain all required regulatory approvals;

     -- to take all actions necessary to complete the transactions contemplated by the merger agreement;

     -- to maintain adequate insurance;

     -- to maintain accurate books and records;

     -- to file all tax returns and pay all taxes when due;

     -- to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of Peoples;

     -- to agree upon the form and substance of any press release or public disclosure related to the merger; and

     -- to deliver to the other copies of all securities documents when filed.

DIVIDENDS

     The merger agreement permits Peoples to pay a regular quarterly cash dividend not to exceed $.025 per share of Peoples common stock outstanding. Peoples also agreed to conform its regular quarterly dividend record dates and payment dates to Sovereign's record and payment dates.

     Subject to applicable regulatory restrictions, if any, Trenton Savings Bank may pay cash dividends sufficient to permit payment of the dividends by Peoples. Neither Peoples nor Trenton Savings Bank may pay any other dividend without the prior written consent of Sovereign.

NO SOLICITATION OF TRANSACTIONS

     The merger agreement prohibits Peoples or any of its affiliates or representatives from:

     -- responding to, soliciting, initiating or encouraging any inquiries relating to an acquisition of Peoples by a party other than Sovereign;

     -- recommending or endorsing an acquisition of Peoples by a party other than Sovereign;

     -- participating in any discussions or negotiations regarding an acquisition of Peoples by a party other than Sovereign;

     -- providing anyone other than Sovereign with any nonpublic information relating to an acquisition of Peoples by a party other than Sovereign; or

     -- entering into an agreement.

     Peoples agreed to notify Sovereign if it receives any inquiries or proposals relating to an acquisition by a party other than Sovereign.

     Peoples directors and certain executive officers have executed a letter agreement containing provisions similar to those described above relating to Peoples. A copy of the form of letter agreement executed by the directors and executive officers of Peoples is included as an exhibit to the merger agreement attached hereto as Annex A.

AMENDMENT; WAIVERS

     Subject to any applicable legal restrictions, at any time prior to completion of the merger, Sovereign and Peoples may:

     -- amend the merger agreement;

     -- extend the time for the performance of any of the obligations or other acts of Sovereign and Peoples required in the merger agreement;

     -- waive any inaccuracies in the representations and warranties contained in the merger agreement; or

     -- waive compliance with any of the agreements or conditions contained in the merger agreement, except for the requirements of stockholder approval, regulatory approval and the absence of any order, decree, or injunction preventing the merger.

     After you have approved the merger agreement, however, we cannot modify either the amount or the form of consideration you will receive upon completion of the merger or otherwise materially adversely affect you without stockholder approval.

TERMINATION; EFFECT OF TERMINATION

     We may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

     Either Sovereign or Peoples may terminate the merger agreement at any time prior to completion of the merger:

     -- if the closing date of the merger does not occur on or before June 30, 1999, unless the failure to close by that date results from the failure of the party seeking to terminate the merger agreement to materially perform any of its obligations; or

     -- if either party has received a final nonappealable order from a regulatory authority denying a required approval or consent, unless the denial results from the failure of the party seeking to terminate the merger agreement to materially perform any of its obligations.

     Peoples alone may terminate the merger agreement at any time prior to completion of the merger:

     -- if Sovereign has materially breached any material covenant or representation contained in the merger agreement which would have a material adverse effect on the assets, financial condition or results of operation of Sovereign on a consolidated basis, but only if the breach remains uncured;

     -- if both of the following conditions are satisfied:

          o the average price of Sovereign's common stock over a period of 15 consecutive trading days ending on the last trading day immediately before the closing date is less than $11.00 per share; and

          o the quotient obtained by dividing the 15-day average of Sovereign's price by $13.125 is less than the number obtained when .10 is subtracted from the quotient obtained by dividing:

             1. the weighted average of the per share stock prices of a group of eight other thrift holding companies as of the last trading day immediately preceding the closing date of the merger by

             2. the weighted average of the per share stock prices of the same eight thrift holding companies as of September 3, 1998 (the last trading day prior to public announcement of the merger).

EXAMPLE OF PRICE DECLINE TERMINATION PROVISION

     Assuming that the closing date of the merger is scheduled to occur on June 1, 1999, Peoples will have the right to terminate the merger agreement on such date if the two conditions described above are satisfied as set forth in the following hypothetical example. We provide this hypothetical example only to illustrate how the price decline termination provision operates. The example is not based on actual prices.

     Condition No. 1: Assume that the average price of Sovereign common stock is $10.99 per share on May 31, 1999; and

     Condition No. 2: Assume that, as illustrated in Step 4 below, the number obtained in Step 1 is less than the number obtained in Step 3, based on the following additional assumptions:

          Step 1 Divide $10.99 (the assumed average price of Sovereign common stock on May 31, 1999) by $13.125 (the amount stipulated in merger agreement). This quotient equals .8294.

          Step 2 Divide $28.00 (the assumed average price of eight other specified thrift holding companies on May 31, 1999) by $25.21 (the average price of the eight thrift holding companies as of September 3, 1998). This quotient is 1.1107.

          Step 3 Subtract .10 (the amount stipulated in the merger agreement) from 1.1107 (the quotient obtained in Step 2.) This difference is 1.0107.

          Step 4 Determine if the number obtained in Step 1 is less than the number obtained in Step 3. In this hypothetical example, Condition No. 2 is satisfied because .8294 (the quotient obtained in Step 1) is less than
     1.0107 (the difference obtained in Step 3).

     As a result of the satisfaction of both Condition No. 1 and Condition No. 2 in this hypothetical example, Peoples would have the right to terminate the merger agreement on June 1, 1999.

     Sovereign alone may terminate the merger agreement at any time prior to completion of the merger:

     -- if Peoples has materially breached any material covenant or representation which would have a material adverse effect on the assets, financial condition or results of operations of Peoples on a consolidated basis, but only if the breach remains uncured; or

     -- if the Board of Directors of Peoples fails to recommend and endorse the merger agreement or withdraws or modifies a prior recommendation in a manner adverse to Sovereign.

     In the event that either Sovereign or Peoples terminates the merger agreement, neither Sovereign nor Peoples will have any continuing liability or obligation other than the obligation dealing with confidentiality and any liabilities result from willful breach.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Directors and Executive Officers

     The Board of Directors and executive officers of Sovereign and Sovereign Bank will not change as a result of the merger.

     On the effective date of the merger, Sovereign will establish the new Peoples Advisory Board of Sovereign Bank, which shall consist of all members of the Peoples Board of Directors immediately prior to the effective date. The Peoples Advisory Board of Sovereign Bank will be initially established for one year from the effective date of the merger. Thereafter, for a period of two additional years, Sovereign will either continue the Peoples Advisory Board or designate former members of the Peoples Advisory Board as Directors Emeriti of Sovereign Bank.

  Consolidation of Operations

     Sovereign expects to achieve certain cost savings and operating synergies as a result of the merger. Sovereign believes that these costs savings and operating synergies will aggregate approximately 35% to 40% of Peoples' recurring operating expenses, and will occur within six months following the merger. Sovereign expects that it will realize these cost savings and operating synergies primarily from eliminating duplicative administrative functions. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, we cannot give any assurances that any particular level of cost savings will be realized or that any cost savings will occur over the time period currently anticipated. Increases in other expenses, including expenses relating to integrating the two companies, may also offset any cost savings to some degree.

     Any cost savings do not give effect to an expected one-time after-tax charge of approximately $17.8 million, relating to merger expenses, which Sovereign will incur upon completion of the merger. These expenses relate principally to payments to executive officers of Peoples under existing contracts, other severance payments, losses on sales of assets, and asset writedowns and transaction costs directly related to the merger.

EMPLOYEE BENEFITS AND SEVERANCE BENEFITS

  Employee Benefits

     After the merger, the employee pension, including employee stock ownership plans, and welfare benefit plans of Sovereign and Peoples may, at Sovereign's election and subject to the requirements of the Internal Revenue Code continue to be maintained separately or consolidated or terminated, except as set forth below.

     -- Sovereign Employee Stock Ownership Plan. Employees who become employees of Sovereign or a Sovereign subsidiary will be entitled to participate in the Sovereign Employee Stock Ownership Plan in accordance with its terms by treating them as newly employed individuals without any prior service credit under Sovereign's plan.

     -- Trenton Savings Bank Employee Stock Ownership Plan. Peoples intends to terminate the Trenton Savings Bank Employee Stock Ownership Plan ("Peoples ESOP") prior to the effective date of the merger. The Peoples ESOP has an outstanding loan to purchase Peoples Common Stock, with an outstanding principal balance of $9.1 million as of March 31, 1999. Peoples will sell sufficient shares held in the ESOP suspense account to pay off the existing ESOP loan. All remaining shares held in the suspense account will be allocated as earnings of the ESOP to the accounts of participants based on their beginning of the year account balances. Participants in the ESOP will become 100% vested in their accounts as a result of the merger. Peoples also intends to amend the ESOP to ensure that terminated employees will be entitled to receive their share of the 1999 contribution allocation under the ESOP.

     -- Sovereign Defined Benefit Pension Plan. Employees who become employees of Sovereign or a Sovereign subsidiary will be entitled to participate in Sovereign's Defined Benefit Pension Plan in accordance with its terms. In this regard, each such employee will receive, for purposes of participation and vesting only, credit for all service with Peoples or a Peoples subsidiary credited to each such employee under Peoples' applicable qualified plan, and enter the Sovereign Defined Benefit Pension Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

     -- Sovereign 401(k) Retirement Savings Plan. Employees who become employees of Sovereign or a Sovereign subsidiary will become entitled to participate in the Sovereign 401(k) Plan in accordance with its terms. Each employee will receive, for purposes of participation and vesting only, credit for all service with Peoples credited to the employee under Peoples 401(k) Plan. These employees will enter the Sovereign 401(k) Plan on the entry date concurrent with or next following the employee's satisfaction of the plan's minimum participation requirements.

     -- Peoples Savings Plan. After completion of merger, Sovereign will initially continue to maintain Peoples 401(k) Plan until its participants generally become eligible to participate in the Sovereign 401(k) Plan. Thereafter, Sovereign can decide whether to combine the two plans.

     -- Sovereign and Peoples Nonqualified Deferred Compensation
        Plans. Following the merger, Sovereign will, as soon as administratively feasible, consolidate Sovereign's and Peoples' nonqualified deferred compensation plans. Peoples maintains these plans to supplement pension benefits lost by some employees by reason of limitations contained in the Internal Revenue Code. No person can receive redundant benefits or lose existing benefits in this consolidation.

     -- Peoples 1996 and 1999 Recognition and Retention Plan.  The Peoples 1996
        Recognition and Retention Plan will continue in effect following the merger as a Sovereign plan. Sovereign will not take any action to adversely affect the rights of plan participants who hold outstanding grants or awards of shares of Peoples common stock. No further grants or awards are permissible under the 1996 Recognition and Retention Plan. Peoples will adopt the 1999 Recognition and Retention Plan in the form approved by Sovereign. The 1999 Recognition and Retention Plan will permit the grant of a maximum of 578,000 shares of Peoples common stock. Grants or awards under the 1999 Recognition and Retention Plan will provide for one- to three-year vesting and will not automatically vest upon the "change in control" which would occur on the effective date of the merger.

     -- Peoples 1996 and 1999 Stock Option Plans. The 1996 Option Plan will continue in effect following the effective date of the merger as a Sovereign plan. Sovereign will not take any action to adversely affect the rights of plan participants who hold outstanding grants of options to purchase Peoples common stock. No further grants of stock options are permissible under the 1996 Option Plan. Peoples will adopt the 1999 Option Plan in the form approved by Sovereign. The 1999 Option Plan will permit the grant of stock options to purchase a maximum of 1,428,000 shares of Peoples common stock. Options granted under the 1999 Option Plan will provide for one-to three-year vesting and will not automatically vest upon the "change in control" which would occur on the effective date of the merger.

     -- Welfare Benefit Plans. After the effective date of the merger, the welfare benefit plans of Sovereign and Peoples (and their respective subsidiaries) will initially remain unchanged. Sovereign will undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, Sovereign will take such action (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of or consolidation of a Peoples welfare plan with any Sovereign welfare plan, all employees of Peoples and Peoples subsidiaries who are eligible for continued coverage under the Peoples welfare plan will have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Sovereign does not provide welfare benefits to part-time employees or retired employees.

     -- Peoples Bonus Plans and Arrangements. Peoples is permitted to continue to administer its bonus programs and arrangements through the effective date of the merger, with such equitable modifications as may be appropriate to take into account the circumstances of the merger and the timing thereof. The merger agreement permits Peoples to pay bonuses on a pro rata basis with respect to 1999, subject to the limitation that the bonuses for the interim period, in the aggregate, not exceed fifty percent (50%) of the aggregate amount of bonuses paid for the calendar year ended December 31, 1998.

  Severance Benefits

     Sovereign will provide severance pay to any employee of Peoples whose employment is terminated up to three months beyond the effective date of the merger either because the employee's position is eliminated or the employee is not offered or retained in comparable employment. Comparable employment means a position of generally similar job description or responsibilities in a location within a thirty-mile radius from either the employee's work location with Peoples or the employee's residence.

     If a terminated employee executes such documentation as Sovereign may reasonably require, including Sovereign's customary form of release, and provided the employee does not leave employment with Peoples or Sovereign prior to the employment termination date established or adjusted by Sovereign:

     -- senior officers will receive two and one-half weeks' pay for each full year of continuous service with a minimum severance benefit of thirty weeks' pay;

     -- junior officers will receive two and one-half weeks pay for each full year of continuous service with a minimum severance benefit of sixteen weeks' pay and a maximum severance benefit of thirty weeks' pay;

     -- regular full-time employees who are exempt employees under the federal
        Fair Labor Standards Act will receive two and one-half weeks' pay for each full year of continuous service with a minimum severance benefit of four weeks' pay and a maximum severance benefit of thirty weeks' pay;

     -- regular full-time employees who are nonexempt employees under the federal Fair Labor Standards Act will receive two and one-half weeks' pay for each full year of continuous service with a minimum severance benefit of four weeks' pay and a maximum severance benefit of thirty weeks' pay; and

     -- part-time, peak-time and temporary employees will not receive any severance benefits.

     Any employee who has an existing employment or consulting agreement with Peoples or any Peoples subsidiary, who has accepted an offer from Sovereign of noncomparable employment or whose employment is terminated for cause will not receive severance pay. "Cause" means termination because of the employee's personal dishonesty, failure to meet established performance goals and standards, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation other than traffic violations or similar offenses.

     The benefits provided to terminated Peoples employees as described above are the only severance benefits payable by Peoples, except for employees who do not execute the documentation required by Sovereign, who will receive termination benefits under Peoples' normal severance policies. The benefits payable to Peoples' employees described above or otherwise will in any event be in lieu of any termination benefits which such employees would otherwise receive under Sovereign's severance policies or programs.

     In addition to the severance payments described above, Sovereign and Peoples have identified fifteen officers and employees who may be critical to the transition period following the merger and who will qualify for a retention bonus if they are willing to remain in Sovereign's employ for a period of time following the merger. The aggregate retention bonus to be paid by Sovereign will not exceed $2,516,500.

ACCOUNTING TREATMENT

     Sovereign will use the purchase method of accounting to account for the merger. In general, the purchase method of accounting accounts for a business combination as the acquisition of one company by another. Purchase accounting requires Sovereign to allocate the purchase price and costs of the acquisition to all of Peoples' assets and liabilities, based on their fair value at the merger agreement date. If the purchase price exceeds the fair value of Peoples' net assets, Sovereign must record the excess as "goodwill" and then amortize it as an expense over its estimated life. Peoples' earnings or losses will be included in Sovereign's financial statements only prospectively from the date of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     To complete the merger, Sovereign and Peoples must receive an opinion of Stevens & Lee, P.C., counsel to Sovereign, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Sovereign and Peoples will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     In the opinion of Stevens & Lee, P.C., the material federal income tax consequences of the merger will be as follows:

     -- Sovereign and Peoples will not recognize gain or loss in the merger;

     -- you will not recognize any gain or loss upon receipt of Sovereign common stock in exchange for your Peoples common stock, except shareholders who receive cash proceeds for fractional interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Peoples common stock is held as a capital asset at the effective date of the merger;

     -- the tax basis of shares of Sovereign common stock (including fractional share interests) you receive in the merger will be the same as the tax basis of your shares of Peoples common stock; and

     -- the holding period of the Sovereign common stock you receive in the merger will include the holding period of your shares of Peoples common stock, provided your Peoples common stock is held as a capital asset at the time of the merger.

     Under the merger agreement, the condition that Stevens & Lee, P.C. deliver, at closing, the opinion described above can be waived by Sovereign and Peoples. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a stockholder than those described above, Peoples intends to resolicit proxies as required in accordance with the rules and regulations of the SEC.

     This is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders who acquired their Peoples common stock pursuant to the exercise of employee stock options or otherwise as compensation, or shareholders which are exempt organizations or who are not citizens or residents of the united states. Each stockholder's individual circumstances may affect the tax consequences of the merger to such stockholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, you are advised to consult a tax advisor as to the specific tax consequences of the merger to you.

EXPENSES

     Sovereign and Peoples will each pay all their respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that:

     -- Sovereign and Peoples will share equally the cost of printing and mailing this proxy statement/prospectus; and

     -- if Sovereign requests Peoples to retain a proxy solicitor for the meeting, Sovereign will bear the expense of such proxy solicitor.

RESALE OF SOVEREIGN COMMON STOCK

     The Sovereign common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any Peoples stockholder who is an "affiliate" for purposes of SEC Rule 145. Each director and executive officer of Peoples has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign common stock received in the merger except in compliance with the securities laws. This proxy statement/prospectus does not cover resales of Sovereign common stock received by any affiliate of Peoples or Sovereign.

NO DISSENTERS' RIGHTS OF APPRAISAL

     Holders of shares of Peoples common stock will not be entitled to dissenters' rights of appraisal under the Delaware General Corporation Law in connection with the matters to be acted on at the special meeting.

DIVIDEND REINVESTMENT PLAN

     Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign common stock without payment of any brokerage commission or service charge. Sovereign expects to continue to offer this plan after the effective date of the merger, and shareholders of Peoples who become shareholders of Sovereign will be eligible to participate therein.

                 FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

     Certain members of management of Peoples and Trenton Savings Bank, and their Boards of Directors, may have interests in the merger in addition to their interests as shareholders of Peoples. The Peoples Board of Directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

STOCK OPTIONS

     As of the record date, the directors and executive officers of Peoples beneficially own approximately 1,649,299 shares of Peoples common stock, and hold options to purchase 753,320 shares of Peoples common stock. On the effective date of the merger, each option will convert into an option to acquire Sovereign common stock. The number of shares of Sovereign common stock issuable upon the exercise of the converted option will equal the number of shares of Peoples common stock covered by the option multiplied by .80 and the exercise price for a whole share of Sovereign common stock will be the stated exercise price of the option divided by .80. Shares issuable upon the exercise of options to acquire Sovereign common stock will be issuable in accordance with the terms of the respective plans and grant agreements of Peoples under which Peoples issued the options.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

     Sovereign has agreed to indemnify all directors and officers of Peoples and Trenton Savings Bank against:

     -- all liabilities and expenses relating to claims, proceedings or investigations resulting from the person's status as a director, officer or employee of Peoples or any Peoples subsidiary, whether pertaining to matters existing prior to the merger and whether asserted prior to or after the merger; and

     -- all liabilities and expenses relating to claims, proceedings or investigations arising out of the merger agreement or the merger to the same extent as those officers, directors and employees could be indemnified by Peoples or Trenton Savings Bank.

     Sovereign has agreed to maintain Peoples' existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, covering persons currently covered by such insurance for a period of five years after the effective date, subject to certain maximum cost limits.

EMPLOYMENT AND OTHER AGREEMENTS

     Employment and Severance Agreements. In accordance with their employment agreements, Wendell T. Breithaupt, President and Chief Executive Officer, and Leo J. Bellarmino, Executive Vice President, will each receive a severance payment as a result of the merger. Mr. Breithaupt will receive a payment of $750,000. Mr. Bellarmino (if terminated) will receive a payment equal to 2.99 times the average of the five preceding years' base salary, including bonuses and other taxable compensation paid or attributable to him during such years, which payment is estimated at $452,000. In addition, Mr. Bellarmino will receive continued life, medical, dental, and disability insurance coverage for a period of 36 months following the merger. In order to avoid an excess parachute payment under Section 280G of the Internal Revenue Code, $4,000 of Mr. Bellarmino's severance benefit was paid in 1998.

     In addition, Trenton Savings Bank entered into severance agreements with Dan A. Chila, Senior Vice president and Chief Financial Officer, Richard A. Gallaudet, Vice President and Senior Lending Officer, Robert C. Hollenbeck, Vice President and Corporate Secretary, Dean H. Lippincott, Vice President and Mortgage Officer, Robert Russo, Vice President and Treasurer, and Frank Sannella, Jr., President and Chief Executive Officer of TS Business Finance Corp., a wholly-owned subsidiary of

Trenton Savings Bank. As a result of the merger, each individual will be entitled to receive a severance payment equal to one and one-half times his annual salary and bonus paid with respect to the 1998 fiscal year. The severance payments will be as follows: Mr. Gallaudet, $152,000, M. Lippincott, $142,000, Mr. Hollenbeck, $99,000, Mr. Russo, $118,000, Mr. Chila, $172,500 and Mr.
Sannella, $189,000. In addition, each executive will be entitled to continued life, medical, dental and disability coverage substantially identical to the coverage maintained for him prior to his termination for an eighteen-month period or, in the case of medical coverage, a twelve-month period. In order to avoid an excess parachute payment under Section 280G of the Internal Revenue Code, portions of the severance payments were paid in December, as follows: Mr. Gallaudet, $15,000, Mr. Lippincott, $142,000, Mr. Hollenbeck, $94,000, and Mr. Russo, $23,000. If the change in control does not occur, Peoples will take the amounts paid in 1998 into consideration in awarding future bonuses and stock benefits to such persons.

     William Bedle, Chairman and Chief Executive Officer, and Ira Brower, President, of Manchester Trust Company are parties to employment agreements under which each executive is entitled to a severance payment in the event of a change in control and the executives' involuntary termination of employment, or voluntary termination of employment following a material reduction in duties and responsibilities without cause, a relocation of the executive's principal place of employment greater than 50 miles from his present location, or a reduction in his base compensation to less than current salary without cause. The payments that would be due these persons in the event of a termination of employment following the merger would be $223,600 for Mr. Bedle and $235,040 for Mr. Brower.

     Sovereign intends to enter into consulting agreements with Messrs. Bellarmino and Sannella, and two officers of Manchester Trust, if their employment is terminated as a result of the merger. Under the agreements, each person will provide ongoing advice to Sovereign following the completion of the merger, for a period of time not to exceed three years. The annual fee to be paid to these individuals is $10,000.

     Supplemental Executive Retirement Plan. Messrs. Breithaupt, Gallaudet and Lippincott and three members of the Board of Directors, Messrs. Sill, Trainer and Truesdale, are participants in a supplemental executive retirement plan ("SERP"). Under the SERP, eligible employees are entitled to a benefit equal to the benefit under any tax qualified plan that is reduced because of limitations under the Internal Revenue Code. In addition, participating employees and directors can defer salary and bonuses, and board fees, which are distributed following termination of employment or service. A participant is 100% vested in his own deferrals at all times. Employee participants are eligible for contributions to their account from Trenton Savings Bank, approximately equal to matching contributions which cannot be made to such person sunder the Trenton Savings Bank 401(k) Plan due to the contribution limits. The contributions made on behalf of the executives by the Bank vest after five years of service, provided that, in the event of a change in control, all accounts vest and become immediately payable to the participants as soon as administratively feasible.

RETENTION BONUSES

     Peoples and Sovereign have identified certain employees of Peoples who are entitled to receive a "retention bonus" if they are willing to remain employed by Sovereign following the merger until the date of the systems conversion, or another date set by Sovereign up to 90 days after the system conversion. To receive the retention bonus, the employee must satisfactorily fulfill the duties and responsibilities of his or her position while employed. In the aggregate, the retention bonuses cannot exceed $2,516,500 and the amount paid to officers Gallaudet, Lippincott, Chila, Russo, and Hollenbeck is not expected to exceed $955,000.

ADVISORY BOARD

     Sovereign will appoint all of the members of the Peoples board of directors to an advisory board and will pay each advisory board member an annual retainer of $1,000. The advisory board will have a one-year term, and Sovereign expects to continue the advisory board for three years following the merger.

1999 STOCK OPTION AND RESTRICTED STOCK PLANS

     In connection with its second step conversion, Peoples disclosed its intent to adopt a stock option plan and a recognition and retention plan. Under OTS regulations, certain restrictions are applicable to these plans if they are adopted within one year of the completion of the conversion transaction. Consequently, peoples intended to adopt these plans after the one-year period following the conversion. Peoples had disclosed an intent to reserve 2.4 million option shares and 952,233 shares of restricted stock. However, in light of its determination to enter into the merger agreement with Sovereign, Peoples intends to reduce the number of shares it otherwise would have granted under the plans. The merger agreement permits Peoples to grant up to 578,000 shares of restricted stock and options to purchase up to 1,428,000 shares of Peoples common stock to the board and certain senior management. Sovereign will assume these grants as a result of the merger. Vesting of these awards will require continued service as either an advisory or emeritus advisory director, or in the case of employees who are not directors, as an employee or consultant.

                             STOCK OPTION AGREEMENT

     General. As a condition to Sovereign entering into the merger agreement, Peoples executed the stock option agreement, dated September 7, 1998, which permits Sovereign to purchase Peoples common stock under certain circumstances.

     Under the stock option agreement, Sovereign received an option to purchase up to 7,225,000 shares of Peoples common stock. This number represents approximately 19.9% of the issued and outstanding shares of Peoples common stock on September 7, 1998. The exercise price per share to purchase Peoples common stock under the option is equal to the lower of $8.50 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for Peoples common stock upon the occurrence of one of the specified events that trigger exercise of the option. Sovereign may only exercise the option, upon the occurrence of certain triggering events, which are described below. None of the triggering events have occurred to the best of Sovereign's or Peoples' knowledge as of the date of this proxy statement/prospectus).

     Effect of Stock Option Agreement. The stock option agreement, together with Peoples' agreement to not solicit other transactions relating to the acquisition of Peoples by a third party and the agreement of Peoples' directors and executive officers to vote their shares in favor of the merger agreement, may have the effect of discouraging persons from making a proposal to acquire Peoples.

     Certain attempts to acquire Peoples or an interest in Peoples would cause the option to become exercisable as described above. Sovereign's exercise of the option would significantly increase a potential acquiror's cost of acquiring Peoples compared to the cost that would be incurred without the stock option agreement.

     Terms of Stock Option Agreement. The following is a brief summary of the material provisions of the stock option agreement. A complete copy of the stock option agreement is included as Annex B to this proxy statement/prospectus. We urge you to read it carefully.

     The option is exercisable only upon the occurrence of a triggering event. As used in the stock option agreement, a "triggering event" means generally any of the following events:

     -- a person or group, other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership of 10% or more of the then outstanding shares of Peoples common stock; or

     -- a person or group, other than Sovereign, enters into an agreement or letter of intent with Peoples to

          o merge or consolidate, or enter into any similar transaction, with Peoples,

          o acquire all or substantially all of the assets or liabilities of Peoples or all or substantially all of the assets or liabilities of Trenton Savings Bank, or

          o acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Peoples common stock or the then outstanding shares of common stock of Trenton Savings Bank; or

     -- a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal for:

          o any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Peoples or all or substantially all the assets or liabilities of Trenton Savings Bank, or any other business combination involving Peoples or Trenton Savings Bank or

          o a transaction involving the transfer of beneficial ownership of 10% or more of the then outstanding shares of Peoples common stock or common stock of Trenton Savings Bank, followed by a failure of Peoples' stockholders to approve the merger; or

     -- a person or group, other than Sovereign, makes a bona fide proposal to acquire Peoples and Peoples then willfully takes any action likely to result in the failure of a material condition to closing or material reduction in the value of the transaction to Sovereign; or

     -- Peoples materially breaches any binding term of the merger agreement or the stock option agreement after a proposal to acquire Peoples by a party other than Sovereign is made and Peoples publicly announces an intention to recommend or accept the proposal.

     The option expires on the earlier of:

     -- the effective date of the merger; or

     -- termination of the merger agreement in accordance with its terms, except that if:

          o Sovereign terminates the merger agreement as a result of an uncured breach by Peoples which results in a material adverse effect on the assets, financial condition or results of operations of Peoples, or

          o the closing date of the merger does not occur by June 30, 1999 due to the failure by Peoples to perform or observe its obligations under the merger agreement,

      then the stock option agreement continues until one year after termination of the merger agreement.

     In the event of any change in Peoples common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the option are adjusted appropriately.

     Peoples granted Sovereign certain registration rights for shares of Peoples common stock issuable upon exercise of the option.

                          INFORMATION ABOUT SOVEREIGN

GENERAL

     Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 53.

MARKET PRICE OF AND DIVIDENDS ON SOVEREIGN COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The Sovereign common stock trades on the Nasdaq Stock Market National Market under the symbol SVRN. As of May 27, 1999, Sovereign had approximately 14,200 shareholders of record. The table below shows the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Sovereign common stock as reported by the Nasdaq National Market. Stock price information does not necessarily reflect mark-ups, mark-downs or commissions.

                                                                       QUARTERLY
                                                          ------------------------------------
                   QUARTER ENDED                          DIVIDEND        HIGH          LOW
                   -------------                          --------      --------      --------
June 30, 1999(1)....................................           --       $26.2500      $11.5000
March 31, 1999......................................       0.0250        14.6250       11.7500
December 31, 1998...................................       0.0200        14.5000        8.7500
September 30, 1998..................................       0.0200        18.3750       11.8750
June 30, 1998.......................................       0.0200        22.1875       16.3125
March 31, 1998......................................       0.0174        18.9375       14.9375
December 31, 1997...................................       0.0137        18.0000       14.3125
September 30, 1997..................................       0.0337        14.5625       12.2500
June 30, 1997.......................................       0.0357        12.6875        9.5000
March 31, 1997......................................       0.0357        11.6875        9.1250

------------------
(1) Through May 27, 1999.

     On September 4, 1998, the last business day preceding public announcement of the merger, the last sale price for Sovereign common stock was $13.1250 per share. On May 27, 1999, the last sale price for the Sovereign common stock was $12.688 per share. The average weekly trading volume for the Sovereign common stock during the quarter ended March 31, 1999 was 1,034,464 shares.

     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 53.

                           INFORMATION ABOUT PEOPLES

GENERAL

     Financial and other information relating to Peoples, including information relating to Peoples' directors and executive officers, is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 53.

MARKET PRICE OF AND DIVIDENDS ON PEOPLES COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Peoples common stock trades on the Nasdaq National Market under the symbol TSBS. As of May 3, 1999, there were approximately 7,325 stockholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low bid quotes as reported on the Nasdaq National Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.

                                                                                        CASH
                                                                                      DIVIDENDS
                                                               HIGH        LOW        DECLARED
                                                              ------      ------      ---------
FISCAL YEAR ENDED DECEMBER 31, 1999
First Quarter...........................................      $11.31      $ 9.44       $.0250
Second Quarter(1).......................................      $19.63      $ 9.13       $   --

FISCAL YEAR ENDED DECEMBER 31, 1998
First Quarter...........................................       11.77       10.20        .0229
Second Quarter..........................................       11.38        9.94        .0250
Third Quarter...........................................       10.19        6.97        .0250
Fourth Quarter..........................................       11.00        7.00        .0250

FISCAL YEAR ENDED DECEMBER 31, 1997
First Quarter...........................................        4.87        4.12        .0229
Second Quarter..........................................        5.39        4.67        .0229
Third Quarter...........................................        8.76        5.00        .0229
Fourth Quarter..........................................       11.96        7.32        .0229

------------------
(1) Through May 27, 1999

     On September 4, 1998, the last business day preceding public announcement of the merger, the last sale price for Peoples common stock was $8.3125 per share. On May 27, 1999, the last sale price for Peoples common stock was $10.1563 per share. The average weekly trading volume for the Peoples common stock during the quarter ended March 31, 1998 was approximately 1,132,057 shares.

     The merger agreement permits Peoples to pay a regular quarterly cash dividend not to exceed $.025 per share of Peoples common stock outstanding.

     Peoples' ability to continue to pay dividends may be dependent upon its receipt of dividends from Trenton Savings Bank. See Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 53.

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES

     The authorized capital stock of Sovereign consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of May 14, 1999, there were 158,054,071 shares of Sovereign common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign's stock option plans or in connection with pending acquisitions by Sovereign.

COMMON STOCK

     The holders of Sovereign common stock share ratably in dividends when and if declared by the Sovereign Board of Directors from legally available funds. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

     Sovereign Bank cannot pay dividends on its capital stock or repurchase shares of its stock if its shareholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current OTS regulations require a holding company's insured institutions to give the OTS 30 days advance notice of any proposed declaration of dividends to the holding company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

     The OTS capital distribution rule provides for three tiers of savings associations:

     -- Tier 1 associations, associations that have total capital equal to or greater than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution;

     -- Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; and

     -- Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed capital distribution.

     At December 31, 1998, Sovereign Bank is a "Tier 1 association" both historically and on a pro forma basis after giving effect to the bank merger. Under the OTS capital distribution rule, a Tier 1 association may make capital distributions of up to the greater of

     -- 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year or

     -- 75% of its net income over the most recent four-quarter period.

     A Tier 1 association may make capital distributions in excess of these limits if the OTS does not object after receiving notice. A Tier 2 association can make distributions of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. A Tier 2 association may, through a written approval process, obtain OTS approval to make distributions in excess of these amounts. Tier 3 associations are not authorized to make any capital distributions without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the capital distribution is consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of capital distributions for Tier 1 and Tier 2 associations.

     Prior to the issuance of any Sovereign preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign common stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders cannot cumulate votes in the election of directors.

     The holders of Sovereign common stock have no preemptive rights to acquire any additional shares of Sovereign. In addition, Sovereign common stock is not subject to redemption.

     Sovereign's Articles of Incorporation authorize the Sovereign Board of Directors to issue authorized shares of Sovereign common stock without shareholder approval. Sovereign common stock is included for quotation on the Nasdaq National Market. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign common stock or securities convertible into Sovereign common stock if the issuance of such securities:

     -- relates to acquisition of a company and the securities will have 20% or more of the voting power outstanding before the issuance;

     -- relates to acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

     -- relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign common stock or 20% or more of the voting power outstanding before issuance; or

     -- would result in a change in control of Sovereign.

     Under Nasdaq National Market rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate.

     In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign preferred stock.

PREFERRED STOCK

     Sovereign's Board of Directors is authorized to approve the issuance of Sovereign preferred stock, without any required approval of shareholders. Sovereign's Board determines the rights and limitations on each series of Sovereign preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign common stock. Shares of Sovereign preferred stock can have dividend, redemption, voting, and liquidation rights taking priority over Sovereign common stock, and may be convertible into Sovereign common stock.

SHAREHOLDER RIGHTS PLAN

     Sovereign maintains a Shareholder Rights Plan designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Shareholder Rights Plan, each outstanding share of Sovereign common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. A holder can also exercise if Sovereign's Board declines a person or group who has become a beneficial owner of at least 4.9% of Sovereign common stock or total voting power an "adverse person," as defined in the Rights Plan.

     After the rights become exercisable the rights (other than rights held by a 19.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either Sovereign common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign can generally redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights become nonredeemable, the Sovereign Board of Directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

     Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign stock and the removal of Sovereign's management. These provisions:

     -- empower the Sovereign Board of Directors, without shareholder approval, to issue Sovereign preferred stock the terms of which, including voting power, are set by the Sovereign Board of Directors;

     -- divide the Sovereign Board of Directors into three classes serving staggered three-year terms;

     -- restrict the ability of shareholders to remove directors;

     -- require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign Board of Directors;

     -- prohibit shareholders' actions without a meeting;

     -- require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's Articles of Incorporation;

     -- require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign voting stock at the highest price paid by such person for shares of Sovereign voting stock during the preceding year;

     -- eliminate cumulative voting in elections of directors;

     -- require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's Bylaws;

     -- require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     -- provide that officers, directors, employees, agents and persons who own
        5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things:

     -- require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the requiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation and

     -- prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to Sovereign at the present time, this legislation generally:

     -- expands the factors and groups (including shareholders) which the Sovereign Board of Directors can consider in determining whether a certain action is in the best interests of the corporation;

     -- provides that the Sovereign Board of Directors need not consider the interests of any particular group as dominant or controlling;

     -- provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     -- provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     -- provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     -- redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     -- render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     -- act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Sovereign opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign's opt-out from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign, by means of an amendment to Sovereign's Bylaws, which could be adopted by the Board of Directors, without shareholder approval.

                        COMPARISON OF SHAREHOLDER RIGHTS

     If we complete the merger, shareholders of Peoples automatically will become shareholders of Sovereign, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, and by Sovereign's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Sovereign common stock and the rights of holders of Peoples common stock. These differences arise from various provisions of the Pennsylvania Business Corporation Law of 1988, and the Delaware General Corporation Law, the Articles of Incorporation, Bylaws and Shareholder Rights Plan of Sovereign and the Certificate of Incorporation and Bylaws of Peoples.

DIRECTORS

  Removal

     Under Sovereign's Articles of Incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares. Peoples directors, pursuant to Peoples' Certificate of Incorporation, may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting capital stock.

  Nomination

     Shareholders of both Peoples and Sovereign are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director. Sovereign's bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days' notice of the meeting is given to shareholders in which case such nominations must be submitted within 7 days following the mailing of the notice to shareholders). Peoples' Bylaws provide that its shareholders must submit written nominations not less than 90 days prior to the date of the meeting for the election of directors (unless less than 100 days' notice of the meeting is given to shareholders in which case such nominations must be submitted not less than 10 days following the day on which notice of the meeting was mailed or public disclosure was made).

  Limited Liability

     A director of Sovereign is not personally liable to Sovereign, its shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

     A director of Peoples is not personally liable to Peoples or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability:

     -- for any breach of the director's duty of loyalty;

     -- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -- for certain illegal dividends; or

     -- for any transaction from which the director derived an improper personal benefit.

  Indemnification

     The Certificate of Incorporation of Peoples and the Bylaws of Sovereign each provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses.

     Generally, directors, officers and employees of Peoples are entitled to indemnification:

     -- in third party actions, if the person acted in good faith and in a manner he reasonably believed to be in the best interests of Peoples and, as to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

     -- in derivative actions, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Peoples, provided the person has not been adjudged to be liable to Peoples.

     Indemnification by Peoples in both third party actions and derivative actions can be made only in a specific case upon a finding by:

     -- a majority vote of disinterested directors or a committee thereof, even though less than a quorum;

     -- independent legal counsel in a written opinion, or

     -- by shareholders, that the appropriate standard for indemnification has been met.

     In comparison, directors, officers, employees and agents of Sovereign are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

SHAREHOLDERS' MEETINGS

     Special meetings of Sovereign shareholders may be called at any time by any of the following:

     -- the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors; or

     -- the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office.

     Special meetings of Peoples shareholders may be called only by a majority of the total number of directors of Peoples.

     Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or 7 days if less than 21 days' notice of the annual meeting is given to shareholders). Peoples' Bylaws require that its shareholders submit to Peoples written notice of any matter desired to be placed on the agenda of an annual meeting of shareholders not less than 90 days prior to the date of the meeting (or 10 days if less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders).

SHAREHOLDER RIGHTS PLAN

     Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign common stock are entitled, under certain circumstances generally involving an accumulation of Sovereign common stock, to purchase Sovereign common stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

     Peoples does not have a shareholder rights plan.

REQUIRED SHAREHOLDER VOTES

  General

     Subject to the voting rights of any series of Sovereign preferred stock then outstanding, the holders of Sovereign common stock possess exclusive voting rights of Sovereign. Each holder of Sovereign common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of

Sovereign, the affirmative vote of a majority of the votes cast, in person or by proxy, at a shareholders' meeting is required for approval.

     The holders of Peoples common stock possess exclusive voting rights of Peoples. Except as provided in the following paragraph, each holder of Peoples common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of Peoples, the affirmative vote of a majority of the votes cast at a shareholders' meeting is required for approval.

     As provided in Peoples' Certificate of Incorporation, record holders of Peoples common stock who beneficially own in excess of 10% of the outstanding shares of Peoples common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. Peoples' Certificate of Incorporation authorizes the Board of Directors:

     -- to make all determinations necessary to implement and apply the 10% limit including determining whether persons or entities are acting in concert; and

     -- to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% limit supply information to Peoples to enable the Board to implement and apply to the 10% limit. The Board of Directors of Peoples is not aware of any person who beneficially owns shares of Peoples common stock in excess of the 10% limit with respect to the matters to be considered at the special meeting

  Fundamental Changes

     Sovereign's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66 2/3% of the members of Sovereign's Board of Directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's Board of Directors, Sovereign's Articles of Incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign's voting power.

     Under the Delaware General Corporation Law, a plan of merger, consolidation, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Peoples) must be approved by the affirmative vote of a majority of the outstanding stock of Peoples entitled to vote thereon; provided, however, that no vote of shareholders of a constituent corporation surviving a merger shall be necessary to authorize a merger:

     -- the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation;

     -- each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasur share of the surviving corporation after the effective date of the merger; and

     -- either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

     In addition, Peoples' Certificate of Incorporation requires a vote of shareholders with at least 80% of Peoples' total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Peoples) or similar transactions involving a shareholders holding 10% or more of Peoples' voting power if such transaction is not approved by at least two-thirds of Peoples' disinterested directors.

  Amendment of Articles or Certificate of Incorporation

     Sovereign's Articles of Incorporation contain various provisions that require a super-majority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign's Articles of Incorporation relating to noncumulative voting, the classification of directors, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign's Board of Directors if evaluating a tender offer, all require:

     -- the affirmative vote of 80% of the shares entitled to vote; or

     -- the affirmative vote of 80% of the members of Sovereign's Board of Directors and the affirmative in vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

     A supermajority vote of 80% of Peoples' shareholders, is required to amend or repeal the provisions of Peoples' Certificate of Incorporation relating to the requirements of holding meetings for stockholder action, the right to call special meetings of shareholders being vested solely in the Board of Directors, the classification and filling of vacancies on, and removal of members of, the Peoples Board of Directors, the restriction on voting rights with respect to shares held in excess of the 10% limit, the amendment of Bylaws generally, and the super-majority vote requirement on a merger or similar transaction with a 10% or greater Peoples stockholder.

AMENDMENT OF BYLAWS

     The authority to amend or repeal Sovereign's Bylaws is vested in Sovereign's Board of Directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of the voting power (except that any amendment to the indemnification provisions set forth in the Bylaws shall require the affirmative vote of two-thirds of the Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast). Similarly, the authority to amend or repeal Peoples' Bylaws is vested in Peoples' Board of Directors. By contrast, however, although Peoples' shareholders may amend or repeal the Bylaws, a stockholder amendment to or repeal of any Bylaw provision requires the affirmative vote of Peoples shareholders holding at least 80% of the voting power.

MANDATORY TENDER OFFER PROVISION

     Sovereign's Articles of Incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign's voting stock within the preceding twelve months. The Pennsylvania Business Corporation Law of 1988 also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium.

     Neither Peoples' Certificate of Incorporation, Bylaws nor the Delaware General Corporation Law provide Peoples shareholders with similar rights.

SPECIAL PENNSYLVANIA CORPORATE LAW PROVISIONS

     For certain provisions of Pennsylvania corporate law relating to the fiduciary duty of directors that differ from Delaware law, see "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Corporate Law Provisions" on page 42.

ANTITAKEOVER PROVISIONS

     Sovereign is subject to some, but not all, of various provisions of the Pennsylvania Business Corporation Law of 1988 which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the Board of Directors. There are no analogous provisions in the Delaware General Corporation Law. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988.

     Subchapter 25E of the Pennsylvania Business Corporation Law of 1988 (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

     Subchapter 25F of the Pennsylvania Business Corporation Law of 1988 (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

     Subchapter 25G of the Pennsylvania Business Corporation Law of 1988 (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania Business Corporation Law of 1988. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     Subchapter 25H of the Pennsylvania Business Corporation Law of 1988 (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988 contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the Pennsylvania Business Corporation Law of 1988, Sovereign has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

     In addition, the fiduciary duty standards applicable to the Board of Directors of Sovereign under the Pennsylvania Business Corporation Law of 1988, and certain provisions of Sovereign's Articles of Incorporation and Bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Pennsylvania Corporate Law Provisions" on page 42.

                                  ADJOURNMENT

     In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, Peoples intends to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by Peoples at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.

     The Board of Directors of Peoples recommends that stockholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxyholders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If Peoples adjourns the special meeting, Peoples will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

                                    EXPERTS

     The consolidated financial statements of Sovereign, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in Sovereign's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which as to the years 1997 and 1996, is based in part on the reports of other auditors. Such consolidated financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Peoples Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included in Peoples' Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference herein and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Stevens & Lee, P.C. will pass on the validity of the Sovereign common stock issued in the merger, certain federal income tax consequences of the merger. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 300,000 shares of Sovereign common stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank.

     Luse Lehman Gorman Pomerenk & Schick will pass on legal matters relating to the merger for Peoples.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Board of Directors of Peoples knows of no matters which will be presented for consideration at the special meeting other than matters described in this proxy statement/prospectus. However, if any other matters shall come before the special meeting or any adjournments, the forms of proxy will confer discretionary authority to the individuals named as proxies to vote the shares represented by the proxy on any such matters.

                             SHAREHOLDER PROPOSALS

     Sovereign's 1999 Annual Meeting of Shareholders will be held on April 22, 1999. Sovereign's 2000 Annual Meeting of Shareholders will be held on or about April 20, 2000. In accordance with the ByLaws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 120 days prior to such annual meeting. Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 2000 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before November 23, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Sovereign and Peoples are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information Sovereign and/or Peoples files at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Sovereign's and Peoples' Securities and Exchange Commission filings are also available on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

     Sovereign filed a Registration Statement on Form S-4 (No. 333-____) to register with the Securities and Exchange Commission the Sovereign common stock issuable to Peoples shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Sovereign in addition to being a proxy statement of Peoples for the special meeting. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been filed by Sovereign and Peoples with the Securities and Exchange Commission. The information that is incorporated by reference consists of:

     Documents filed by Sovereign (SEC File No. 0-16533):

     -- Sovereign's Annual Report on Form 10-K for the year ended December 31,
        1998, as amended by a Form 10-K/A filed June 1, 1999.

     -- Sovereign's Quarterly Report on Form 10-Q for the quarter ended March
        31, 1999, as amended by a Form 10-Q/A filed June 1, 1999.

     -- Sovereign's Current Reports on Form 8-K filed March 19, 1999 and April
        16, 1999.

     -- Sovereign's Registration Statement on Form 8-A, filed August 14, 1989, pursuant to which Sovereign registered certain stock purchase rights under the Exchange Act and any amendments or reports filed for the purpose of updating such Registration Statement.

     Documents filed by Peoples (SEC File No. 0-22641):

     -- Peoples' Annual Report on Form 10-K for the year ended December 31,
        1998, as amended by a Form 10-K/A filed March 30, 1999.

     -- People's Quarterly Report on Form 10-Q for the quarter ended March 31,
        1999.

     -- The description of the Peoples common stock contained in Peoples'
        Registration Statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description.

     All documents filed by Sovereign and Peoples pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and prior to the special meeting also are incorporated by reference into this proxy statement/prospectus and will be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.

     We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from Sovereign and/or Peoples without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Peoples shareholders may obtain documents incorporated by reference in this proxy statement/prospectus, with respect to Sovereign, by requesting them in writing or by telephone from: Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, PA 19610, Attention: David A. Silverman, Esquire (telephone number
(610) 320-8400), and with respect to Peoples, by requesting them in writing or by telephone from: Peoples Bancorp, Inc., Attention: Robert C. Hollenbeck, Corporate Secretary (telephone number (609) 844-3100). In order to ensure timely delivery of such documents, any request should be made by June 10, 1999.

     All information contained or incorporated by reference in this proxy statement/prospectus relating to Sovereign and its subsidiaries has been supplied by Sovereign. All information contained or incorporated by reference in this proxy statement/prospectus relating to Peoples and its subsidiaries has been supplied by Peoples.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                   OF MERGER
                                    BETWEEN
                            SOVEREIGN BANCORP, INC.
                                      AND
                             PEOPLES BANCORP, INC.
                               SEPTEMBER 7, 1998

                                   AGREEMENT

     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 7, 1998, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Wyomissing, Pennsylvania, and PEOPLES BANCORP, INC. ("Peoples"), a Delaware corporation, having its principal place of business in Lawrenceville, New Jersey.

                                   BACKGROUND

     1. Sovereign and Peoples desire for Peoples to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware, and in accordance with the plan of merger set forth herein.

     2. At or prior to the execution and delivery of this Agreement, (a) certain directors and officers of Peoples and affiliates of Peoples, each have executed in favor of Sovereign, a Letter Agreement dated September 4, 1998, in the form attached hereto as Exhibit 1, and (b) Peoples is concurrently granting to Sovereign an option to acquire, under certain circumstances, Peoples' common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and Peoples dated September 7, 1998, attached hereto as Exhibit 2.

     3. Sovereign desires to merge Trenton Savings Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Peoples ("Trenton Savings"), into and with Sovereign Bank, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

     4. Sovereign and Peoples desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and Peoples.

     Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

     Articles of Merger means the articles of merger to be executed by Sovereign and Peoples and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

     Bank Merger means the merger of Trenton Savings with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

     Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

     BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

     Certificate of Merger means the certificate of merger to be executed by Sovereign and Peoples and to be filed in the DOSS, in accordance with the applicable laws of the State of Delaware.

     Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to Peoples, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and Peoples shall agree.

     DGCL means the Delaware General Corporation Law, as amended.

     DOSS mans the Delaware Office of the Secretary of State.

     Effective Date means the date specified in the Articles of Merger filed in the PDS and the Certificate of Merger filed in the DOSS, and shall be the same as the Closing Date.

     Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

     Exchange Ratio shall mean the exchange ratio provided for in Section 1.02(e)(ii).

     FDIA means the Federal Deposit Insurance Act, as amended.

     FDIC means the Federal Deposit Insurance Corporation.

     FSLA means the Fair Labor Standards Act of 1938.

     GAAP means generally accepted accounting principles as in effect at the relevant date.

     HOLA means the Home Owners' Loan Act of 1933, as amended.

     IRC means the Internal Revenue Code of 1986, as amended.

     IRS means the Internal Revenue Service.

     Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National

Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge.

     Material Adverse Effect shall mean, with respect to Sovereign or Peoples, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of Sovereign or Peoples resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger and the cost associated with Section 4.11 hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by Peoples pursuant to Section 4.10(a)(ix) of this Agreement), and (e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

     Merger means the merger of Peoples with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

     NASD means the National Association of Securities Dealers, Inc.

     OTS means the Office of Thrift Supervision.

     PDS means the Department of State of the Commonwealth of Pennsylvania.

     Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

     Peoples Common Stock means the common stock of Peoples described in Section 2.02(a).

     Peoples Disclosure Schedule means a disclosure schedule delivered by Peoples to Sovereign pursuant to this Agreement.

     Peoples Financials means (i) the audited consolidated financial statements of Peoples as of December 31, 1997 and for the three years ended December 31, 1997, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Peoples as of each calendar quarter thereafter included in Securities Documents filed by Peoples, including the notes thereto.

     Peoples Stock Option Plans means the Trenton Savings Bank FSB and Peoples Bancorp, MHC 1996 Stock Option Plan and the Peoples Bancorp, Inc. 1999 Stock Option Plan.

     Peoples Regulatory Reports means the Annual Reports of Peoples, Peoples Bancorp MHC or Trenton Savings, as the case may be, on Form H-(b)11, any Current Report of Peoples or Trenton Savings, as the case may be, on Form H-(b)11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of Peoples or Trenton Savings, as the case may be, and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

     Peoples Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Peoples, except any corporation the stock of which is held in the ordinary course of the lending activities of Trenton Savings.

     Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Peoples Common Stock in connection with the transactions contemplated by this Agreement.

     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

     Regulatory Agreement has the meaning given to that term in Section 2.11 and
3.10 of this Agreement.

     Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, or the respective staffs thereof.

     Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

     Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

     Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

     Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

     Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to Peoples pursuant to this Agreement.

     Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1997 and for the three years ended December 31, 1997, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto.

     Sovereign Market Price means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System.

     Sovereign Market Value means, as of any date, the average of the Sovereign Market Prices for the fifteen consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

     Sovereign Option means the option granted to Sovereign by Peoples to acquire such number of shares of Peoples Common Stock as shall equal 19.9% of the shares of Peoples Common Stock outstanding before giving effect to the exercise of such option referenced in the recitals to this Agreement.

     Sovereign Regulatory Reports means the Annual Reports of Sovereign on Form H-(b)11 filed with the OTS since December 31, 1995 through the Closing Date, any Current Report of Sovereign on Form H-(b)11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of Sovereign Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

     Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

     Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

     Sovereign Subsidiaries means (i) any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank and (ii) Sovereign Capital Trust I and any similar entity sponsored or created by Sovereign after the date hereof.

     Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

     Section 1.02 The Merger.

     (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Peoples and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the Certificate of Merger to be duly executed and filed in the DOSS.

     (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: Peoples shall merge with and into Sovereign; the separate existence of Peoples shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Peoples shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Peoples and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware.

     (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

     (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

           (i) On the Effective Date, the Board of Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

          (ii) On the Effective Date, the officers of Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

          (iii) On the effective date of the Bank Merger, the Board of Directors of Sovereign Bank, as the surviving institution in the Bank Merger, shall consist of those persons holding such office immediately prior to such effective date.

          (iv) On the effective date of the Bank Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

     (e) Conversion of Shares.

           (i) Sovereign Common Stock.

             (A) Each share of Sovereign Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by Peoples (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of Peoples acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Sovereign.

             (B) Each share of Sovereign Common Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

          (ii) Peoples Common Stock.

             (A) Subject to the provisions of subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Peoples Common Stock, if any, then owned by Sovereign or Peoples or any Peoples Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive .80 fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement.

             (B) Each share of Peoples Common Stock owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

             (C) Each share of Peoples Common Stock issued and held in the treasury of Peoples or owned by Peoples or any Peoples Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

             (D) No fraction of a whole share of Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Peoples Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

     (f) Stock Options.

          (i) On the Effective Date, each option to acquire Peoples Common Stock which is then outstanding ("Peoples Option"), whether or not exercisable, shall cease to represent a right to acquire shares of Peoples Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each Peoples Option, in accordance with the terms of the applicable Peoples Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) Sovereign and its Board of Directors or a duly authorized committee thereof shall be substituted for Peoples and Peoples' Board of Directors or duly authorized committee thereof administering such Peoples Stock Option Plan, (ii) each Peoples Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock and Sovereign Stock Purchase Rights, (iii) the number of shares of Sovereign Common Stock subject to such Peoples Option shall be equal to the number of shares of Peoples Common Stock subject to such Peoples Option immediately prior to the Effective Date multiplied by the Applicable Exchange Ratio, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Peoples Option shall be adjusted by dividing the per share exercise price under each such Peoples Option by the Applicable Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Peoples Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section

     424(h) of the IRC. Sovereign and Peoples agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(f).

          (ii) Within 45 days after the Effective Date, Sovereign shall file a registration statement on Form S-8 (or any other successor or appropriate form) with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to the options referenced in this Section 1.02(f) and relating to the 1999 RRP (as defined in Section 4.11(a) (vii)), and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

     (g) Surrender and Exchange of Peoples Stock Certificates.

          (i) Exchange of Certificates. Each holder of shares of Peoples Common Stock who surrenders to Sovereign (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of Peoples Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

          (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for Peoples Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Peoples Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of Peoples Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. Upon surrender of certificates for shares of Peoples Common Stock in exchange for certificates for Sovereign Common Stock, Sovereign also shall pay any dividends to which such holder of Peoples Common Stock may be entitled as a result of the declaration of a dividend on the Peoples Common Stock by Peoples in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this
     Section 1.02(g) upon surrender of certificates for shares of Peoples Common Stock.

          Notwithstanding the foregoing, no party hereto will be liable to any holder of Peoples Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Peoples Common Stock are surrendered by a Peoples shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

          (iii) Exchange Procedures. Each certificate for shares of Peoples Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Peoples Common Stock which are surrendered. As promptly as reasonably practicable but in no event later than five (5) business days after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of Peoples Common Stock transmittal materials for use in exchanging certificates representing Peoples Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger. Certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Peoples as promptly as reasonably practicable but in no event later than fifteen (15) business days following the receipt of certificates representing former shares of Peoples Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

          (iv) Closing of Stock Transfer Books; Cancellation of Peoples Certificates. Upon the Effective Date, the stock transfer books for Peoples Common Stock will be closed and no further transfers of shares of Peoples Common Stock will thereafter be made or recognized. All certificates for shares of Peoples Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

     (h) Anti-Dilution Provisions. If Sovereign shall, at any time before the Effective Date, (A) issue a dividend in shares of Sovereign Common Stock, (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or
(D) reclassify the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered to Peoples shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of Peoples Common Stock shall be adjusted so that each Peoples shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio determined pursuant to Sections 1.02(e)(ii) hereof shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Sovereign enters into an agreement pursuant to which shares of Sovereign Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Peoples shareholder shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

     Section 1.03 The Bank Merger. Sovereign and Peoples shall use their best efforts to cause Trenton Savings to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and Peoples shall cause Trenton Savings, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF PEOPLES

     Peoples hereby represents and warrants to Sovereign that, except as specifically set forth in the Peoples Disclosure Schedule delivered to Sovereign by Peoples on the date hereof:

     Section 2.01 Organization.

     (a) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Peoples is a savings and loan holding company duly registered under the HOLA. Peoples has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Peoples is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Peoples.

     (b) Trenton Savings is a federal savings bank duly organized and validly existing under the laws of the United States of America. Trenton Savings has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Trenton Savings and each other Peoples Subsidiary is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Peoples.

     (c) There are no Peoples Subsidiaries other than Trenton Savings and those identified in the Peoples Disclosure Schedule.

     (d) The deposits of Trenton Savings are insured by the FDIC to the extent provided in the FDIA.

     (e) The respective minute books of Peoples and Trenton Savings and each other Peoples Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

     (f) Prior to the date of this Agreement, Peoples has delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of Peoples and the charter and bylaws of Trenton Savings as in effect on the date hereof.

     Section 2.02 Capitalization.

     (a) The authorized capital stock of Peoples consists of (i) 70,000,000 shares of common stock, $0.01 par value per share ("Peoples Common Stock"), of which 36,363,038 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. Neither Peoples nor Trenton Savings nor any other Peoples Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Peoples Common Stock, Peoples preferred stock or any other security of Peoples or any securities representing the right to vote, purchase or otherwise receive any shares of Peoples Common Stock, Peoples preferred stock or any other security of Peoples, other than (i) shares issuable under the Sovereign Option and (ii) 981,508 shares issuable or to be issued under Peoples Stock Option Plans and as set forth in reasonable detail in the Peoples Disclosure Schedule.

     (b) The authorized capital stock of Trenton Savings consists of (i) 20,000,000 shares of common stock, $0.10 par value ("Trenton Savings Common Stock"), of which 100 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by Peoples free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature and (ii) 10,000,000 shares of preferred stock, $0.10 par value, none of which are issued or outstanding. Neither Peoples nor any Peoples Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any

Peoples Subsidiary or any other security of any Peoples Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Peoples Subsidiary. Either Peoples or Trenton Savings owns all of the outstanding shares of capital stock of each Peoples Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

     (c) Neither (i) Peoples, (ii) Trenton Savings, nor (iii) any other Peoples Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Peoples Subsidiaries, equity interests held by Peoples Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Peoples Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Peoples or Trenton Savings with respect to any other company's capital stock or the equity of any other person.

     (d) To the best of Peoples' knowledge, except as disclosed in Peoples' proxy statement dated April 21, 1998, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Peoples Common Stock.

     Section 2.03 Authority; No Violation.

     (a) Peoples has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Trenton Savings has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger. The execution and delivery of this Agreement by Peoples and the completion by Peoples of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Peoples and, except for approval by the shareholders of Peoples as required under the DGCL, Peoples' certificate of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of Peoples are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Peoples and, subject to (i) approval of the shareholders of Peoples as required under the DGCL, Peoples' certificate of incorporation and bylaws and Nasdaq requirements applicable to it and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Trenton Savings concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Trenton Savings, enforceable against Trenton Savings in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Peoples, (B) the execution and delivery of the Bank Plan of Merger by Trenton Savings, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and Peoples' and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and
(D) compliance by Peoples or Trenton Savings with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Peoples or any Peoples Subsidiary or the charter and bylaws of Trenton Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples or any Peoples Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Peoples or any Peoples Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Peoples or any Peoples Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Peoples.

     Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Peoples under the DGCL, Peoples' certificate of incorporation and bylaws, and Nasdaq requirements applicable to it, and the approval of the Bank Plan of Merger by Peoples as sole shareholder of Trenton Savings under the HOLA, and by the Trenton Savings Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Peoples or the Bank Plan of Merger by Trenton Savings, and (b) the completion by Peoples of the transactions contemplated hereby or by Trenton Savings of the Bank Merger. As of the date hereof, Peoples has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Peoples' ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement. Shareholders of Peoples are not entitled to exercise dissenters' rights in connection with the transactions contemplated by this Agreement under federal or Delaware law.

     Section 2.05 Financial Statements.

     (a) Peoples has previously delivered or will deliver to Sovereign the Peoples Regulatory Reports. The Peoples Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Peoples as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) Peoples has previously delivered to Sovereign the Peoples Financials. The Peoples Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Peoples as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

     (c) At the date of each balance sheet included in the Peoples Financials or the Peoples Regulatory Reports, neither Peoples nor Trenton Savings (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Peoples Financials or Peoples Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 2.06 Taxes. Peoples and the Peoples Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Peoples has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Peoples and all Peoples Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Peoples and any Peoples Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     Section 2.07 No Material Adverse Effect. Peoples has not suffered any Material Adverse Effect since December 31, 1997.

     Section 2.08 Contracts.

     (a) Except as described in this Agreement, or in the Peoples Disclosure Schedule, neither Peoples nor any Peoples Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Peoples or any Peoples Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Peoples or any Peoples Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Peoples or any Peoples Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Peoples Subsidiary;
(v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Peoples or any Peoples Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Peoples Subsidiary to engage in any type of banking or bank-related business permissible under law.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to Sovereign on or before the date hereof, are listed on the Peoples Disclosure Schedule and are in full force and effect on the date hereof and neither Peoples nor any Peoples Subsidiary (nor, to the knowledge of Peoples, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Peoples. Except as described in this Agreement or as set forth in the Peoples Disclosure Schedule, (i) no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement,
(ii) none of the employees (including officers) of Peoples or any Peoples Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Peoples or any Peoples Subsidiary is a party or under which Peoples or any Peoples Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Peoples or any Peoples Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Peoples or any Peoples Subsidiary to provide a benefit in the form of Peoples Common Stock or determined by reference to the value of Peoples Common Stock.

     Section 2.09 Ownership of Property; Insurance Coverage.

     (a) Peoples and the Peoples Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Peoples or any Peoples Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Peoples Regulatory Reports and in the Peoples Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. Peoples and the Peoples Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Peoples and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Peoples Financials.

     (b) With respect to all agreements pursuant to which Peoples or any Peoples Subsidiary has purchased securities subject to an agreement to resell, if any, Peoples or such Peoples Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) Peoples and the Peoples Subsidiaries currently maintain insurance considered by Peoples to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Peoples nor any Peoples Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Peoples or Trenton Savings under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Peoples and Trenton Savings have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

     Section 2.10 Legal Proceedings. Except as set forth in the Peoples Disclosure Schedule, neither Peoples nor any Peoples Subsidiary is a party to any, and there are no pending or, to the best of Peoples' knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Peoples or any Peoples Subsidiary, (ii) to which Peoples or any Peoples Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Peoples to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Peoples.

     Section 2.11 Compliance With Applicable Law.

     (a) Peoples and Peoples Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Peoples.

     (b) Neither Peoples nor any Peoples Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Peoples or any Peoples Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Peoples or any Peoples Subsidiary; (iii) requiring or threatening to require Peoples or any Peoples Subsidiary, or indicating that Peoples or any Peoples Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Peoples or any Peoples Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except for the order issued by the OTS in connection with its conversion in 1997, directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Peoples or any Peoples Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Peoples nor any Peoples Subsidiary has consented to or entered into any Regulatory Agreement except in connection with its conversion. Peoples has no reason to believe that it will not receive regulatory approval for the Merger. Peoples received a rating of "satisfactory" in connection with its last CRA examination.

     Section 2.12 ERISA. Peoples has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plan, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Peoples Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Peoples or any Peoples Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Peoples, any Peoples Subsidiary, nor any pension plan maintained by Peoples or any Peoples Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Peoples, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Peoples nor any Peoples Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA
Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Peoples or any Peoples Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Peoples. Peoples and the Peoples Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act. The forms of the Peoples' proposed 1999 Stock Option Plan and Peoples' proposed 1999 Management Recognition Award Plan are set forth in the Peoples Disclosure Schedule.

     Section 2.13 Brokers, Finders and Financial Advisors; Fairness
Opinion. Except for Peoples' engagement of Berwind Financial, LP ("Berwind") in connection with transactions contemplated by this Agreement, neither Peoples nor any Peoples Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Peoples Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Peoples Financials. The Peoples Disclosure Schedule shall contain as an exhibit the engagement letter between Peoples and Berwind. Berwind has provided Peoples with its written opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of Peoples, the Exchange Ratio is fair to Peoples shareholders from a financial point of view.

     Section 2.14 Environmental Matters. To the knowledge of Peoples, neither Peoples nor any Peoples Subsidiary, nor any properties operated by Peoples or any Peoples Subsidiary during Peoples' use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Peoples. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Peoples, threatened, relating to the liability of any property owned or operated by Peoples or any Peoples Subsidiary under any Environmental Law.

     Section 2.15 Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the Peoples Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Peoples Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

     Section 2.16 Information to be Supplied. The information to be supplied by Peoples and Trenton Savings for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Peoples filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Peoples and up to and including the date of the meeting of shareholders of Peoples to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Peoples for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

     Section 2.17 Securities Documents. Peoples has delivered to Sovereign copies of its (i) annual report on SEC Form 10-K for the year ended December 31, 1997, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and (iii) proxy materials used in connection with its meeting of shareholders held in 1998. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

     Section 2.18 Related Party Transactions. Except as disclosed in the Peoples' Securities Documents, in the footnotes to the Peoples Financials, or in the Peoples Disclosure Schedule, Peoples is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Peoples (except a Peoples Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of Peoples is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Peoples nor Trenton Savings has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Trenton Savings is inappropriate.

     Section 2.19 Schedule of Termination Benefits.  The Peoples Disclosure
Schedule includes a schedule of the present value as of December 31, 1998 of termination benefits and related payments which would be payable to the individuals identified thereon, excluding any options to acquire Peoples Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Peoples solely for the benefit of executive officers of Peoples or any Peoples Subsidiary (the "Benefits Schedule"), assuming their employment is terminated as of April 2, 1999 and the Closing Date occurs on April 1, 1999. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects. Except as set forth in Peoples Disclosure Schedule, as of the date of this Agreement, no Peoples director had deferred any compensation accrued by Peoples.

     Section 2.20 Loans. Each loan reflected as an asset in the Peoples Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Peoples.

     Section 2.21 Antitakeover Provisions Inapplicable.  The provisions of
Section 203 of the DGCL do not and will not apply to this Agreement or the transactions contemplated hereby.

     Section 2.22 Labor and Employment Matters. To the knowledge of Peoples, neither Peoples nor any Peoples Subsidiary, nor any facilities owned or operated by Peoples or any Peoples Subsidiary has been or is in violation of or is liable under any Labor and Employment Law, which violation or liability, individually or in the aggregate, resulted in, or will result in, a Material Adverse Effect with respect to Peoples. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of Peoples threatened, relating to the liability of Peoples or any Peoples Subsidiary under any Labor and Employment Law.

     Section 2.23 Year 2000. Peoples has not received, and does not reasonably expect to receive, a rating level of "Needs Improvement" or "Unsatisfactory" on its Year 2000 Report of Examination from the OTS, as those terms are defined in the OTS CEO Memo dated April 30, 1998. Peoples has made available to Sovereign a complete and accurate copy of its plan including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Peoples. Between the date hereof and the Effective Date, Peoples shall use commercially practicable efforts to implement its plan.

     Section 2.24 Quality of Representations. The representations made by Peoples in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

     Sovereign hereby represents and warrants to Peoples that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to Peoples on or prior to the date hereof:

     Section 3.01 Organization.

     (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect.

     (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

     (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

     (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the execution of this Agreement, Sovereign has delivered to Peoples true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

     Section 3.02 Capital Structure.

     (a) The authorized capital stock of Sovereign consists of (a) 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, 8,477 shares were issued and held by Sovereign as treasury stock and 163,652,098 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, and (iii) capital securities issued by Sovereign Capital Trust I. As of September 1, 1998, Sovereign had approximately 15,000 shareholders of record.

     (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 16, 1998, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

     (c) Except as disclosed in the Sovereign Disclosure Schedule, Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

     Section 3.03 Authority; No Violation.

     (a) Sovereign has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign, and, except for approval of this Agreement by the shareholders of Sovereign to the extent required by Nasdaq rules applicable to Sovereign, no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof and Peoples' and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and
(D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

     Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, approval of this Agreement by the shareholders of Sovereign to the extent required by Nasdaq rules applicable to Sovereign, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the HOLA, and by the Sovereign Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with
(a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign

Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's or Sovereign Bank's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Sovereign has made, or will make, the Sovereign Regulatory Reports available to Peoples for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) Sovereign has previously delivered, or will deliver, to Peoples the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein. Sovereign will make the Sovereign Regulatory Reports available to Peoples for inspection.

     (c) At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since December 31, 1997.

     Section 3.08 Ownership of Property; Insurance Coverage.

     (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign

Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

     (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

     Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

     Section 3.10 Compliance With Applicable Law.

     (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Sovereign.

     (b) Neither Sovereign nor any Sovereign Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Peoples. Sovereign received a rating of "outstanding" in connection with its last CRA examination.

     Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Peoples and up to and including the date of the meeting of shareholders of Peoples to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

     Section 3.12 ERISA. Sovereign has previously made available to Peoples true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA
Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

     Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to Peoples copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1997, 1996, and 1995, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (iii) current reports on SEC Form 8-K dated June 23, 1998, April 20, 1998, February 20, 1998 and February 19, 1998, and (iv) proxy statement dated March 16, 1998 used in connection with its annual meeting of shareholders held in April 1998. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

     Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

     Section 3.16 Brokers and Finders. In connection with the transactions contemplated by the Agreement, neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

     Section 3.17 Loans. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

     Section 3.18 Year 2000. Sovereign has not received, and does not reasonably expect to receive, a rating level of "Needs Improvement" or "Unsatisfactory" on its Year 2000 Report of Examination from the OTS, as those terms are defined in the OTS CEO Memo dated April 30, 1998. Sovereign has made available to Peoples a complete and accurate copy of its plan including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Sovereign. Between the date hereof and the Effective Date, Sovereign shall use commercially practicable efforts to implement its plan.

     Section 3.19 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

     Section 4.01 Conduct of Peoples' Business.

     (a) From the date of this Agreement to the Closing Date, Peoples and each Peoples Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Peoples will use its reasonable good faith efforts, and will cause Trenton Savings to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Peoples and Peoples Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, Peoples will not, and Peoples will not permit any Peoples Subsidiary to:

          (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, except as contemplated by Section 4.11 of this Agreement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Peoples may issue shares of Peoples Common Stock upon the valid exercise of outstanding options to acquire Peoples Common Stock under the Peoples Stock Option Plans, in accordance with Section 4.11 of this Agreement, (B) Peoples may pay a regular quarterly cash dividend, not to exceed $0.025 per share of Peoples Common Stock outstanding, and (C) Peoples may issue shares of Peoples Common Stock pursuant to the Sovereign Option. As promptly as practicable following the date of this Agreement, the Board of Directors of Peoples shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and except as provided above, Peoples shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit Peoples shareholders to receive two dividends either from Peoples or from Peoples and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from Peoples or Sovereign in any quarter; subject to applicable regulatory restrictions, if any, Trenton Savings may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Peoples permitted hereunder;

          (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Peoples or Peoples Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof, as contemplated by this Agreement, or as otherwise agreed to in writing by Sovereign and Peoples) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Peoples or any Peoples Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

          (iv) merge or consolidate Peoples or any Peoples Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Peoples or any Peoples Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any Peoples Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Peoples Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (v) sell or otherwise dispose of the capital stock of Trenton Savings or sell or otherwise dispose of any asset of Peoples or of any Peoples Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Peoples or of any Peoples Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (vi) take any action which would result in any of the representations and warranties of Peoples set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied, except in each case as may be required by applicable law;

          (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Peoples or Trenton Savings;

          (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Peoples or any Peoples Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that Peoples may contribute to the Peoples employee stock ownership plan, to the extent set forth in the Peoples Disclosure Schedule;

          (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

          (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $2,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $2,000,000, except for any commitment disclosed on the Peoples Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by Peoples for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

          (xii) except as set forth on the Peoples Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

          (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

          (xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

          (xvi) agree to do any of the foregoing.

     For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Peoples or any Peoples Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on Peoples Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $500,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Peoples or a Peoples Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Peoples or any Peoples Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof; or (iv) grant options or issue restricted stock under the 1996 Peoples Stock Option Plan or the 1996 Peoples Management Recognition and Retention Plan.

     Section 4.02 Access; Confidentiality.

     (a) From the date of this Agreement through the Closing Date, Peoples or Sovereign, as the case may be, shall afford to, and shall cause each Peoples Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Peoples and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

     (b) Peoples and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Peoples shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of Peoples and the Peoples Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters.

     (d) If the transactions contemplated by this Agreement shall not be consummated, Peoples and Sovereign will comply with the terms of the confidentiality agreement dated August 28, 1998 and each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Peoples and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 4.03 Regulatory Matters and Consents.

     (a) Peoples and Sovereign shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Peoples in connection with Peoples' meeting of shareholders contemplated to be held on or about April 15, 1999 and the transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, following the preparation thereof, file the Registration Statement with the SEC and Peoples and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise Peoples, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide Peoples with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Peoples may reasonably request.

     (b) Sovereign and Peoples will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

     (c) Peoples will furnish Sovereign with all information concerning Peoples and Peoples Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

     (d) Sovereign and Peoples shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

     (e) Sovereign will promptly furnish Peoples with copies of all written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

     Section 4.04 Taking of Necessary Action.

     (a) Sovereign and Peoples shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Peoples nor any Peoples Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or Peoples or from exercising its rights under this Agreement or the Stock Option Agreement.

     (b) Sovereign shall not take any action which would result in any of the representations and warranties of Sovereign set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by law.

     Section 4.05 Certain Agreements.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Peoples or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Peoples, any of the Peoples' Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by the DGCL and the Certificate of Incorporation and Bylaws of Peoples. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Peoples and any Peoples Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Peoples or any Peoples Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Peoples or any Peoples Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Peoples or any Peoples Subsidiary may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

     (b) Sovereign shall maintain Peoples' existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Peoples for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

     (c) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the Peoples Disclosure Schedule. To the extent that the employment of any of the employees listed on the Peoples Disclosure Schedule is terminated after the Effective Date, Sovereign agrees to enter into consulting arrangements with such individuals for the amounts and for the time periods set forth on the Peoples Disclosure Schedule.

     (d) In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any

Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

     Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, Peoples shall not and Peoples shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly
(i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction (unless such person's fiduciary duty as a director of Peoples legally requires such person to do so and such person is so advised in a written opinion of counsel to Peoples),
(iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than Sovereign or an affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction. Peoples will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sovereign with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 4.06. Peoples will notify Sovereign orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Peoples. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than Sovereign of an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving Peoples or a Peoples Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Peoples or a Peoples Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of Peoples (other than as permitted by Section 4.01(a)(ii) hereof) or a Peoples Subsidiary.

     Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

     Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its reasonable good faith efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

     Section 4.09 Current Information.

     (a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Peoples and Sovereign will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, Peoples and Sovereign will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, Peoples will deliver to

Sovereign a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

     (b) Peoples shall provide to Sovereign a copy of the minutes of any meeting of the Board of Directors of Peoples or any Peoples Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within 40 days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

     Section 4.10 Undertakings by Sovereign and Peoples.

     (a) From and after the date of this Agreement, Peoples shall:

          (i) Voting by Directors. Use its best efforts to cause all members of Peoples' Board of Directors to vote all shares of Peoples' Common Stock beneficially owned by each such director in favor of this Agreement;

          (ii) Phase I Environmental Audit. Permit Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by Peoples or any Peoples Subsidiary on the date hereof;

          (iii) Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole shareholder of Trenton Savings and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Trenton Savings;

          (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Peoples shareholder approval of this Agreement;

          (v) Timely Review. If requested by Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71, and to issue its report on such financial statements as soon as is practicable thereafter;

          (vi) Outside Service Bureau Contracts. If requested to do so by Sovereign, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Peoples or any Peoples Subsidiary, on terms and conditions mutually acceptable to Peoples and Sovereign;

          (vii) Committee Meetings. Permit a representative of Sovereign, who is reasonably acceptable to Peoples, to attend all committee meetings of Peoples and Trenton Savings management including, without limitation, any loan or asset/liability committee;

          (viii) List of Nonperforming Assets.  Provide Sovereign, within ten
     (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such month;

          (ix) Reserves and Merger-Related Costs. On or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Peoples to those of Sovereign (as such practices and methods are to be applied to Peoples from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of Peoples following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Peoples, provided, however, that Peoples shall not be required to take such action (A) more than five
     (5) days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, Peoples shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of Peoples and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Peoples or any Peoples Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of
     Section 6.01(d) hereof;

          (x) Shareholders' Meeting. Peoples shall take all action necessary to properly call and convene a special meeting of its shareholders on or about April 15, 1999 to consider and vote upon this Agreement and the transactions contemplated hereby; the Board of Directors of Peoples shall recommend that the shareholders of Peoples, approve this Agreement and the transactions contemplated hereby, provided, however, that no director of Peoples shall be required to take any action in accordance with this subsection in such person's capacity as a director if the fiduciary duty of such person in such capacity legally requires otherwise and such person is so advised in a written opinion of counsel;

          (xi) Personnel Information. Deliver to Sovereign, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Sovereign and sorted as reasonably requested by Sovereign; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; make available for inspection and copying by Sovereign all personnel records;

          (xii) Personnel Additions and Terminations. If requested by Sovereign, advise and consult with Sovereign regarding the hiring or termination of any employee;

          (xiii) Employment Policies. Deliver to Sovereign all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Sovereign with respect to such policies and practices and any others not covered by any such written materials;

          (xiv) WARN Notices. Assist Sovereign as reasonably requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and

          (xv) Employment Law Claims. Inform Sovereign promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Peoples or any Peoples Subsidiary under any Labor and Employment Law.

     (b) From and after the date of this Agreement, Sovereign and Peoples shall each:

          (i) Identification of Peoples' Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Peoples;

          (ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Peoples shareholders, Peoples' internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

          (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

          (vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

     Section 4.11 Employee Benefits and Termination Benefits.

     (a) Employee Benefits. On and after the Effective Date, the employee pension (including employee stock ownership plans) and welfare benefit plans of Sovereign and Peoples (as well as any other plan of Peoples providing for benefits not subject to ERISA) may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated or terminated, except as set forth below. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

          (i) Sovereign Employee Stock Ownership Plan ("ESOP"). Employees of Peoples and Peoples Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan.

          (ii) Trenton Savings Bank FSB Employee Stock Ownership Plan ("Peoples ESOP"). After the Effective Date, Sovereign will not merge the Peoples ESOP until and unless required by applicable law, and in no event prior to December 31, 2000.

          (iii) Sovereign Defined Benefit Pension Plan ("DB Plan"). Employees of Peoples and Peoples Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in Sovereign's DB Plan in accordance with its terms. In this regard, each such employee shall
     (A) receive, for purposes of participation and vesting only, credit for all service with Peoples or a Peoples Subsidiary credited to each such employee under Peoples' applicable qualified plan, and (B) enter the Sovereign DB Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

          (iv) Sovereign 401(k) Retirement Savings Plan ("401(k)
     Plan"). Employees of Peoples and Peoples Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign 401(k) Plan in accordance with its terms. In this regard, each such employee shall (A) receive, for purposes of participation and vesting only, credit for all service with Peoples or a Peoples Subsidiary credited to each such employee under Peoples' 401(k) Plan as of the Effective Date, and (B) enter the Sovereign 401(k) Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

          (v) Peoples Savings Plan ("401(k) Plan"). After the Effective Date, Sovereign will initially continue to maintain Peoples' 401(k) Plan until its participants generally become eligible to participate in the Sovereign 401(k) Plan. Thereafter, Sovereign shall have the right, but not the obligation, to combine the two plans on such terms as it deems appropriate and in accordance with applicable law.

          (vi) Sovereign and Peoples Nonqualified Deferred Compensation Plans ("Excess Benefit Plans"). Following the Merger, Sovereign will, as soon as administratively feasible, consolidate the Excess Benefit Plans maintained by Sovereign and Peoples to supplement certain pension benefits lost by some employees by reason of limitations contained in the IRC. Such consolidation shall be effected in such a manner that no person receive redundant benefits or lose existing benefits. The intent of the preceding sentence is that affected employees of Peoples and Peoples Subsidiaries generally shall be entitled only to the sum of (A) the benefits accrued under the

     Peoples Excess Benefit Plan(s) as of the plan consolidation, and (B) the benefits accrued thereafter under the combined Excess Benefit Plan.

          (vii) Peoples 1996 and 1999 Recognition and Retention Plan ("1996 RRP" and "1999 RRP"). The 1996 RRP shall continue in effect following the Effective Date as a Sovereign plan. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of Peoples Common Stock, whether before or after the Effective Date. No further grants or awards shall be made under the 1996 RRP following the date of this Agreement. Peoples may adopt the 1999 RRP in the form set forth in the Peoples Disclosure Schedule. The 1999 RRP will permit the grant or award of a maximum of 578,000 shares of Peoples Common Stock to the individuals and in the amounts set forth on the Peoples Disclosure Schedule; provided, however, that the 1999 RRP shall provide that grants or awards under the 1999 RRP shall provide for three-year vesting and shall not automatically vest upon the "change in control" which would occur on the Effective Date as a result of the Merger.

          (viii) Peoples 1996 and 1999 Stock Option Plans ("1996 Option Plan") and ("1999 Option Plan"). The 1996 Option Plan shall continue in effect following the Effective Date as a Sovereign plan. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants of options to purchase Peoples Common Stock, whether before or after the Effective Date. No further grants of stock options will be made under the 1996 Option Plan following the date of this Agreement. Peoples may adopt the 1999 Option Plan in the form set forth in the Peoples Disclosure Schedule. The 1999 Option Plan will permit the grant of stock options to purchase a maximum of 1,428,000 shares of Peoples Common Stock to the individuals and in the amounts set forth on the Peoples Disclosure Schedule; provided, however, that options granted under the 1999 Option Plan shall provide for three-year vesting and shall not automatically vest upon the "change in control" which would occur on the Effective Date as a result of the Merger.

          (ix) Welfare Benefit Plans. After the Effective Date, the welfare benefit plans of Sovereign and Peoples (and their respective subsidiaries) shall initially remain unchanged. Sovereign shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, Sovereign shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of or consolidation of a Peoples welfare plan with any Sovereign welfare plan, all employees of Peoples and Peoples Subsidiaries who are eligible for continued coverage under the Peoples welfare plan shall have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Except for the individuals set forth in the Peoples Disclosure Schedule, Sovereign does not provide welfare benefits to part-time employees or retired employees.

          (x) Peoples Bonus Plans and Arrangements. Peoples may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Date, with such equitable modifications as may be appropriate to take into account the circumstances of the Merger and the timing thereof. In the event the Merger shall occur after the current fiscal year, bonuses shall be provided on a pro rata basis with respect to the interim period; provided, however, that bonuses for such interim period, in the aggregate, shall not exceed twenty-five percent (25%) of the aggregate amount of bonuses payable for the calendar year ending December 31, 1998.

          (xi) Other Peoples Plans. From the date of this Agreement through the Effective Date of the Merger, without the prior written consent of Sovereign and except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any other Peoples plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, and performance shares.

     (b) Termination Benefits. Peoples shall use its best efforts to cause to be delivered to Sovereign within five (5) business days following execution of this Agreement with respect to each executive officer named on the Benefits
Schedule included in the Peoples Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other pension benefit or welfare benefit plan maintained by Peoples solely for the benefit of officers of Peoples or Peoples Subsidiaries assuming a termination of such individual's employment on April 2, 1999, and April 1, 1999 as the Closing Date. Peoples and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgement for each officer named herein reflect a good faith estimate of the amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

     (c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide severance pay, as set forth below, to any employee of Peoples whose employment is terminated hereafter in connection with the Merger up to three (3) months beyond the Effective Date, because (i) such employee's position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities in a location within a thirty (30)-mile radius from either such employee's work location with Peoples or residence), excluding any employee who has an existing employment or consulting agreement with Peoples or any Peoples Subsidiary, who has accepted an offer from Sovereign of noncomparable employment or whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Sovereign may reasonably require, including Sovereign's customary form of release provided to Peoples prior to the execution of this Agreement and provided such employee does not leave employment with Peoples or Sovereign prior to the employment termination date or any extension thereof established or adjusted by Sovereign: (i) senior officers (within the meaning of Peoples' Severance Pay Policy) shall be entitled to two and one-half (2 1/2) weeks' pay for each full year of continuous service with a minimum severance benefit of thirty (30) weeks' pay; (ii) junior officers (within the meaning of Peoples' Severance Pay Plan) shall be entitled to two and one-half
(2 1/2) weeks pay for each full year of continuous service with a minimum severance benefit of sixteen (16) weeks' pay and a maximum severance benefit of thirty (30) weeks' pay; (iii) regular full-time employees who are exempt employees under FLSA shall be entitled to two and one-half (2 1/2) weeks' pay for each full year of continuous service with a minimum severance benefit of eight (8) weeks' pay and a maximum severance benefit of thirty (30) weeks' pay;
(iv) regular full-time employees who are nonexempt employees under FLSA shall be entitled to two and one-half (2 1/2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of thirty (30) weeks' pay; and (v) part-time, peak-time and temporary employees shall not be entitled to any severance benefits. For purposes of this Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals and standards, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated Peoples employees under this subsection are the only severance benefits payable by Peoples to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under Peoples' normal severance policies. The benefits payable to Peoples' employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

     (d) Intention Regarding Future Employment. Sovereign and Sovereign Bank shall use their reasonable best efforts to inform the employees of Peoples at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with Sovereign Bank following the Effective Date and, where appropriate in Sovereign Bank's judgment, it will consider for employment opportunities at Sovereign Bank such employees who would otherwise be terminated.

     (e) Retention Bonuses. Notwithstanding subparagraph (c) above, each employee of Peoples or of Trenton Savings identified in the Peoples Disclosure Schedule shall be entitled to receive a "retention" bonus from Peoples (or the applicable Peoples Subsidiary) as determined by the executive officers of Peoples (after consultation with Sovereign) and as set forth on the Peoples Disclosure Schedule in the event that such employee remains an employee of Peoples (or the applicable Peoples Subsidiary), until the date the systems conversion occurs (or such other date established or adjusted by Sovereign not to exceed 90 days following the date the system conversion occurs) or is terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee of Peoples (or the applicable Peoples Subsidiary) through the employee's termination date; provided that retention bonuses, in the aggregate, shall not exceed $2,400,000.

     Section 4.12 NASDAQ Listing. Sovereign shall use all reasonable best efforts to cause the shares of Sovereign Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market System, subject to official notice of issuance, as of or prior to the Effective Date.

     Section 4.13 Affiliate Letter. Concurrently with, or within five (5) business days after, the execution and delivery of this Agreement, Peoples shall cause to be delivered to Sovereign the Letter Agreement attached hereto as
Exhibit 1, executed by each director, officer and any Affiliate of Peoples.

     Section 4.14 Publication of Combined Financial Results. Sovereign shall use its reasonable best efforts to publish as soon as possible, but no later than thirty (30) days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135, provided, however, that Sovereign may delay publishing such information for such period of times as it, in its good faith reasonable judgment, deems necessary or desirable to achieve a bona fide corporate purpose.

     Section 4.15 Sovereign Rights Agreement. Sovereign agrees that any Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

     Section 4.16 Advisory Board. On the Effective Date, Sovereign Bank shall establish the Peoples Advisory Board (the "Peoples Advisory Board"), which shall consist of all members of the Peoples Advisory Board immediately prior to the Effective Date. Each member of the Peoples Advisory Board shall be paid an annual retainer of $1,000. The Peoples Advisory Board shall be initially established for a term of one year from the Effective Date. Thereafter, for a period of two additional years, Sovereign shall either continue the Peoples Advisory Board or designate former members of the Peoples Advisory Board as Directors Emeriti.

                                   ARTICLE V
                                   CONDITIONS

     Section 5.01 Conditions to Peoples' Obligations under this Agreement. The obligations of Peoples hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Peoples pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and Peoples shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

     (c) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to Peoples; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 1997, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

     (g) Officer's Certificate. Sovereign shall have delivered to Peoples a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinion of Sovereign's Counsel. Peoples shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to Peoples and its counsel to the effect set forth on Exhibit 5 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

     (j) Tax Opinion. Peoples shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Approval of Peoples' Shareholders. This Agreement shall have been approved by the shareholders of Peoples by such vote as is required under Peoples' certificate of incorporation and bylaws, the DGCL or under Nasdaq requirements applicable to it; and

     (l) Investment Banking Opinion. Peoples shall have received a written opinion, dated within five (5) days of mailing the Prospectus/Proxy Statement, from Berwind Financial, updating its prior written opinion, to the effect that the Exchange Ratio is fair, from a financial point of view, to such shareholders.

     Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Peoples and Trenton Savings to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Peoples and Trenton Savings; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Peoples, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Peoples;

     (c) Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Peoples;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 1997, there shall not have occurred any Material Adverse Effect with respect to Peoples.

     (g) Officer's Certificate. Peoples shall have delivered to Sovereign a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section
5.02 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinions of Peoples' Counsel. Sovereign shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, counsel to Peoples, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 7 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

     (j) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Pooling Letter. Sovereign shall have received letters from Ernst & Young LLP and KPMG Peat Marwick LLP to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

     (l) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(l) within 15 days of receiving the results of such environmental audit and (iii) Sovereign may not terminate this Agreement under this Section 5.02(l) unless the results of such audits result in a Material Adverse Effect on Sovereign;

     (m) Shareholder Approval. This Agreement shall have been approved by the shareholders of Sovereign by such vote as is required under Sovereign's articles of incorporation and bylaws or under Nasdaq requirements applicable to it, to the extent required by Nasdaq rules applicable to Sovereign.

     (n) Liquidation Account. Neither the Merger or consummation of the Bank Plan of Merger shall require Sovereign, Peoples or any Subsidiary of either to distribute to depositors the liquidation account established by Trenton Savings in connection with its conversion from mutual to stock form.

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

     Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a) By the mutual written consent of the parties hereto;

     (b) By Sovereign or Peoples:

          (i) if the Closing Date shall not have occurred on or before June 30, 1999 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

     (c) By Peoples, on the Closing Date if both of the following conditions are satisfied:

          (1) the Sovereign Market Value as of the close of business on the Determination Date shall be less than $11.00; and

          (2) (i) the quotient obtained by dividing the Sovereign Market Value as of the close of business on the Determination Date by $13.125 (such number being referred to herein as the "Sovereign Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting
     0.10 from the quotient in this clause (2)(ii).

     For purposes of this Section 6.01(c), the following terms shall have the meanings indicated.

     "Determination Date" shall mean the date immediately preceding the Closing Date.

     "Index Group" shall mean the eight thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) redistributed proportionately for purposes of determining the Index Price. The eight thrift holding companies and the weights attributed to them are as follows:

THRIFT HOLDING COMPANIES                                      % WEIGHTING
------------------------                                      -----------
Dime Bancorp, Inc...........................................     27.67%
Charter One Financial.......................................     14.87%
Golden State Bancorp........................................     11.75%
Astoria Financial Corporation...............................     11.75%
Washington Federal, Inc.....................................     11.07%
GreenPoint Financial Corp...................................      9.86%
Bank United Corp............................................      6.62%
Peoples Heritage Finl Group.................................      6.41%
                                                                ------
        Total...............................................    100.00%
                                                                ======

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Sovereign Market Value).

     "Starting Date" shall mean September 3, 1998.

     If any company belonging to the Index Group or Sovereign declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Sovereign shall be appropriately adjusted for the purposes of applying this
Section 6.01(c); or

     (d) By Sovereign at any time prior to the Closing Date if the Board of Directors of Peoples shall have (i) failed to recommend and endorse this Agreement and the transactions contemplated hereby, (ii) withdrawn, modified or changed in a manner adverse to Sovereign its approval or recommendation of this Agreement and the transactions contemplated hereby, or (iii) recommended or endorsed another Acquisition Transaction.

     (e) At any time on or prior to the Effective Date, by Peoples in writing if Sovereign has, or by Sovereign in writing if Peoples has, in any material respect, breached (i) any material covenant or undertaking contained herein or
(ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would have a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by Peoples would have a Material Adverse Effect on Peoples, in any case if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

     Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or Peoples to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/ Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(f), 1.02(g), 4.05, and 4.11(a), (c) and (e) which will survive the Merger, shall terminate on the Closing Date.

     Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Peoples have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Peoples Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Peoples without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(f), 1.02(g), 4.05, and 4.11(a) and (c).

     Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                                (i) If to Sovereign, to:

                                    Sovereign Bancorp, Inc.
                                    1130 Berkshire Boulevard
                                    Wyomissing, Pennsylvania 19610

                                    Attention: Jay S. Sidhu
                                               President and Chief Executive
                                               Officer

                                    Telecopy No.: (610) 320-8448

                                    with a copy to:

                                    Stevens & Lee
                                    111 North Sixth Street
                                    Reading, Pennsylvania 19601

                                    Attention: Joseph M. Harenza, Esquire
                                                          and
                                               David W. Swartz, Esquire

                                    Telecopy No.: (610) 376-5610

                                (ii) If to Peoples, to:

                                     Peoples Bancorp, Inc.
                                     134 Franklin Corner Road
                                     Lawrenceville, New Jersey 08648-0950

                                     Attention: Wendell T. Breithaupt
                                                President and Chief Executive
                                                Officer

                                     Telecopy No.: (609) 844-9636

                                     with copies to:

                                     Luse Lehman Gorman Pomerenk & Schick
                                     5335 Wisconsin Avenue, N.W.
                                     Suite 400
                                     Washington, D.C. 20015

                                     Attention: John J. Gorman, Esquire
                                                          and
                                                Kenneth R. Lehman, Esquire

                                     Telecopy No.: (202) 362-2902

     Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.

                                  By /S/ JAY S. SIDHU
                                     -------------------------------------
                                     Jay S. Sidhu,
                                     President and Chief Executive Officer

                                  PEOPLES BANCORP, INC.

                                  By /S/ WENDELL T. BREITHAUPT
                                     -------------------------------------
                                     WENDELL T. BREITHAUPT,
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT 1

                            FORM OF AFFILIATE LETTER
                               SEPTEMBER 7, 1998

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. ("Sovereign") and Peoples Bancorp, Inc. ("Peoples") desire to enter into an agreement dated September 7, 1998 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Peoples will merge with and into Sovereign with Sovereign surviving the merger and (b) shareholders of Peoples will receive common stock of Sovereign in exchange for common stock of Peoples outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     Sovereign has required, as a condition to its execution and delivery to Peoples of the Agreement, that the undersigned, being directors, executive officers and major shareholders of Peoples, execute and deliver to Sovereign this Letter Agreement.

     Each of the undersigned, in order to induce Sovereign to execute and deliver to Peoples the Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Peoples called to vote for approval of the Agreement and the Merger so that all shares of common stock of Peoples then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote or cause to be voted all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Peoples) and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Peoples;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Peoples, to approve or adopt the Agreement;

     (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

     (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

     (e) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Peoples or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and Peoples have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Peoples Common Stock or shares of Sovereign Common Stock which, in the reasonable opinion of counsel for Sovereign, are individually and in the aggregate de minimis within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Securities and Exchange Commission;

     (f) Agrees that neither Peoples nor Sovereign shall not be bound by any attempted sale of any shares of Peoples Common Stock or Sovereign common stock, respectively, and Sovereign's transfer agents shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

     (g) Acknowledges and agrees that the provisions of subparagraphs (d), (e) and (f) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of Peoples common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (e) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

     (h) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (e) hereof; and

     (i) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

                         ------------------------------

     The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

                         ------------------------------

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                         ------------------------------

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                         ------------------------------

     The undersigned intend to be legally bound hereby.

                                          Sincerely,

                                                                       EXHIBIT 2

                             STOCK OPTION AGREEMENT

                                 [See Annex B]

                                                                       EXHIBIT 3

                              BANK PLAN OF MERGER

     THIS BANK PLAN OF MERGER ("Plan of Merger") dated September 7, 1998 is by and between SOVEREIGN BANK, ("Sovereign Bank"), and TRENTON SAVINGS BANK, F.S.B. ("Trenton Savings").

                                   BACKGROUND

     1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

     2. Trenton Savings is a federal savings bank and a wholly-owned subsidiary of Peoples Bancorp, Inc., a Delaware corporation ("Peoples"). The authorized capital stock of Trenton Savings consists of 20,000,000 shares of common stock, $.10 par value ("Trenton Savings Common Stock"), of which at the date hereof 100 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $.10 par value, none of which are issued or outstanding.

     3. The respective Boards of Directors of Sovereign Bank and Trenton Savings deem the merger of Trenton Savings with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

     4. The respective Boards of Directors of Sovereign Bank and Trenton Savings have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and Peoples have adopted resolutions approving an Agreement dated September 7, 1998 (the "Agreement") between Sovereign and Peoples, pursuant to which this Plan of Merger is being executed by Sovereign Bank and Trenton Savings.

                                   AGREEMENT

     In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, Sovereign Bank and Trenton Savings, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof):
Trenton Savings shall merge with and into Sovereign Bank; the separate existence of Trenton Savings shall cease; and Sovereign Bank shall be the resulting bank (such transaction referred to herein as the "Merger" and Sovereign Bank, as the resulting bank in the Merger, referred to herein as the "Surviving Bank"). The name of the Surviving Bank shall be "Sovereign Bank." Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A."

                                   ARTICLE II
                               CHARTER AND BYLAWS

     On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall be the Charter and Bylaws of the Surviving Bank, and may thereafter be amended in accordance with applicable law.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

     3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. Directors shall be elected annually and shall hold office until their successors are elected and qualified. The names and residence addresses of the directors are:

NAME                                                      RESIDENCE ADDRESS
----                                                      -----------------
Joseph P. Gemmell............................      [Intentionally omitted]

Brian Hard...................................      [Intentionally omitted]

Stewart B. Kean..............................      [Intentionally omitted]

Joseph E. Lewis..............................      [Intentionally omitted]

F. Joseph Loeper.............................      [Intentionally omitted]

Richard E. Mohn..............................      [Intentionally omitted]

Rhoda S. Oberholtzer.........................      [Intentionally omitted]

Patrick J. Petrone...........................      [Intentionally omitted]

Daniel K. Rothermel..........................      [Intentionally omitted]

Elizabeth B. Rothermel.......................      [Intentionally omitted]

Robert A. Sadler.............................      [Intentionally omitted]

Jay S. Sidhu.................................      [Intentionally omitted]

Cameron C. Troilo............................      [Intentionally omitted]

G. Arthur Weaver.............................      [Intentionally omitted]

Dr. Paul B. Wieand...........................      [Intentionally omitted]

     3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

NAME                                                                TITLE
----                                                                -----
Jay S. Sidhu............................  President and Chief Executive Officer
Dennis S. Marlo.........................  Chief Financial Officer
Lawrence M. Thompson, Jr................  Chief Operating Officer
Jacquelyn K. Blue.......................  Treasurer
David A. Silverman......................  Secretary

                                   ARTICLE IV
                              CONVERSION OF SHARES

     4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

     4.2 Stock of Trenton Savings. Each share of Trenton Savings Common Stock issued and outstanding immediately prior to the Effective Date, and each share of Trenton Savings Common Stock issued and held in the treasury of Peoples as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                          EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective on the date on which articles of combination executed by Sovereign Bank and Trenton Savings are filed with and endorsed by the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R. Section 552.13(k), unless a later date as specified in such articles of combination (the "Effective Date"). The Merger shall not be effective unless and until (i) the Merger receives any necessary approval from the OTS pursuant to 12 CFR Section 563.22(a) or (c), (ii) in the case the Merger requires a notification pursuant to 12 CFR Section 563.22(b), notification has been provided to the OTS, or (iii) in the case of Merger requires notice pursuant to 12 CFR Section 563.22(c), the notice has been filed, and the appropriate period of time has passed or the OTS has advised the parties that it will not disapprove the Merger.

                                   ARTICLE VI
                              EFFECT OF THE MERGER

     6.1 Separate Existence. On the Effective Date, the separate existence of Trenton Savings shall cease. As provided in 12 CFR 552.13(l), as of the Effective Date, all of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, chosen in action, rights, and credits then owned by either the Sovereign Bank or Trenton Savings, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the assets, property, obligations and liabilities of the Surviving Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Sovereign Bank and Trenton Savings immediately prior to the Effective Date. The Surviving Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Sovereign Bank of Trenton Savings and the rights and obligations of the Sovereign Bank and of Trenton Savings shall remain unimpaired; and the Surviving Bank, upon the consummation of the Merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

     6.2 Savings Accounts. As of the Effective Date, all savings accounts of Trenton Savings shall be and become savings accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of Trenton Savings shall, as of the Effective Time Date, be considered, for purpose of interest declared by the Surviving Bank thereafter, as if it had been a savings account of the Surviving Bank at the time said savings account was opened in Trenton Savings and at all times thereafter until such account ceases to be a savings account of the Surviving Bank. Appropriate evidence of savings account ownership interest in the Surviving Bank shall be provided, as necessary, after consummation of the merger by the Surviving Bank to each savings account holder of Trenton Savings.

     All savings accounts of Sovereign Bank prior to consummation of the merger shall, as of the Effective Date, continue to be savings accounts in the Surviving Bank without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms maturity, minimum required balances or withdrawal value.

     6.3 Liquidation Account. After the Effective Date, Sovereign Bank will continue to maintain the Sovereign Bank liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date, and Trenton Savings' liquidation account for the benefit of eligible account holders shall automatically be deemed assumed in full by Sovereign Bank, as of the Effective Date, on the same basis as it existed immediately prior to the Effective Date.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     The obligations of Sovereign Bank and Trenton Savings to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                   ARTICLE IX
                                   AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

     10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

     10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

     10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, Sovereign Bank and Trenton Savings have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                  EXHIBIT "A"
                               TO PLAN OF MERGER

                                 SOVEREIGN BANK
                                BRANCH LOCATIONS

                            [INTENTIONALLY OMITTED.]

                                                                       EXHIBIT 4

                         FORM OF AGREEMENT RE: BENEFITS

                               September __, 1998

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

Gentlemen:

     I, the undersigned, hereby acknowledge and agree that an amount equal to the lesser of (i) $__________ or (ii) the highest amount which does not result in a loss of federal income tax deduction under IRC Section 280G to Peoples or Sovereign with respect to any portion of such amount is the maximum amount that I would be entitled to receive from Peoples, any Peoples subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan assuming that my employment with Peoples or any Peoples subsidiary (or any of their respective successors or assigns) were terminated for any reason, whether voluntarily or involuntarily, on December 31, 1998, and the Closing Date were to occur on such termination date. All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement. The amount shown above represents the total of all amounts available for payment in an immediate lump sum upon termination and the present value, as of December 31, 1998 (based on a 6% per annum discount factor) of all payments to be made on a date or dates subsequent to the date of termination. I acknowledge and agree that the amount actually payable to me, as a result of reductions necessary to avoid excise tax payments and loss of federal income tax deduction under IRC
Section 280G, may be less than the total amounts otherwise payable under the terms of any such agreement or plan.

     This letter is subject to the acknowledgement and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me as hereinbefore specified, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my compensation and benefits due to the passage of time or in accordance with the terms of Peoples's employee benefit plans and past practices for routine increases.

                                          Sincerely,

                                          Acknowledged and Agreed to:

                                          SOVEREIGN BANK

                                          By ___________________________________

                                          Title ________________________________

                                                                       EXHIBIT 5

                    FORM OF OPINION OF COUNSEL TO SOVEREIGN

     Peoples shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) Sovereign and Sovereign Bank have the requisite corporate power to perform their obligations under the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan are enforceable in accordance with their respective terms and constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except to the extent enforceability, validity and the legally binding nature may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any material note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

     (b) Sovereign is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign Bank is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the business, properties, financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or where the failure to obtain such approval, consent, authorization or order would not have a material adverse effect on the consummation of the transactions contemplated by the Agreement and Plan of Merger.

     (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Certificate of Merger with the DOSS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and Peoples and of Sovereign Bank and Trenton Savings contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

     (f) The shares of Sovereign Common Stock to be issued in connection with the merger of Peoples and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

     In addition to the foregoing opinions, such counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial statements, notes to the financial statements and financial tables, financial schedules and other financial or statistical data contained therein and the stock valuation information included or incorporated by reference therein and except for any information supplied by Peoples or Trenton Savings for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan and that it is relying as to materiality as to factual matters or certificates of officers and representations of the parties to the Agreement and other factual representations of Sovereign and Sovereign Bank.

                                                                       EXHIBIT 6

                      FORM OF TAX OPINION OF STEVENS & LEE

     Sovereign and Peoples shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. The Merger will constitute a reorganization within the meaning of IRC
Section 368(a)(1)(A).

     2. Peoples and Sovereign will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. Neither Peoples nor Sovereign will recognize any gain or loss upon the transfer of Peoples's assets to Sovereign in exchange solely for Sovereign Common Stock (including any fractional share interests) and the assumption by Sovereign of the liabilities of Peoples.

     4. The basis of the Peoples assets in the hands of Sovereign will be the same as the basis of such assets in the hands of Peoples immediately prior to the Merger.

     5. The holding period of the assets of Peoples to be received by Sovereign will include the period during which the assets were held by Peoples.

     6. No gain or loss will be recognized by the shareholders of Peoples on the receipt of Sovereign Common Stock (including any fractional share interests) solely in exchange for their shares of Peoples Common Stock.

     7. The basis of the Sovereign Common Stock (including any fractional share interests) to be received by the Peoples shareholders in the Merger will be the same as the basis of the Peoples Common Stock surrendered in exchange therefor.

     8. The holding period of the Sovereign Common Stock (including any fractional share interests) to be received by the Peoples shareholders in the Merger will include the period during which the Peoples shareholders held their Peoples Common Stock, provided the shares of Peoples Common Stock are held as a capital asset on the Effective Date of the Merger.

     9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a).

     10. The Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

     11. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Peoples as of the Effective Date of the Merger. Any deficit in the earnings and profits of Sovereign or Peoples will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign will succeed to and take into account the items of Peoples described in IRC Section 381(c). Such items will be taken into account by Sovereign subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     13. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     14. Trenton Savings and Sovereign Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     15. Neither Trenton Savings nor Sovereign Bank will recognize any gain or loss upon the transfer of Trenton Savings' assets to Sovereign Bank in constructive exchange solely for Sovereign Bank Common Stock and the assumption by Sovereign Bank of the liabilities of Trenton Savings.

     16. The basis of the Trenton Savings assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of Trenton Savings immediately prior to the Bank Merger.

     17. The holding period of the Trenton Savings assets in the hands of Sovereign Bank will include the period during which such assets were held by Trenton Savings.

     18. No gain or loss will be recognized by Sovereign, as the shareholder of Trenton Savings, upon the constructive receipt of shares of Sovereign Bank Common Stock in exchange for the Trenton Savings Common Stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the Sovereign Bank Common Stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the Trenton Savings Common Stock surrendered in the constructive exchange.

     20. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Trenton Savings as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or Trenton Savings will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of Trenton Savings described in IRC Section 381(c). Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

                                                                       EXHIBIT 7

                     FORM OF OPINION OF COUNSEL TO PEOPLES

     Sovereign shall have received from counsel to Peoples, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) Peoples and Trenton Savings have the requisite corporate power to perform their obligations under the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action on the part of Peoples and Trenton Savings, and the Agreement and the Plan constitute valid and legally binding obligations of Peoples and Trenton Savings, respectively, enforceable in accordance with their respective terms, except to the extent enforceability, validity and the legally binding nature may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect, whether statutory or decisional relating to creditors' rights generally or the rights of creditors of federal savings banks and their holding companies, (ii) the exercise of judicial discretion in applying principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (iii) laws related to the safety and soundness of insured depository institutions; provided that no opinion be rendered as to the effect or availability of equitable remedies or injunctive relief. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by Peoples and Trenton Savings with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of Peoples or the charter or bylaws of Trenton Savings, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Peoples or Trenton Savings is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Peoples or Trenton Savings, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any federal banking or Delaware statute, rule or regulation applicable to Peoples or Trenton Savings.

     (b) Peoples is a corporation validly existing and in good standing under the laws of the State of Delaware. Trenton Savings is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Trenton Savings are insured to the maximum extent provided by law by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Peoples or Trenton Savings is a party which would, if determined adversely to Peoples or Trenton Savings, have a material adverse effect on the business, properties, results of operations, or financial condition of Peoples or Trenton Savings taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by Peoples or Trenton Savings of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or where the failure to obtain such consent, approval, authorization, or order would not have a material adverse effect on the consummation of the transaction contemplated by the Agreement and Plan of Merger.

     In addition to the foregoing opinions, such counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of Peoples in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements and financial tables, financial schedules and other financial or statistical data contained therein and the stock valuation information included or incorporated by reference therein and except for any information supplied by Sovereign or a party other than Peoples for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of Peoples to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Peoples or Trenton Savings or the transactions contemplated in the Agreement and the Plan and that it is relying as to materiality as to factual matters on certificates of officers' and representations of the parties to the Agreement and other factual representations of Peoples and Trenton Savings.

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated September 7, 1998, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and PEOPLES BANCORP, INC., a Delaware corporation ("Peoples").

                                   BACKGROUND

     1. Sovereign and Peoples desire to enter into an Agreement and Plan of Merger, dated September 7, 1998 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Peoples through the merger of Peoples with and into Sovereign, with Sovereign surviving the merger (the "Merger").

     2. As a condition to Sovereign to enter into the Plan, Peoples is granting to Sovereign an option to purchase up to that number of shares of common stock, no par value (the "Common Stock"), of Peoples as shall equal 19.9% of shares of Common Stock of Peoples issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Peoples, intending to be legally bound hereby, agree:

     1. Grant of Option. Peoples hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 7,225,000 shares (as adjusted as set forth herein, the "Option Shares") of Common Stock of Peoples at a price per share (as adjusted as set forth herein, the "Option Price") equal to $8.50, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock of Peoples without giving effect to any shares subject to or issued pursuant to the Option.

     2. Exercise of Option. Provided that (i) Sovereign shall not be on the date of exercise in breach of the agreements or covenants contained in the Agreement or herein, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 23, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

          (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement, letter of intent, or similar document with Peoples pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Peoples, (ii) acquire all or substantially all of the assets or liabilities of Peoples or all or substantially all of the assets or liabilities of Trenton Savings Bank, FSB, the wholly-owned subsidiary of Peoples ("Trenton Savings"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Trenton Savings; or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Peoples or all or substantially all the assets or liabilities of Trenton Savings, or any other business combination involving Peoples or Trenton Savings, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Trenton Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Peoples called to vote on the Merger, Peoples's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Peoples willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) the Board of Directors of Peoples shall (i) fail to recommend and endorse the Agreement and the transactions contemplated thereby or (ii) withdraw, modify, or change in a manner adverse to Sovereign its approval or recommendation of the Agreement and the transactions contemplated thereby, or (iii) recommend or endorse an Acquisition Transaction (as defined in Section 4.06 of the Agreement); or

          (f) Peoples breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

     If more than one of the transactions giving rise to a Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Peoples or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

     Notwithstanding the foregoing, the obligation of Peoples to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate)
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for Peoples to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

     Peoples shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Peoples shall not be a condition to the right of Sovereign to exercise the Option. Subject to compliance with the applicable banking and securities laws or regulations, Peoples will not take any action which would have the effect of preventing or disabling Peoples from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Peoples (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

     3. Repurchase of Option by Peoples.

     (a) At the request of Sovereign at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, Peoples shall repurchase from Sovereign (x) the Option and (y) all shares of Common Stock purchased by Sovereign pursuant hereto with respect to which Sovereign then has beneficial ownership. The date on which Sovereign exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by Sovereign for any shares of Common Stock acquired pursuant to the Option with respect to which Sovereign then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Sovereign for each share of Common Stock with respect to which the Option has been exercised and with respect to which Sovereign then has beneficial ownership, multiplied by the number of such shares.

     (b) If Sovereign exercises its rights under this Section 3, Peoples shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to Sovereign in immediately available funds, and contemporaneously with such payment, Sovereign shall surrender to Peoples the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which Sovereign then has beneficial ownership, and Sovereign shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, Sovereign shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that Peoples deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of Peoples's proposed repurchase pursuant to this Section 3, Peoples shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, Peoples shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Sovereign shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Sovereign shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Sovereign shall notify Peoples of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Peoples's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Peoples as determined by a nationally-recognized investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Sovereign and reasonably acceptable to Peoples, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 15% or more of the then-outstanding shares of Common Stock, (ii) Peoples shall have merged or consolidated with any person, other than Sovereign or an affiliate of Sovereign, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Sovereign or an affiliate of Sovereign, shall have merged into Peoples and Peoples shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of Peoples or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) Peoples shall have sold or otherwise transferred more than 15% of its consolidated assets to any person, other than Sovereign or an affiliate of Sovereign.

     4. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to Peoples of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Peoples, (b) Peoples will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

          "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Peoples Corp. receives an opinion of counsel reasonably acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

     5. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, Peoples shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Peoples shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Peoples shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Peoples delivers to Peoples and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Peoples may delay any registration of Option Shares above for a period not exceeding 90 days in the event that Peoples shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Peoples. Sovereign shall provide all information reasonably requested by Peoples for inclusion in any registration statement to be filed hereunder. In connection with such filing, Peoples shall use its commercially reasonable efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. Peoples shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request.

     All reasonable expenses incurred by Peoples in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Peoples and blue sky fees and expenses, shall be paid by Peoples. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Peoples shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Peoples will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Peoples will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Peoples to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Peoples for any legal or other expense reasonably incurred by Peoples in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     7. Filings and Consents. Each of Sovereign and Peoples will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement.

Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Schedule 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

     8. Representations and Warranties of Peoples. Peoples hereby represents and warrants to Sovereign as follows:

          (a) Due Authorization. Peoples has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Peoples. This Stock Option Agreement constitutes a legal, valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (b) Authorized Shares. Peoples has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

     9. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to Peoples that Sovereign has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Sovereign or its assignee agrees to execute a standard investment representation letter with respect to its acquisition of any Peoples securities acquired in connection with this transaction.

     10. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     11. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     12. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign subject to compliance with applicable securities laws. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

     13. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     14. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

     15. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                                (i) If to Sovereign, to:

                                    Sovereign Bancorp, Inc.
                                    1130 Berkshire Boulevard
                                    Wyomissing, Pennsylvania 19610

                                    Attention: Jay S. Sidhu
                                               President and Chief Executive
                                               Officer

                                    Telecopy No.: (610) 320-8448

                                    with a copy to:

                                    Stevens & Lee
                                    111 North Sixth Street
                                    P.O. Box 679
                                    Reading, Pennsylvania 19603

                                    Attention: Joseph M. Harenza, Esquire
                                               David W. Swartz, Esquire

                                    Telecopy No.: (610) 376-5610

                                (ii) If to Peoples, to:

                                     Peoples Bancorp, Inc.
                                     134 Franklin Corner Road
                                     Lawrenceville, New Jersey 08648

                                     Attention: Wendell T. Breithaupt
                                                President and Chief Executive
                                                Officer

                                     Telecopy No.: (609) 844-9636

                                     with copies to:

                                     Luse Lehman Gorman Pomerenk & Schick
                                     5335 Wisconsin Avenue, N.W.
                                     Suite 400
                                     Washington, D.C. 20015

                                     Attention: John J. Gorman, Esquire
                                                Kenneth R. Lehman, Esquire

                                     Telecopy No.: (202) 362-2902

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     16. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

     17. Captions. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     18. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

     19. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

     20. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

     22. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

     23. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or
(B) termination of the Agreement in accordance with the terms thereof, except that if (i) the Agreement is terminated by Sovereign pursuant to any of Sections 6.01(b)(i), 6.01(d), or 6.01(e) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of Peoples to perform or observe its agreements set forth in the Agreement required to be performed or observed by Peoples prior to the Closing Date (as defined in the Agreement) and further provided that the breach specified in Section 6.01(e) of the Agreement shall result from a willful action taken by Peoples), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement or (ii) the Agreement is terminated as a result of the failure of Peoples shareholders to approve the Agreement following either a withdrawal or modification by a director of Peoples of a prior recommendation to approve the Agreement or a failure of a director of Peoples to recommend approval of the Agreement, this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.

                                  By /S/ JAY S. SIDHU
                                     -------------------------------------
                                     Jay S. Sidhu,
                                     President and Chief Executive Officer

                                  PEOPLES BANCORP, INC.

                                  By /S/ WENDELL T. BREITHAUPT
                                     -------------------------------------
                                     WENDELL T. BREITHAUPT,
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                         ANNEX C

                                  May 28, 1999

The Board of Directors
Peoples Bancorp, Inc.
134 Franklin Corner Road
Lawrenceville, NJ 08648

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the "Shares") of Peoples Bancorp, Inc. ("Peoples") of the exchange ratio of .80 shares of Sovereign Bancorp, Inc. ("Sovereign") to be received for each Share (the "Exchange Ratio") in the proposed merger (the "Proposed Merger") by and between Peoples and Sovereign as set forth in the Agreement and Plan of Merger dated September 8, 1998 (the "Merger Agreement").

     Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Peoples and Sovereign and reviewed certain internal financial analyses and forecasts prepared by the management of Peoples and Sovereign, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of Peoples and Sovereign, (iv) studied and analyzed the consolidated financial and operating data of Peoples and Sovereign, (v) considered the terms and conditions of the Proposed Merger between Peoples and Sovereign as compared with the terms and conditions of comparable thrift and thrift holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Peoples' and Sovereign's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this proxy statement/prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our opinion is given in reliance on information and representations made or given by Peoples and Sovereign, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Peoples and Sovereign including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Peoples and Sovereign nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of Peoples or Sovereign, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

     With regard to financial and other information relating to the general prospects of Peoples and Sovereign, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of Peoples and Sovereign as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For Peoples and Sovereign, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either Peoples or Sovereign. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Peoples or Sovereign.

     Our opinion is based upon information provided to us by the management of Peoples and Sovereign, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the Exchange Ratio, is for the information of the Board of Directors of Peoples in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Peoples and does not constitute a recommendation to Peoples shareholders as to how such shareholders should vote on the Proposed Merger. We are not expressing any opinion as to the actual value of Sovereign common stock when issued pursuant to the Proposed Merger or the prices at which Sovereign common stock will trade subsequent to the Proposed Merger.

     Based on the foregoing, it is our opinion that, as of the date hereof that the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of Shares.

                                          Sincerely,

                                          BERWIND FINANCIAL, L.P.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21.  Exhibits and Financial Statement Schedules.

        (a)  Exhibits.

               2.1 Agreement and Plan of merger dated as of September 7, 1998, between Sovereign Bancorp, Inc. and Peoples Bancorp, Inc.
                    (included as Annex A to the Proxy Statement Prospectus).
                    Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

               2.2  Stock Option Agreement dated September 7, 1998, between
                    Sovereign Bancorp, Inc. and Peoples Bancorp, Inc. (included as Annex B to the proxy statement/prospectus).

               3.1  Articles of Incorporation, as amended, of Sovereign Bancorp,
                    Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended
                    December 31, 1995.)

               3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1998.)

               4.1 Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign
                    Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

               5.1  Opinion of Stevens & Lee re: Validity.

               8.1  Opinion of Stevens & Lee re: tax matters.

              10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)**

              10.2  Sovereign Bancorp, Inc. Employee Stock Purchase Plan.
                    (Incorporated by reference to Exhibit 4.1 to Sovereign's
                    Registration Statement No. 33-44108 on Form S-8.)**

              10.3  Agreement dated as of March 1, 1997, between Sovereign
                    Bancorp, Inc., Sovereign Bank, and Jay S. Sidhu.
                    (Incorporated by reference to Exhibit 99.1 of Sovereign's
                    Quarterly Report on Form 10-Q for the quarter ended March
                    31, 1997, as amended).**

              10.4  Agreement dated as of May 1, 1997, between ML Bancorp, Inc.
                    (a predecessor company of Sovereign Bancorp, Inc.) and Dennis S. Marlo. (Incorporated by Reference to Exhibit 10.4 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)**

              10.5  Agreement dated as of September 15, 1992, between Sovereign
                    Bank, a Federal Savings Bank, and Lawrence M. Thompson, Jr.
                    (Incorporated by reference to Exhibit 10.5 of Sovereign's
                    Annual Report on Form 10-K for the fiscal year ended
                    December 31, 1997.)**

              10.6  Penn Savings Bank Senior Officer Incentive Plan.
                    (Incorporated by reference to Exhibit 10.6 to Sovereign's
                    Annual Report on Form 10-K for the fiscal year ended
                    December 31, 1994.)**

             10.11  Rights agreement dated September 19, 1989, between Sovereign
                    Bancorp, Inc. and Harris Trust Company of New York.
                    (Incorporated by reference to Exhibit 4.3 to Sovereign's
                    Registration Statement No. 33-89586 on Form S-8.)

             10.12  Sovereign Bancorp, Inc. Non-Employee Director Incentive
                    Compensation Plan. (Incorporated by reference to Exhibit
                    10.12 to Sovereign's Registration Statement No. 33-43195 on
                    Form S-1.)**

             10.13  Indemnification Agreement dated December 21, 1993, between
                    Sovereign Bank and Jay S. Sidhu. (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on
                    Form 10-K for the year ended December 31, 1993).**

             10.14  Employment Agreement dated as of August 8, 1998, between
                    Charter Federal Savings Bank and Patrick J. Petrone.
                    (Incorporated by reference to Exhibit 10.23 to Sovereign's
                    Annual Report on Form 10-K for the fiscal year ended
                    December 31, 1994.)

             10.15 Amendment to Employment Agreement between Patrick J. Petrone and Charter Federal Savings Bank, dated October 17, 1994.
                    (Incorporated by reference to Exhibit 2.2 of Amendment No. 1 of Sovereign's Registration Statement on Form 8-A.)

             10.16  Amendment to Rights Agreement, dated as of September 27,
                    1995, between Sovereign Bancorp, Inc. and Chemical Bank, as successor to Harris Trust Company of New York, as Rights
                    Agent. (Incorporated by reference to Exhibit 2.2 of Amendment No. 1 of Sovereign's Registration Statement on
                    Form 8-A.)

             10.17  Sovereign Bancorp, Inc. 1997 Non-Employee Directors' Stock
                    Option Plan. (Incorporated by reference to Exhibit "A" to
                    Sovereign's definitive proxy statement dated March 16, 1998.)

             10.18  Sovereign Bancorp, Inc. 1996 Stock Option Plan.
                    (Incorporated by reference to Exhibit "A" to Sovereign's definitive proxy statement dated March 15, 1996.)

              23.1  Consent of Ernst & Young LLP, Independent Auditors.

              23.2  Consent of KPMG LLP, Independent Auditors (relating to
                    Peoples' Financial Statements).

              23.3  Consent of KPMG LLP, Independent Auditors (relating to First
                    State Financial Services, Inc.'s Financial Statements).

              23.4  Consent of KPMG LLP, Independent Auditors (relating to
                    Bankers Corp. Financial Statements).

              23.5  Consent of KPMG LLP, Independent Auditors (relating to ML
                    Bancorp, Inc. Financial Statements).

              23.6  Consent of Arthur Andersen, LLP, Independent Auditors
                    (relating to First Home Bancorp, Inc.).

              23.7  Consent of PricewaterhouseCoopers LLP, Independent Auditors
                    (relating to Carnegie Bancorp).

              23.8  Consent of Berwind Financial, L.P.

              24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).

              99.1  Form of Opinion of Berwind Financial, L.P. dated May 28,
                    1999 (included as Annex C to proxy statement/prospectus).

              99.2  Form of Proxy for the Special Meeting of Stockholders of
                    Peoples Bancorp, Inc.

------------------
** Denotes management contract or compensatory contract, plan or arrangement.

        (b)  Financial Statement Schedules.

     None required.

Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on April 22, 1999.

                                          SOVEREIGN BANCORP, INC.
                                          (Registrant)

                                          By: /s /  JAY S. SIDHU
                                              ---------------------------------
                                              Jay S. Sidhu,
                                              President and Chief Executive
                                              Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Dennis S. Marlo, Joseph M. Harenza, and David W. Swartz and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           SIGNATURE                                   TITLE                            DATE
           ---------                                   -----                            ----
/s /  RICHARD E. MOHN                 Chairman and Director                        April 22, 1999
--------------------------------
Richard E. Mohn

/s /  JAY S. SIDHU                    Director, President and Chief Executive      April 22, 1999
--------------------------------      Officer (Principal Executive Officer)
Jay S. Sidhu

/s /  RHODA S. OBERHOLTZER            Director                                     April 22, 1999
--------------------------------
Rhoda S. Oberholtzer

/s /  PATRICK J. PETRONE              Director                                     April 22, 1999
--------------------------------
Patrick J. Petrone

/s /  DANIEL K. ROTHERMEL             Director                                     April 22, 1999
--------------------------------
Daniel K. Rothermel

/s /  CAMERON C. TROILO               Director                                     April 22, 1999
--------------------------------
Cameron C. Troilol

/s /  G. ARTHUR WEAVER                Director                                     April 22, 1999
--------------------------------
G. Arthur Weaver

/s /  DENNIS S. MARLO                 Chief Financial Officer                      April 22, 1999
--------------------------------
Dennis S. Marlo

/s /  MARK R. MCCOLLOM                Chief Accounting Officer                     April 22, 1999
--------------------------------
Mark R. McCollom

                                 EXHIBIT INDEX

NUMBER                             DESCRIPTION
------                             -----------
 5.        Opinion of Stevens & Lee re: Validity.

 8.1       Opinion of Stevens & Lee re: tax matters.

23.1       Consent of Ernst & Young LLP, Independent Auditors.

23.2       Consent of KPMG LLP, Independent Auditors (relating to
           Peoples' Financial Statements).

23.3       Consent of KPMG LLP, Independent Auditors (relating to First
           State Financial Services, Inc. Financial Statements).

23.4       Consent of KPMG LLP, Independent Auditors (relating to
           Bankers Corp. Financial Statements).

23.5       Consent of KPMG LLP, Independent Auditors (relating to ML
           Bancorp, Inc. Financial Statements).

23.6       Consent of Arthur Andersen, LLP, Independent Auditors
           (relating to First Home Bancorp, Inc.).

23.7       Consent of PricewaterhouseCoopers LLP, Independent Auditors
           (relating to Carnegie Bancorp).

23.8       Consent of Berwind Financial, L.P.

99.2       Form of Proxy for the Special Meeting of Stockholders of
           Peoples Bancorp, Inc.

                                    Peoples
                                 Bancorp, Inc.